As filed with the Securities and Exchange Commission on May 28, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	20-2903491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2300 NW Corporate Boulevard
Suite 123
Boca Raton, Florida 33431
(561) 995-7313
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Fater
Chief Executive Officer
Vicor Technologies, Inc.
2300 NW Corporate Boulevard
Suite 123
Boca Raton, Florida 33431
(561) 995-7313
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Leonard H. Bloom, Esq.
Laura M. Holm, Esq.
Esther L. Moreno, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price(1)	Fee(2)
Common Stock, par value $0.001 per share	—	—	—	—
Warrants to purchase Common Stock	—	—	—	—
Common Stock, issuable upon exercise of Warrants(3)	—	—	—	—
Total	—	—	$10,000,000	$713.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminant number of additional shares of common stock as may be issuable upon exercise of warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2010

PROSPECTUS

UNITS, EACH CONSISTING OF
SHARE(S) OF COMMON STOCK AND
WARRANT(S) TO PURCHASE           SHARE(S) OF COMMON STOCK

We are offering up to           units, each consisting of           share(s) of our common stock and           warrant(s) to purchase           share(s) of our common stock at an exercise price of $      per share, subject to adjustment. The warrants will be exercisable on or after the closing date of this offering through and including the close of business on          , 20  .

There may be one or more closings of the offering. The units will not be certificated and upon a closing of the offering, all common stock and warrants sold as units will separate and the common stock and the warrants will be separately transferable.

Our common stock is presently quoted on the Over-the-Counter Bulletin Board, or OTC Bulletin Board, under the symbol “VCRT.OB.” We do not intend to apply for listing of the warrants on any securities exchange. On May 25, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $0.80.

Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 4 as well as those set forth in any prospectus supplement.

	Per Unit	Total

Offering Price per unit	$	$
Placement Agents’ fees	$	$
Offering Proceeds before expenses	$	$

          and           have agreed to act as our placement agents in connection with this offering. In addition,          may engage one or more sub-placement agents or selected dealers. The placement agents are not purchasing the securities offered by us, and are not required to sell any specific number or dollar amount of units, but will assist us in this offering on a reasonable “best efforts” basis to sell the securities offered. We have agreed to pay the placement agents a cash fee equal to     % of the gross proceeds of the offering of units by us and to issue to the placement agents warrants to purchase shares of our common stock equal to     % of the aggregate number of shares of common stock included in units sold in the offering. The placement agent warrants will have terms substantially similar to the warrants included in units offered hereby, except that the placement agent warrants will have a term of           years from a closing of the sale of units and will otherwise comply with FINRA Rule 5110 (g)(1). We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $     . Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page    of this prospectus for more information on this offering and the placement agent arrangements.

This offering will terminate on          , unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

As Placement Agents

The date of this prospectus is          , 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agents have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the placement agents, and neither we nor the placement agents accept any liability in relation thereto.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our units. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but the statement of expectation or belief may not be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors, many of which may be unforeseen, including:

•	our history of operating losses and relatively low cash position relative to our anticipated cash needs;

•	our ability to obtain additional funds to sustain our business on acceptable terms or at all;

•	our ability to obtain FDA approval for specific medical claims for our products;

•	our ability to achieve broad market acceptance of our technology;

•	our ability to manufacture, market and sell our products effectively;

•	our ability to protect our proprietary technology;

•	the ability of others to develop, obtain approval of and commercialize products quicker or more successfully than us;

•	technological changes impacting our industry that may lead to our technologies becoming obsolete;

•	any future litigation regarding our business, including intellectual property and product liability claims;

•	legal and regulatory changes affecting the medical device industry, including changes impacting reimbursement for medical devices; and

•	general economic and business conditions.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 4 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, the forward-looking statements in this prospectus and any prospectus supplement may not prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard any forward-looking statement as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Individuals who participate in this offering are urged to read this entire prospectus carefully. An investment in the units offered hereby involves a high degree of risk. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the projected results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in “Risk Factors.” “We”, “our”, “ours”, or “us”, when used herein, refer to Vicor Technologies, Inc., including subsidiaries and predecessors, except where it is clear that the term refers only to Vicor Technologies, Inc.

Overview

Our Business

We are a medical diagnostics company, originally incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc., focused on commercializing noninvasive diagnostic technology products based on our patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm and software facilitates the ability to accurately risk stratify a specific target population to predict future pathological events, such as cardiac death (which includes arrhythmic death and congestive heart failure death), imminent death from trauma and autonomic nervous system dysfunction. We believe that the PD2i® Algorithm and software represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign. We are currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithim: the PD2i Analyzertm (sometimes referred to as the PD2i Cardiac Analyzertm) and the PD2i-VSTM (Vital Sign). It is also anticipated that the PD2i® Algorithm and software applications will allow for the early detection of Alzheimer’s Disease and other disorders and diseases.

Our first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration or FDA on December 29, 2008. It displays and analyzes electrocardiographic (ECG) information and measures heart rate variability, or HRV, in patients at rest and in response to controlled exercise and paced respiration. The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph (ECG) signal, and measure R-wave intervals. The clinical significance of HRV and other parameters must be determined by a physician. We commenced sales of the PD2i Analyzertm in January 2010. We also entered into an exclusive distribution agreement with VF Medical, LLC, a medical products distribution company which we refer to as VF Medical, for South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within the designated territory. We are seeking other distributors and have begun hiring sales personnel in selected geographic areas.

The PD2i Analyzertm consists of a private-label digital electrocardiograph device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. The PD2i Analyzertm accesses the internet and sends recorded electrocardiograph files to our remote server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then provided to the physician in an electronic health record together with a report and information which the physician can use to bill both public and private insurers utilizing established Current Procedural Terminology Codes, known as CPT Codes. Vicor bills the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device. We anticipate making various submissions to the FDA for marketing clearance for the PD2i Analyzertm for additional medical claims related to cardiology, imminent death from trauma and possibly the diagnosis of diseases related to autonomic nervous system dysfunction. Approval from the FDA would allow us to expand and accelerate our marketing efforts.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and their explanatory notes and the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in the units. The consolidated statement of operations data for the two years ended December 31, 2009 and 2008 and consolidated balance sheet data as of December 31, 2009 and 2008 is derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2010 and 2009 and for the period from August 4, 2000 (inception) to March 31, 2010 and consolidated balance sheet data as of March 31, 2010 and 2009 is derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of results to be expected in future periods.

					Period from
					August 4, 2000
			Three Months Ended		(Inception)
	Years Ended December 31,		March 31,		to March 31,
	2009	2008	2010	2009	2010

Statement of Operations Data:
Revenues	$—	$—	$100,000	$—	$944,000
Operating expenses	7,321,000	6,727,000	2,056,000	852,000	55,571,000
Net loss	(5,164,000)	(6,727,000)	(2,073,000)	(1,146,000)	(52,587,000)
Balance Sheet Data:
Cash	$544,000	$182,000	$308,000	$268,000	—
Total assets	1,048,000	476,000	946,000	589,000	—
Total liabilities	7,658,000	2,434,000	8,900,000	5,730,000	—
Net capital deficiency	(6,610,000)	(1,958,000)	(7,954,000)	(1,951,000)	—

Recent Developments

On May 19, 2010, we announced the initial results of a study designed to analyze data from the Merte Subita en Insufficiencia Cardiaca (MUSIC) Trial using our PD2i® algorithm and software. The study, titled “Prognostic Significance of Point Correlation Dimension Algorithm (PD2i) in Chronic Heart Failure,” was conducted under a collaborative agreement with the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona. The goal of the study was to evaluate the ability of our PD2i® nonlinear algorithm to predict cardiac events in the 537 chronic heart failure patients enrolled in the MUSIC Trial. MUSIC Trial participants were followed for an average period of 44 months. The conclusion of the University of Rochester researchers who conducted the study is that the PD2i® nonlinear algorithm and software is predictive of total mortality, cardiac death, and heart failure death in patients with left ventricular ejection fraction of less than or equal to 35%, which refers to the percentage of blood pumped out of the left ventricle with each heart beat. With a P value of 0.004 the study results are highly statistically significant. Researchers from the University of Rochester and our scientists are studying these initial results to determine whether the resulting data will support a 510(k) submission to the FDA for a marketing claim. We believe that the results from this trial may broaden the market for the PD2i Analyzertm as a diagnostic tool that will significantly contribute to cardiologists in their assessment of treatment options for heart failure patients.

Our Principal Executive Offices

Our executive offices are located at 2300 NW Corporate Boulevard, Suite 123, Boca Raton, Florida 33431. Our telephone number is (561) 995-7313. Our website is www.vicortech.com. Information on our website is not part of this prospectus.

THE OFFERING

Securities Offered:	Up to units. Each unit will consist of share(s) of our common stock and warrant(s) to purchase share(s) of our common stock. The units will not be certificated and the common stock and warrants will be immediately separable and will be separately transferable immediately upon issuance.
Offering Price:	$ per unit.
Description of Warrants:	The warrants will be exercisable on or after the applicable closing date of this offering through and including the close of business on , 20 at an exercise price of $ per share.
Common Stock Outstanding
Before the Offering:	45,552,834(1) shares
Common Stock Outstanding
After the Offering:	shares(2)
Use of Proceeds:	We expect to use the proceeds received from the offering for the following purposes: (i) the repayment of bank debt, (ii) to increase staffing, including sales and marketing personnel, (iii) to build-up our inventory, and (iv) for general corporate purposes, including working capital needs. See “Use of Proceeds” beginning on page 13 of this prospectus for additional information.
Risk Factors:	See “Risk Factors” beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

(1)	Based on 45,552,834 shares outstanding on May 25, 2010 and excludes:

• 3,365,000 shares of common stock issuable upon exercise of outstanding stock options;

• 15,521,842 shares of common stock issuable upon exercise of outstanding warrants;

• approximately 200,000 shares of common stock reserved for issuance upon conversion of the Series A Convertible Preferred Stock;

• approximately 6,000,000 shares of common stock reserved for issuance upon conversion of the Series B Junior Convertible Cumulative Preferred Stock;

• approximately 2,230,000 shares of common stock reserved for issuance upon conversion of the 8% Subordinated Convertible Notes; and

• approximately 275,000 shares of common stock reserved for issuance upon conversion of the 12% Convertible Notes.

(2)	Based on 45,552,834 shares outstanding on May 25, 2010 and includes:

• approximately 6,000,000 shares of common stock issuable upon the mandatory conversion of the Series B Junior Convertible Cumulative Preferred Stock triggered by this offering;

• approximately 2,230,000 shares of common stock issuable upon the mandatory conversion of the 8% Subordinated Convertible Notes triggered by this offering; and

• approximately 275,000 shares of common stock issuable upon the mandatory conversion of the 12% Convertible Notes triggered by this offering.

This number excludes:

• 3,365,000 shares of common stock issuable upon exercise of outstanding stock options;

• 15,521,842 shares of common stock issuable upon exercise of outstanding warrants;

• approximately 200,000 shares of common stock reserved for issuance upon conversion of the Series A Convertible Preferred Stock;

• shares of common stock issuable upon exercise of the warrants included in the offered units; and

• shares of common stock issuable upon the exercise of the placement agent warrants.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and all information contained in this prospectus, before you decide whether to purchase our securities. Additional risks and uncertainties not currently known to us that we currently do not deem material may also become important factors that may materially and adversely affect our business. The occurrence of any of the following risks could cause our business, results of operations, financial condition and prospects to materially suffer and the market price of our stock to decline, and you may lose part or all of your investment.

Risks related to our business

We have incurred significant operating losses since inception that raise doubts about our ability to continue as a going concern.

We have a history of operating losses. We are a developmental stage company that is still in the process of developing new and unproved technologies. We have incurred significant net losses since our inception, including net losses of approximately $7.3 million in 2002, $9.2 million in 2003, $3.4 million in 2004, $4.2 million in 2005, $4.6 million in 2006, $6.1 million in 2007, $8.5 million in 2008, $6.6 million in 2009 and $1.1 million for the three months ended March 31, 2010. As of March 31, 2010, we had an accumulated deficit of approximately $55.9 million. The extent of our future operating losses and the timing of our profitability are highly uncertain, and we may never generate sufficient revenues to achieve or sustain profitability. Based on funds available to us as of December 31, 2009 our independent auditors expressed doubt about our ability to continue as a going concern if we are unable to raise additional funds. If we are unable to successfully implement our financing strategy and develop commercially successful products, we will not generate sufficient revenues to achieve profitability and may be forced to cease operations.

We are a development stage company and we may be unable to successfully commercialize any products.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the development and commercialization of new technologies, particularly companies targeting markets characterized by complex regulatory issues. In particular, medical devices, such as the PD2i Analyzertm, require CPT codes and agreed-upon reimbursement levels in order to achieve widespread physician use and drive significant revenue. While established CPT codes with adequate levels of reimbursement exist, we still may not generate significant revenues or achieve and sustain profitability because our products may not be accepted in the marketplace. Our limited operating history in new product areas makes the prediction of future results of operations extremely difficult.

We have never generated, and we may never generate, positive operating cash flow.

Our business operations do not generate positive cash flow and we do not currently receive revenues from other sources, such as licensing fees, revenues from grants or consulting fees. Depending upon the extent of revenue derived from these sources, if any, as well as revenues generated from the sale of the PD2i Analyzertm and related test fees, we may not be able to generate sufficient cash flow to cover operating expenses. We cannot predict or guarantee when our products will generate sufficient revenue to achieve positive operating cash flow.

Our cash position is very low relative to our anticipated cash needs.

As of March 31, 2010 we had a cash balance of approximately $308,000. This is substantially less than our projected short-term cash requirements (including fixed costs and projected future costs). There can be no guaranty that we can raise additional funds from sales of our equity or debt securities on terms that are acceptable to us or otherwise generate sufficient revenue to maintain our operations. Our inability to obtain such funds would have a material adverse effect on the Company’s financial condition and operations.

We may be unable to obtain additional funds necessary to sustain our business on acceptable terms or at all, which would harm our business and may require us to significantly curtail or cease our operations.

We need substantial capital to fund our business operations and finance our working capital requirements for the long-term. We have experienced significant negative cash flow from operations to date and expect to continue to experience significant negative cash flow in the future. We need additional funds to sustain and expand our research and development activities, our collaborative arrangements and commence our sales and marketing activities. Adequate funds for these and other purposes on acceptable terms, whether through additional equity financing, debt financing or other sources, may not be available when needed, or may result in significant dilution to existing stockholders. Our inability to obtain sufficient funds from operations and external sources will have a material adverse effect on our business, results of operations and financial condition. If we are unable to raise additional funds, we will be forced to significantly curtail or cease our operations. Our ability to issue debt securities or to service any debt may also be limited by our inability to generate cash flow.

We are developing and attempting to commercialize new and unproven technologies.

We primarily work with and develop new technologies that have not been proven for commercial application. The validation of these technologies for commercial application will require substantial additional capital investment and a significant amount of work. Additionally, many of the products and services that we contemplate developing may prove unsuitable for commercial application. We cannot be certain that any such products or services will be able to be commercialized and sold successfully, or at all.

The results of clinical studies may not support the usefulness of our technology.

Conducting clinical trials is a long, expensive and uncertain process that is subject to delays and failure at any stage. Clinical trials can take months or years. The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, (1) the FDA may not approve a clinical trial protocol or a clinical trial, or may place a clinical trial on hold; (2) subjects may not enroll in clinical trials at the rate we expect and subjects may not be followed up at the rate we expect; (3) subjects may experience events unrelated to our products; (4) third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner; (5) interim results of any of our clinical trials may be inconclusive or negative; (6) regulatory inspections of our clinical trials may require us to undertake corrective action or suspend or terminate them if investigators find us not to be in compliance with regulatory requirements; or (7) governmental regulations or administrative actions may change and impose new requirements, particularly on reimbursement.

Results of pre-clinical studies do not necessarily predict future clinical trial results and previous clinical trial results may not be repeated in subsequent medical trials. We may experience delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or early clinical testing. In addition, the data obtained from clinical trials may be inadequate to support approval or clearance of a submission. The FDA may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate the safety and effectiveness of the product candidate. The FDA may also require us to conduct additional pre-clinical studies or clinical trials which could further delay approval of our products. If we are unsuccessful in receiving FDA approval of a product, we would not be able to sell or promote the product in the United States, which could seriously harm our business. Moreover, we face similar risks in other jurisdictions in which we may sell or propose to sell our products.

If third-party contract research organizations do not perform their responsibilities in an acceptable and timely manner, our pre-clinical testing or clinical trials could be delayed or prove unsuccessful.

We do not have the ability to conduct all aspects of pre-clinical testing or clinical trials ourselves. We rely and will continue to rely on clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with pre-clinical testing or clinical trials. The failure of any of these vendors to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical and laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials and, ultimately, the timely advancement of our development programs.

Our ability to operate effectively could be impaired if we were to lose the services of our key personnel, or if we were unable to recruit key personnel in the future.

Our success will depend to a significant extent on the skills and efforts of David H. Fater, Dr. Jerry M. Anchin, Dr. James Skinner, Dr. Daniel Weiss and Lloyd Chesney. We have entered into employment agreements with Messrs. Fater and Chesney and Drs. Anchin, Skinner and Weiss. Nevertheless, employment agreements do not assure the services of such personnel. Despite employment and noncompetition agreements, our employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional qualified employees in the future. Competition for such personnel is intense and we will compete for qualified personnel with numerous other employers, many of whom have greater financial and other resources than we do. In addition, we may incur significantly increased costs in order to attract and retain skilled employees. The loss of one or more key employee could have a material adverse effect on our business.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

As a publicly traded company, we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal controls over financial reporting. Although we have reviewed our disclosure controls and internal controls and procedures in order to determine whether they are effective, our controls and procedures may be unable to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, make it difficult for us to ensure that their objectives are met. A failure of our controls and procedures to detect material errors or fraud, could seriously harm our business and results of operations.

We are subject to risks in connection with the impact of changes in international, national and local economic and market conditions.

Our business is subject to risks in connection with the impact of changes in international, national and local economic and market conditions. Beyond the risks of doing business internationally, there is also the potential impact of changes in the international, national and local economic and market conditions, including the effects of a global financial or credit crisis, and the effects of terrorist acts and the war on terrorism, which could impact customers’ ability to pay for our products.

If we sell our products in international markets, we will experience additional risks associated with these sales, which include:

•	political and economic instability;

•	export controls;

•	changes in legal and regulatory requirements;

•	United States and foreign government policy changes affecting the markets for our products; and

•	changes in tax laws and tariffs.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition. We may choose to sell our products in international markets through independent distributors. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as a substantial disruption in operations and a resulting loss of revenue.

Risks Related To Regulatory Matters

The medical device and pharmaceutical industries are subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

Our Diagnostic Platform.  Our PD2i Analyzertm received 510(k) marketing clearance from the FDA on December 29, 2008. This clearance enables us to market this product and generate revenue. Our products for specific medical claims, however, can only be directly marketed to physicians by submitting additional 510(k) applications to the FDA supported by satisfactory clinical trial results. However, the results of our clinical trials may not provide sufficient evidence to allow the FDA to grant us such additional marketing clearances. The failure to obtain FDA marketing clearance for these specific medical claims would have a material adverse effect on our business.

Medical devices are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States, and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance from the FDA for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product.

Our Drug Platform.  None of our drug product candidates have been approved by any governmental regulatory agency, including the FDA. Our research, development, pre-clinical and, to the extent that we undertake the New Drug Application process (“NDA”) itself, clinical trial activities, are subject to an extensive regulatory approval process by the FDA. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any regulatory approvals may contain limitations on the indicated usage of a drug, distribution restrictions or may be conditioned on burdensome post-approval study or other requirements, including the requirement that we or our pharmaceutical licensees institute and follow a special risk management plan to monitor and manage potential safety issues, all of which may eliminate or reduce the drug’s market potential. Post-market evaluation of a product could result in marketing restrictions or withdrawal from the market. Any or all of our drug product candidates may not receive FDA approval, even if we resume research and development activities.

If we seek to market our products in foreign jurisdictions, we may need to obtain regulatory approval in these jurisdictions.

In order to market our products in the European Union and many other foreign jurisdictions, we may need to obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval procedures vary among countries (except with respect to the countries that are part of the European Economic Area) and can involve additional clinical testing. The time required to obtain approval may differ from that required to obtain FDA approval. Should we decide to market our products abroad, we may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may be unable to file for, and may not receive, necessary regulatory approvals to commercialize our products in any foreign market, which could adversely affect our business prospects.

Changes in healthcare reimbursement systems in the U.S. and abroad could affect our revenues and profitability.

The Federal government is considering ways to change, and has changed, the manner in which healthcare services are provided and paid for in the U.S. Occasionally, the U.S. Congress passes laws that impact reimbursement for healthcare services, including reimbursement to hospitals and physicians. States may also enact legislation that impacts Medicaid payments to hospitals and physicians. In addition, Centers For Medicare and Medicaid Services, the federal agency responsible for administering the Medicare program, establishes payment levels for hospitals and physicians on an annual basis, which can increase or decrease payments to such entities.

In particular, the recently passed health care reform legislation and the American Recovery and Reinvestment Act of 2009 (also known as the Stimulus Package) affects funding for and in many instances regulates healthcare treatment and strategies. It is unclear what effect, if any, these pieces of legislation or any other future legislation would have on our business.

Internationally, medical reimbursement systems vary significantly from country to country, with some countries limiting medical centers’ spending through fixed budgets, regardless of levels of patients and treatment, and other countries requiring application for, and approval of, government or third-party reimbursement. Even if we succeed in bringing our products to market, uncertainties regarding future healthcare policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities and at profitable prices.

If we promote the off-label use of the PD2i AnalyzerTM, we could be subject to fines and penalties from the FDA or other regulatory agencies.

If the FDA or another regulatory agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil and/or criminal penalties. The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. If the FDA or another regulatory agency determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Although our policy is to refrain from statements that could be considered off-labeled promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion.

We must comply with healthcare “fraud and abuse” laws, and we could face substantial penalties for non-compliance and be excluded from government healthcare programs, which would adversely affect our business, financial condition and results of operations.

Our business is regulated by laws pertaining to healthcare fraud and abuse, including:

•	the Federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the furnishing, recommending, or arranging for, a good or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid; and

•	state law equivalents to the Anti-Kickback Statute, which may not be limited to government-reimbursed items.

If our operations are found to be in violation of any of these or similar laws or regulations, we or our officers may face significant civil and criminal penalties, damages, fines, imprisonment and exclusions from the Medicare and Medicaid programs. Any violations may lead to curtailment or restructuring of our operations which could adversely affect our ability to operate our business and our financial results. The risk of being found in violation of these laws, is increased by the fact that many of these laws are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. If enforcement action were to occur, our reputation and our business and financial condition may be harmed, even if we were to prevail or settle the action. Similarly, if the physicians or other providers or entities with whom we do business are found not to comply with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Risks Related to the Market for Our Products

Our ability to compete successfully and achieve future revenue will depend on our ability to protect our proprietary technology.

It is possible that no further patents will be issued for our potential applications and that any issued patent, may not provide any competitive advantage to us or will be successfully challenged, invalidated or circumvented in the future. In addition, our competitors, many of which have substantial resources and have made significant investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect in part through confidentiality and proprietary information agreements and limit access to and distribution of our proprietary information. Such measures may not provide adequate protection for our trade secrets or other proprietary information. In addition, our trade secrets or proprietary technology may become known or be independently developed by competitors. Our failure to protect our proprietary technology could have a material adverse effect on our business, financial condition and results of operations.

Any future litigation over intellectual property rights would likely involve significant expense on our part and distract our management.

Our ability to compete successfully and achieve future revenue will depend in part on our ability to operate without infringing on the rights of others and our ability to enforce our own intellectual property rights. Litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition, and results of operations. Although there are no pending lawsuits against us regarding our technology or notices that we are infringing on the intellectual property rights of others, litigation or infringement claims may arise in the future.

The success of our various products will depend on our ability to obtain and maintain adequate levels of third-party reimbursement for our products.

Our ability to sell our various products will depend on our ability to maintain adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of these products is expected to vary. In the United States, the cost of medical care is funded in substantial part by government insurance programs such as Medicare and Medicaid, and by private and corporate health care plans. Third-party payors may seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payors, or is experimental, unnecessary or inappropriate. Difficulties in obtaining reimbursement for each of our products, or the inadequacy of the reimbursement obtained could materially decrease any demand for our products.

The commercial viability of our products is uncertain.

To date we have sold only a limited number of one of our products. It is therefore possible that products developed by us may not achieve widespread market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of our products and their advantages over existing technologies, as well as approved reimbursement for physicians. We may be unable to successfully manufacture and market our products even if they perform successfully in clinical applications. Furthermore, physicians and the medical community in general may not accept and utilize any products that we develop.

We will depend on third parties to manufacture our products and the unavailability of qualified manufacturers could restrict our ability to obtain and sell our products.

We do not manufacture our products and we anticipate that we will not manufacture any of our products at any time. Products will be manufactured by either unrelated parties or strategic partners. We may be unable to locate a suitable source to manufacture our products, and even if one is found, we will be dependent upon its performance. Delays in the manufacture of our products or defects arising from manufacturing could have a material adverse effect on our business.

We will depend on third parties to market and sell our products.

We do not plan on establishing a large in-house sales force and we intend to primarily enter into co-marketing, sales and/or licensing agreements with medical device, biotechnology and pharmaceutical companies to take advantage of their marketing and sales expertise and to utilize their personnel. Accordingly, we may become dependent on the efforts of others to obtain widespread acceptance of our products. No assurances can be given that such parties will perform satisfactorily.

We may be unable to keep pace with the rapid technological changes in the biotechnology/medical device industry and as a result, our technologies may become obsolete.

The field of biotechnology/medical devices is characterized by significant and extremely rapid technological change. Companies with significantly greater resources than us may compete with our technology and products. Research and discoveries by others may result in medical insights or breakthroughs, which may render our technologies obsolete even before they generate any revenue. These factors could have a material adverse effect on our business.

Product liability claims may have a material adverse effect on our financial condition and results of operations.

We may be held liable if any product we develop or any product that is made with the use of any of our technologies causes injury or is found otherwise unsuitable. We currently have limited product liability insurance that may not fully cover our potential liabilities. If we attempt to obtain additional product liability insurance coverage, this additional insurance may be prohibitively expensive, or may not fully cover our potential liabilities. The inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborative partners. Any adverse judgments against us which exceed our insurance coverage would have a material adverse effect on our financial condition and results of operations.

We face competition in the market for diagnostic devices, including from substantially larger companies with greater resources, which may result in others discovering, developing or commercializing competing products quicker or more successfully than us.

Although our direct competition in the area of noninvasive diagnostic tools for cardiology and the autonomic nervous system is currently limited, we face competition from companies who develop medical devices or screening tests that diagnose cardiac disease and this competition is likely to increase. Our success will depend on our ability to establish and maintain a market for our products as well as keep pace with technological changes affecting our industry. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development, regulatory, manufacturing and marketing capabilities which may lead to their discovering, developing or commercializing competing products faster or more effectively than us. Many of these competitors offer broad, well-established product lines and ancillary services not offered by us. Some of our competitors or prospective competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to our market entry.

Risks Related to our Common Stock

The trading of our common stock on the OTCBB and the designation of our common stock as a “penny stock” could impact the trading market for our common stock.

Our securities, traded on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”), are subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase “accredited investors”

means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that exceeds $300,000 when combined with a spouse’s income). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop.

In addition, the SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving these securities, including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges, including the NASDAQ Stock Exchange) if current price and volume information with respect to transactions in such securities is provided by the exchange. Because our common stock may constitute “penny stock” within the meaning of the rules, the rules would apply to us and to our securities. If our securities are subject to the penny stock rules, stockholders may find it more difficult to sell their securities. Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker- dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses.

Our shares of common stock are thinly traded, and the price may not reflect our value; there can be no assurance that there will be an active market for our shares now or in the future.

We have a trading symbol for our common stock (“VCRT.OB”), which permits our shares to be quoted on the Over-the-Counter Bulletin Board (“OTCBB”), which is a quotation medium for subscribing members, not an issuer listing service. However, our shares of common stock are thinly traded, and the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated.

Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed or greatly reduce the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate. As of May 25, 2010 we have outstanding 45,552,834 shares of common stock and we are required to issue additional shares upon (i) the exercise of outstanding options and warrants, and (ii) the conversion of outstanding Series A Convertible Preferred Stock, Series B Junior Convertible Cumulative Preferred Stock, 8% Subordinated Convertible Notes and the 12% Convertible Notes into shares of our common stock, which could exceed 25,000,000 shares depending upon the price of our common stock.

We do not pay cash dividends to our stockholders and have no plans to pay cash dividends in the future.

We plan to retain earnings, if any, to finance future growth and have no plans to pay cash dividends to stockholders. Because we do not pay cash dividends, holders of our securities will experience a gain on their investment in our securities only in the case of an appreciation of value of our securities.

Our officers, directors and principal stockholders controlling approximately 20% of our outstanding common stock can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 20% of our outstanding common stock, exclusive of outstanding options and warrants. As a result, these stockholders will be able to affect the outcome of or exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of the Company. This in turn could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could negatively affect our stock price.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. The combination of these provisions, as well as Delaware law, effectively inhibits a non-negotiated merger or other business combination, which in turn could adversely affect the market price of our common stock. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

The market of our common stock could vary significantly based on market perceptions of the status of our development efforts.

The perception of the investing public and securities analysts regarding our product development efforts could significantly affect our stock price. As a result, the market price of our common stock has and could in the future change substantially when we or our competitors make product announcements. Many factors affecting our stock price are industry related and beyond our control.

Risks Related to this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. We intend to use the net proceeds for general corporate purposes, including our working capital needs. Their judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to           units offered in this offering at a public offering price of $      per unit, and after deducting the placement agency fees and commissions and estimated offering expenses payable by us, investors in this offering

can expect an immediate dilution of $      per share, or     %, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock and Series A Convertible Preferred Stock, Series B Junior Convertible Cumulative Preferred Stock, 8% Subordinated Convertible Notes and the 12% Convertible Notes which are convertible into shares of common stock. To the extent these options are ultimately exercised or the conversion right of these convertible securities is exercised, you may sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we may need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

The placement agents in this offering will offer the units on a reasonable “best-efforts” basis, meaning that we may raise substantially less than the total maximum offering amounts. No refund will be made available to investors if less than all of the units are sold. Further, during 2008, 2009 and the three months ended March 31, 2010, we used a significant amount of cash to finance the continued development of our products, and obtain regulatory approvals and clearances. If after this offering we still need significant additional financing, we may seek to raise such funds through, among other things, public and private equity offerings and debt financings. Any equity financings may be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Finally, such additional financing may not be available on acceptable terms, or at all.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of units in this offering, assuming gross proceeds of $      million (which is the amount of gross proceeds received if the offering is fully subscribed), will be approximately $      million, after deducting the placement agent fees and estimated expenses of this offering. In addition, if all of the warrants included in the units offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $      million in cash. We may not be successful in selling any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing in this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. In addition, the warrants included in the units offered pursuant to this prospectus may not be exercised at all, or if they are exercised, may be exercised on a cash-less basis.

We expect to use any proceeds received from the offering for the following purposes: (i) the repayment of approximately $300,000 in bank debt, (ii) to increase staffing, including sales and marketing personnel, (iii) to build-up our inventory, and (iv) for general corporate purposes, including working capital needs. Our bank debt currently consists of unsecured loans of $200,000 and $100,000 made by Branch Banking and Trust Company (BB&T) as the lender under a loan agreement. The $200,000 loan matures in January 2011 and bears interest at 3.54%, and the $100,000 loan matures in October 2010 and bears interest at 4.83%. Our management will have broad discretion in the application of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.

We may invest the net proceeds received from this offering temporarily until we use them for general corporate purposes.

DILUTION

Our reported net tangible book value as of March 31, 2010 was $     , or $      per share of common stock, based upon shares outstanding as of that date. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of the units offered in this offering at the offering price of $      per unit, at March 31, 2010 (and excluding shares of common stock issued and any proceeds received upon exercise of the warrants), after deducting placement agent fees and other estimated offering expenses payable by us, and the mandatory conversion of the shares of Series B Junior Convertible Cumulative Preferred Stock at a conversion price of $      per share, the 8% Subordinated Convertible Notes at a conversion price of $      per share and the 12% Convertible Notes at a conversion price of $      per share into shares of our common stock as a result of the offering, our net tangible book value at March 31, 2010 would have been approximately $     , or $      per share. This represents an immediate increase in net tangible book value of approximately $      per share to our existing stockholders, and an immediate dilution of $      per share to investors purchasing units in the offering.

The following table illustrates the per share dilution to investors purchasing units in the offering:

Public offering price per unit
Net tangible book value per share as of March 31, 2010
Increase per share attributable to sale of units to investors
Increase per share attributable to mandatory conversion of Series B Junior Convertible Cumulative Preferred Stock
Increase per share attributable to mandatory conversion of 8% Subordinated Convertible Notes
Increase per share attributable to mandatory conversion of the 12% Convertible Notes
As adjusted net tangible book value per share after the offering and mandatory conversions
Dilution per share to investors
Dilution as a percentage of the offering price

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock, from the conversion of the Series A Convertible Preferred Stock, and from the exercise of the warrants included in the offered units and the placement agent warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol “VCRT.OB” since July 9, 2007. The market for our common stock is limited and volatile. The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC Bulletin Board. The prices quoted on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up or markdown or commissions. The OTC Bulletin Board prices listed below may not represent actual transaction prices.

	High	Low

First Quarter 2010	$0.90	$0.52
Second Quarter 2010 (through May 25, 2010)	$0.88	$0.50
First Quarter 2009	$1.06	$0.36
Second Quarter 2009	$0.90	$0.55
Third Quarter 2009	$1.00	$0.69
Fourth Quarter 2009	$0.95	$0.55
First Quarter 2008	$1.49	$.052
Second Quarter 2008	$1.00	$.051
Third Quarter 2008	$0.71	$.025
Fourth Quarter 2008	$0.70	$0.25

On May 25, 2010 the closing sales price of our common stock as reported on the OTC Bulletin Board was $0.80 per share. As of May 25, 2010 there were 629 record holders of our common stock. Our transfer agent is Continental Stock Transfer & Trust Company.

DIVIDEND POLICY

We have not in the past and do not intend in the foreseeable future to pay or declare any cash dividends. We are prohibited from paying any cash dividends to our common stockholders until all accrued and unpaid dividends on our Series A Convertible Preferred Stock and Series B Junior Convertible Cumulative Preferred Stock have been paid in full and all principal amounts due and payable under our 8% Subordinated Convertible Notes have been paid in full. The declaration of any dividends on our common stock in the future is subject to the discretion of our board of directors and will depend on various factors, including our results of operations, financial condition, future prospects and any other factors, including contractual obligations, deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 2010 and our capitalization as adjusted to reflect (i) the estimated net proceeds we will receive from the sale of           units offered by this prospectus at an assumed offering price of $      per unit, after deducting the placement agency fees and estimated offering expenses payable by us; (ii) the mandatory conversion of shares of Series B Junior Convertible Cumulative Preferred Stock, 8% Subordinated Convertible Notes and the 12% Convertible Notes into shares of common stock. You should read this table together with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	At March 31, 2010
	Actual	As Adjusted

Cash	$308,000
Current debt	660,000
Long-term debt	1,172,000
Net capital deficiency:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized:
Series A Convertible Cumulative, 157,592 shares issued and outstanding at March 31, 2010 and on an as adjusted basis	—
Series B Voting Junior Convertible Cumulative, 5,210,101 shares issued and outstanding at March 31, 2010 and 0 shares issued and outstanding on an as adjusted basis	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 42,933,973 shares issued and outstanding at March 31, 2010 and shares issued and outstanding on an as adjusted basis	4,000
Additional paid-in capital	47,952,000
Deficit accumulated during the development stage	(55,910,000)

Net capital deficiency	(7,954,000)

Total capitalization	$946,000

OUR BUSINESS

Business History

We were originally incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc., which we refer to as SRKP. On August 3, 2005 we filed a registration statement on Form 10-SB, subsequently amended on August 29, 2005, to register our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The registration statement became effective on October 3, 2005, after which time we became a reporting company under the Exchange Act. We were formed to pursue a business combination with one or more operating companies.

On March 30, 2007 we acquired Vicor Technologies, Inc., a Delaware corporation, which we refer to as Old Vicor, formed in August 2000, through the merger of Old Vicor with a wholly-owned subsidiary formed for the purpose of facilitating that transaction, which we refer to as the Merger. Upon the closing of the Merger on March 30, 2007, Old Vicor became our wholly-owned subsidiary. Effective March 31, 2007 we merged Old Vicor into our company and changed our name to Vicor Technologies, Inc. At the closing each outstanding share of Old Vicor common stock was cancelled and automatically converted into the right to receive two shares of our common stock. We also assumed all outstanding options and warrants to purchase Old Vicor common stock which were not exercised, cancelled, exchanged, terminated, or expired. Upon the consummation of the Merger, we were obligated to issue an aggregate of 22,993,723 shares of our common stock to Old Vicor’s former common stockholders and 157,592 shares of our Series A Convertible Cumulative Preferred Stock to Old Vicor’s former preferred stockholder. In addition, all securities convertible or exercisable into shares of Old Vicor’s capital stock outstanding immediately prior to the Merger (excluding Old Vicor’s preferred stock and convertible debt) were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 800,250 shares of our common stock.

The Merger was accounted for as a reverse acquisition, to be applied as an equity recapitalization in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, SRKP was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Vicor issuing stock for the net monetary assets of SRKP, accompanied by a recapitalization. The net monetary assets of SRKP were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Old Vicor was carried forward after the Merger. Operations prior to the Merger are those of Old Vicor.

Overview

We are a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on our patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm and software facilitates the ability to accurately risk stratify a specific target population to predict future pathological events, such as cardiac death (which includes arrhythmic death and congestive heart failure death), imminent death from trauma and autonomic nervous system dysfunction. We believe that the PD2i® Algorithm and software represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign. We are currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithim: the PD2i Analyzertm (sometimes referred to as the PD2i Cardiac Analyzertm) and the PD2i-VSTM (Vital Sign). It is also anticipated that the PD2i® Algorithm and software applications will allow for the early detection of Alzheimer’s Disease and other disorders and diseases.

We own all of the outstanding common stock of Nonlinear Medicine, Inc., a Delaware corporation (“NMI”), and Stasys Technologies, Inc., a Delaware corporation (“STI”). NMI owns all of our intellectual property related to our diagnostic products, and STI owns all of our intellectual property related to our therapeutic products.

Our first product, the PD2i Analyzertm, received 510(k) marketing clearance to measure heart rate variability from the FDA on December 29, 2008. It displays and analyzes electrocardiographic (ECG) information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph (ECG) signal, and measure R-wave intervals . The clinical significance of HRV and other parameters must be determined by a physician. We commenced sales of the PD2i Analyzertm in January 2010. We also entered into an exclusive distribution agreement with VF Medical, a medical products distribution company, for South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within the designated territory. We are seeking other distributors and have begun hiring sales personnel in selected geographic areas.

The PD2i Analyzertm consists of a private-label digital electrocardiograph device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. The PD2i Analyzertm accesses the internet and sends recorded electrocardiograph files to our remote server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then provided to the physician in an electronic health record together with a report and information which the physician can use to bill both public and private insurers. Established CPT codes allow the physician to currently bill and collect from both public and private insurers. Vicor bills the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device. We anticipate making various submissions to the FDA for marketing clearance for the PD2i Analyzertm for additional medical claims, related to cardiology, imminent death from trauma and possibly the diagnosis of diseases related to autonomic nervous system dysfunction. Approval from the FDA would allow us to expand and accelerate our marketing efforts.

Technology Background

The PD2i® Algorithm provides a method for evaluating heart rate variability electrophysiological potentials (from electrocardiograms) with a high sensitivity and high specificity which can be used to predict future pathological events, such as cardiac death, including arrhythmic death, and congestive heart failure death, imminent death from trauma and autonomic nervous system dysfunction. The PD2i® Algorithm is designed to detect deterministic, low-dimensional excursions in nonstationary heartbeat intervals. We believe the PD2i® Algorithm is superior because it uses an analytic measure that is deterministic and nonlinear; it actually tracks nonstationary changes in the data and does not require stationarity. It is sensitive to chaotic, as well as nonchaotic linear data.

The PD2i Analyzertm works as follows. The patient is connected using either the four leads required for the PD2i Analyzertm testing or the full 12 leads, if desired. Once started, the device will prompt the operator and patient through each test. Subtle changes in HRV are detected and ratios are automatically calculated. The PD2i Analyzertm ensures excellent quality and reliability of results and automatic internal quality editing.

The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph (ECG) signal, and measure R-wave intervals. The PD2i Analyzertm ratios that result are compared to an age-specific normal range automatically. The test can be performed in an office in about 20 minutes. It requires the recumbent patient to perform: (i) a deep breathing exercise, (ii) a Valsalva maneuver, and then (iii) to stand for two minutes. A report is automatically generated at the end of the test. The test data is relayed via Internet, between the physician’s office and a secure data processing site. The report (which is EHR compliant) is then returned to the PD2i Analyzertm in under one minute, where it can be printed, faxed, or emailed. Additionally, a physician or technician can access their patient files for viewing from any web browser allowing for true portability. The report from the PD2i Analyzertm includes the PD2i® score, the Ewing ratios and a 12 second ECG rhythm strip.

Our technology provides novel solutions to recognized problems associated with HRV analysis. The results are easily interpreted against a device-specific normal range, are automated and computerized. Quality assurance of the integrity of the results obtained comes from the fact that the algorithm used for the HRV analysis is not affected by irregularities in heart rhythm or intrinsic heart disease. The PD2i Analyzertm also provides a “noise”-filtering and “noise”-correcting feature that further ensures the quality of its measurements.

Diagnosis of Diseases

Cardiovascular Disease

Statistics from 2006 (which are the most current statistics published by the American Heart Association) estimate that 81,100,000 people in the United States have one or more forms of cardiovascular disease including high blood pressure, coronary heart disease and heart failure. Cardiovascular disease claimed an estimated 831,272 lives in 2006 which represented 1 out of every 2.9 deaths or approximately 33%. The majority of patients with cardiovascular disease fall into two categories, congestive heart failure patients and cardiac ischemia patients.

Congestive Heart Failure

Congestive heart failure or heart failure, which we refer to as CHF, is a condition in which the heart cannot pump enough blood to the body’s other organs. This can result from any of the following conditions:

•	narrowed arteries that supply blood to the heart muscle, which is referred to as coronary artery disease;

•	past heart attack, or myocardial infarction, with scar tissue that interferes with the heart muscle’s normal work;

•	high blood pressure;

•	heart valve disease due to past rheumatic fever or other causes;

•	primary disease of the heart muscle itself, called cardiomyopathy;

•	heart defects present at birth, which is referred to as congenital heart defects; and

•	infection of the heart valves and/or heart muscle itself, which is referred to as endocarditis and/or myocarditis.

The “failing” heart continues working but not as efficiently as it should. People with congestive heart failure become short of breath and tired when they exert themselves.

As blood flow out of the heart slows, blood returning to the heart through the veins backs up, causing congestion in the tissues. Often swelling, or edema, results — typically in the legs and ankles, but swelling may occur in other parts of the body too. Fluid may also collect in the lungs and interfere with breathing, causing shortness of breath, especially when a person is lying down. Congestive heart failure also affects the kidneys’ ability to dispose of water and sodium. The retained water in turn increases the swelling.

The most common signs of congestive heart failure are swollen legs or ankles or difficulty breathing. Another symptom is weight gain as a result of fluid build up.

A doctor needs to properly tailor a treatment program to an individual patient. Depending on the severity of the disease, most people with mild and moderate congestive heart failure can be treated. A treatment program can consist of:

•	rest;

•	proper diet;

•	modified daily activities; and

•	drugs such as:

•	ACE (angiotensin-converting enzyme) inhibitors;

•	beta blockers;

•	digitalis;

•	diuretics; and

•	vasodilators.

ACE inhibitors and vasodilators expand blood vessels and decrease resistance. This allows blood to flow more easily and makes the heart’s work more efficient or easier. Beta blockers can improve how well the heart’s left ventricle pumps. Digitalis increases the pumping action of the heart, while diuretics help the body eliminate excess water and sodium.

When a specific cause of congestive heart failure is discovered, it should be treated or, if possible, corrected through the use of medications or implantable devices, such as a Cardiac Resynchronization Therapy-Defibrillator (CRT-D) or Left Ventricular Assist Devices (LVAD). For example, certain cases of congestive heart failure can be treated by treating high blood pressure and in other instances if the heart failure is caused by an abnormal heart valve, the abnormal heart valve can be surgically replaced. If the heart becomes so damaged that it cannot be repaired, a more drastic approach, such as a heart transplant, may need to be considered as an option.

Cardiac Ischemia

Ischemia is a condition that occurs when blood flow and oxygen are restricted from a particular part of the body. Cardiac ischemia is the name for the condition of lack of blood flow and oxygen to the heart. Ischemic heart disease is a term that covers heart problems caused by a narrowing of the arteries. Less blood and oxygen are able to reach the heart muscle when arteries are narrowed. This is also referred to as coronary artery disease or coronary heart disease and this condition may ultimately lead to a heart attack.

Ischemia often causes chest pain or discomfort known as angina pectoris. The American Heart Association estimates however that as many as 3 to 4 million Americans may have ischemic episodes and not even know they are suffering these episodes. These people have ischemia without pain, or silent ischemia, and they may have a heart attack without prior warning. People with angina also may have undiagnosed episodes of silent ischemia. Additionally, people who have suffered previous heart attacks or have diabetes are at a higher risk for developing silent ischemia. An exercise test or wearing a 24-hour portable monitor, which is referred to as the Holter monitor, that measures and records your electrocardiogram continuously during a 24-48 hour period are two tests that are often used to diagnose this problem, although other tests may also be used.

Arrhythmic Death

Arrhythmic death (sometimes referred to as sudden cardiac death or SCD) is a sudden, unexpected death caused by loss of heart function. It is the largest cause of natural death in the United States (in excess of 300,000 adult deaths). Arrhythmic death is caused by arrhythmias (abnormal heart rhythms). The most common life-threatening arrhythmia is ventricular fibrillation, an erratic, disorganized firing of impulses from the ventricles. When this occurs, the heart is unable to pump blood, and death will occur within minutes if left untreated.

Arrhythmic death is not a heart attack. A heart attack occurs due to blockage in one or more of the coronary arteries that feed the heart muscle, resulting in lack of blood flow to the heart muscle and consequential heart muscle damage. In contrast, during arrhythmic death, the electrical system to the heart suddenly becomes irregular. The ventricles may flutter or quiver (ventricular fibrillation), and blood is not delivered to the body. Of greatest concern in the first few minutes is that blood flow to the brain will be reduced so drastically that a person will lose consciousness. Death follows unless emergency treatment is begun immediately.

Survival can be as high as approximately 90% if treatment is initiated within the first few minutes after symptoms develop. The survival rate decreases by about 10% each minute treatment is delayed. Proper evaluation by a physician can prevent arrhythmic death through an implantable cardiac defibrillator (“ICD”). There are approximately 13 million people who currently meet the criteria to receive an insurance paid ICD. The risk stratification criteria to include patients for ICD implantation was established by three clinical trials: the Multicenter Unsustained Tachycardia Trial (MUSTT), the Multicenter Automatic Defibrillation Trial (MADIT-II) and Sudden Cardiac Death — Heart Failure Trial (SCD-HeFT).

The principal causes of death for cardiovascular patients is either arrhythmic death or congestive heart failure death (pump failure).

Diagnostic Tools for Pump Failure Death and Arrhythmic Death

There presently are no readily available diagnostic tools that enable the easy identification of patients at elevated risk of pump failure death.

In early 2009, Vicor signed a Research Agreement with the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona to collaborate on the PD2i® analysis of data collected for the Merte Subita en Insufficiencia Cardiaca (MUSIC) Trial. The collaboration is entitled “Prognostic Significance of Point Correlation Dimension Algorithm (PD2i) in Chronic Heart Failure.” The goal of the study was to evaluate the ability of our PD2i® nonlinear algorithm to predict cardiac events in the 537 chronic heart failure patients enrolled in the MUSIC Trial; MUSIC Trial participants were followed for an average period of 44 months. The conclusion of the University of Rochester researchers who conducted the study is that the PD2i® nonlinear algorithm and software is predictive of total mortality, cardiac death, and heart failure death in patients with left ventricular ejection fraction of less than or equal to 35%, which refers to the percentage of blood pumped out of the left ventricle with each heart beat. With a P value of 0.004 the study results are highly statistically significant. Researchers from the University of Rochester and our scientists are studying these initial results to determine whether the resulting data will support a 510(k) submission to the FDA for a marketing claim that in congestive heart failure patients with left ventricular ejection fraction of less than or equal to 35% who have a PD2i® score less than or equal to 1.4, there is a substantially elevated risk of total mortality, cardiac mortality and pump failure mortality. We believe that the results from this trial may broaden the market for the PD2i Analyzertm as a diagnostic tool that will significantly contribute to cardiologists in their assessment of treatment options for heart failure patients.

Current diagnostic tests to determine patients at risk of arrhythmic death include noninvasive diagnostic tools such as an electrocardiogram or ECG, ambulatory monitoring, echocardiography, cardiac stress test and invasive diagnostic tools, such as cardiac catheterization or an electrophysiology study.

The current invasive diagnostic tools to determine patients at risk of arrhythmic death have all of the risks that accompany any major surgery. Additionally, we believe that existing noninvasive tools suffer from three significant drawbacks. First, the current noninvasive diagnostic tools are inaccurate because (a) they are insensitive to nonlinearities in the data, (b) they assume random variation in the data (stochastic) and (c) the system generating the data cannot change during the recording. Second, the current noninvasive diagnostic tools require a stress test, which involves risk for patients.

Background of Autonomic Nervous System Testing

Autonomic Nervous System Dysfunction is among the least recognized and understood serious complications of diabetes. It often manifests itself as diabetic autonomic neuropathy (DAN), which impacts the entire autonomic nervous system. It causes substantial morbidity and increased mortality, particularly if cardiovascular autonomic neuropathy (CAN) is present. The American Diabetes Association recommends annual screening of the 24+ million diabetics for DAN. The most common non-invasive method of diagnosis is heart rate variability testing in patients at rest and in response to three maneuvers (commonly referred to as the Ewing maneuvers). Those maneuvers include metronomic breathing, the Valsalva maneuver and rising from a recumbent position to standing, all of which stress components of the autonomic nervous system.

Clinical tests employing HRV analysis have been extensively studied and published by medical researchers over the last forty years in the United States and internationally. This research has demonstrated the potential for the application of HRV tests to include cardiac and cardiovascular risk stratification and for identifying the presence of autonomic neuropathy, a condition which is particularly prevalent among people with diabetes. Several HRV-measuring devices are now used as tools for evaluating patients for the presence of autonomic neuropathy. Many such devices have been designed with a focus on the diabetic population, but despite the growing incidence of diabetes, these devices have not yet been widely adopted by clinicians.

The diabetes market still represents a largely untapped market for technology able to facilitate objective identification of autonomic nervous system dysfunction and autonomic neuropathy. If not diagnosed prior to the manifestation of autonomic neuropathic symptoms, diabetics are at significantly greater risk of developing debilitating or fatal end-organ damage, which is more difficult and more expensive to treat than in its early stages.

Diagnostic Tools for Autonomic Nervous System

In 1996, specific measurement of HRV was recognized by the European Society of Cardiology and the North American Society of Pacing and Electrophysiology (now known as the Heart Rhythm Society) as a predictor of risk after acute myocardial infarction (MI) and as an early warning sign of diabetic neuropathy. Since that time, a vast amount of research and experience has been collected and reviewed by medical societies and researchers worldwide. Now, HRV measurement is a standard of care for the management of people with diabetes, and in objectively diagnosing autonomic neuropathy.

Autonomic neuropathy is highly prevalent among patients with diabetes, and is associated with markedly heightened cardiac risk. About 25% of diabetic adults have clinically significant autonomic neuropathy. Since the condition is a degenerative one, it can be graded in degrees of severity for any given patient population. Treatment is most effective in the earlier stages of neuropathy prior to end-organ damage, so making an early diagnosis is important.

Even if diabetic patients are already being screened for peripheral sensory (somatic) neuropathy, as many as 46% of them could have autonomic neuropathy without having sensory neuropathy. It has been demonstrated in various studies that, for individuals with either type 1 or type 2 diabetes, a positive test for (i) vibration perception threshold, or (ii) the presence of peripheral neuropathy or chronic painful neuropathy, or (iii) abnormal nerve conduction studies, is not necessarily associated with the presence of autonomic neuropathy.

Furthermore, looking for autonomic symptoms is not an adequate approach to managing autonomic neuropathy; a patient’s history and physical examination are ineffective for early detection of cardiac autonomic neuropathy (CAN); the symptoms of autonomic neuropathy tend to occur when its development is advanced and difficult to treat. HRV testing may also facilitate differential diagnosis and the attribution of symptoms (e.g., erectile dysfunction, dyspepsia, dizziness) to autonomic dysfunction.

Products and Markets

PD2i Analyzertm

The PD2i Analyzertm received 510(k) marketing clearance from the FDA on December 29, 2008. The PD2i Analyzertm displays and analyzes electrocardiographic (ECG) information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The clinical significance of HRV and other parameters must be determined by a physician.

On January 14, 2010 we announced our first commercial sale of the PD2i Analyzertm to a physician practice in South Carolina and simultaneously announced that we had entered into an exclusive distribution agreement with VF Medical, a medical products distribution company. VF Medical will serve as the exclusive distributor for the PD2i Analyzertm in South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, family practice and internal medicine physicians within the designated territory.

The PD2i Analyzertm consists of a private-label digital electrocardiograph device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. This device accesses the internet and sends recorded electrocardiograph files to our remote secure server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then provided to the physician in an electronic health record together with a report and information which the physician can use to bill both public and private insurers. Established CPT codes allow the physician to currently bill and collect from both public and private insurers. Vicor bills the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device.

PD2i-VS

We also plan on commercializing the PD2i-VS product. This product is being developed in collaboration with the United States Army and is used to assess the severity of critically injured combat casualties to determine the need for immediate life saving intervention in those trauma victims who are at high risk of imminent death. The PD2i-VS is anticipated to be used for civilian triage and trauma emergency response.

In January 2008 we executed a Collaborative Research and Development Agreement (“Research and Development Agreement”) with the U.S. Army Institute of Surgical Research (“U.S. Army”) for “Prediction of Injury Severity and Outcome in the Critically Ill Using the Point Correlation Dimension Algorithm, or PD2i.” The U.S. Army is exploring ways to assess the severity of injury and probability of survival of critically injured combat casualties and critically ill civilian patients. The U.S. Army, in conjunction with Vicor, is testing the PD2i -VS Algorithm in several diverse cohorts, including human trauma, patients in the intensive care units (“ICU Patients”) and combat casualties. Various experiments have been performed under the Research and Development Agreement and the US Army has presented the findings at several conferences in the United States and Europe. Manuscripts and abstracts have also been published by leading journals with Vicor and the US Army as co-authors.

The PD2i-VS has been tested through this collaboration with the US Army in a variety of ways. The most recent data set, consisting of 325 civilian trauma files, is expected to be finalized and submitted to the FDA in the second half of 2010 for 510(k) marketing approval. If cleared, we can begin marketing the PD2i-VS for a claim of trauma triage.

Additionally, at the request of the U.S. Army, we have substantially completed the programming necessary for the PD2i VSTM to operate as a continuous vital sign monitor. In this mode, the PD2i VSTM provides an initial result with three minutes of collected data and an updated result every minute thereafter. Each result is accompanied by an audible tone, and a green, yellow, or red light to indicate the patient’s change in status and alert the emergency response team of a need for aggressive and immediate lifesaving intervention. We have completed a modification of the R-R detector in our software to improve its already high sensitivity and accuracy. The accuracy of the time intervals between each heart beat “the R-R interval” is critical to the calculation of a PD2i® value. The enhanced version of the continuous PD2i VSTM, together with the improved R-R-detector should enable the US Army to utilize our technology in an important prospective human trial, which we believe could be the last clinical test required before deployment.

In summary, upon receipt of expanded 510(k) marketing clearance from the FDA, the PD2i Analyzertm will be marketed with specific claims for (a) a diagnostic claim for those patients at elevated risk for cardiac mortality, (b) normal ranges for the PD2i® values to facilitate physician interpretation of test results of the PD2i Analyzertm and (c) a diagnostic claim for those patients at imminent risk of death in trauma.

Regulatory Approval Process

United States.  The FDA classifies medical devices into Class I, II and III. The amount of regulatory control increases from Class I to Class III. The device classification regulation defines the regulatory requirements for a general device type. A full premarket notification process for a Class III device is the most detailed process, requiring the submission of clinical data to support claims made for the device. Class II devices require premarket notification on a 510(k) application. A 510(k) application is a premarketing submission made to the FDA to demonstrate that the device to be marketed is safe, effective and substantially equivalent to a legally marketed device (i.e. a predicate device) and is therefore not subject to premarket approval. The FDA has advised us that the predicate device for the PD2i Analyzertm is a Class II device (pursuant to 21 C.F.R. § 870.2340 — Cardiovascular Devices — Cardiovascular Monitoring Devices — Electrocardiograph); thus the PD2i Analyzertm is subject to the less onerous premarket notification for a 510(k) application.

Investigational Device Exemption (IDE).  In certain cases, including ours, the 510(k) application requires the submission of clinical data to support claims made for the device. For the FDA to permit applicants to undertake a clinical trial using unapproved medical devices on human subjects, applicants are required to seek an Investigational Device Exemption (IDE). Clinical studies with devices of significant risk must be approved by the FDA and by an Institutional Review Board or IRB before the study can begin. Studies with devices of nonsignificant risk only need IRB approval before the clinical trails can begin. The FDA has advised us that the PD2i Analyzertm is a nonsignificant risk device. Thus, we are not required to obtain FDA approval before we conduct any clinical trials.

510(k) Application.  Once the 510(k) application is received by the FDA, a preliminary screening is undertaken. If the 510(k) application is found to contain all the required elements, it will be assigned to a reviewer. When the reviewer needs additional information to complete the review, the applicant is contacted with a request or deficiency letter that will detail the information needed. The 510(k) applications are reviewed in order, according to the original or additional information receipt date. After the technical review is completed, the reviewer’s recommendation is forwarded to the division director for concurrence. If the division director concurs, then the FDA will issue the decision letter to the applicant. Generally, an FDA decision takes 90 to 180 days after receipt of the 510(k) application. However, certain items, including the amount of time it takes an applicant to respond to any FDA requests for additional information, may delay the FDA decision.

We received 510(k) marketing clearance for the PD2i Analyzertm in December 2008. We are in the process of completing or analyzing the data from three clinical trials. We plan on using the data from these clinical trials for additional 510(k) submissions with which to establish (a) a diagnostic claim for those patients at elevated risk for cardiac mortality, (b) normal ranges for the PD2i® values to facilitate physician interpretation of test results of the PD2i Analyzertm and (c) a diagnostic claim for those patients at imminent risk of death in trauma. These trials and the analysis of data from these trials are expected to cost approximately $150,000, in the aggregate, in 2010 and are described in the following table:

Our Products and Status of Clinical Trials

		Status of	FDA
Product	Use	Clinical Trial	Submission

PD2i-Analyzertm	Diagnostic Tool to Risk Stratify Cardiac Death	University of Rochester — comparing PD2i® values to patient outcomes has been completed	Expected in the second quarter of 2010 (Marketing clearance anticipated in the second half of 2010)
PD2i Analyzertm	Normal Range Values for PD2i®	Awaiting Institutional Review Board Approval at the University of Mississippi Medical Center	Expected in the third quarter of 2010
PD2i — VS	Diagnostic tool to Triage Trauma	U.S. Army — Data Analysis being completed	Expected in the second half of 2010 (Marketing clearance anticipated in the second half of 2010)

These additional claims will permit the acceleration of marketing and sales activities and facilitate the direct marketing to physicians of the PD2i Analyzertm for different medical uses.

As the PD2i Analyzertm and our other products become commercially available, it is anticipated that independent researchers will conduct their own independent research on areas of interest to them without financial support from Vicor which should reduce our research and development expenses in the future. However, as we explore other applications for the technology, the related research may require us to sponsor clinical trials which could require substantial expenditures.

Current trials underway at various institutions, some of which are sponsored by Vicor and some of which are being independently conducted, include:

Trial Name	Market Indication	Independent or Vicor Sponsored

Cardiac Risk in the Youth (CRY)	Sudden Cardiac Death in the Young	Independent — Inherited Cardiovascular Disease and Sports Cardiology Centre at St. George’s Healthcare NHS Trust-United Kingdom
Brain Injury Risk Stratification Trial (BIRST)	Neuro-ICU	Vicor Sponsored — University of Mississippi Medical Center
Cardiac Arrhythmia Assessment and Safety in Athletes (CAASA)	Sudden Cardiac Death-Student Athletes	Vicor Sponsored — University of Mississippi
Complexity Analysis During Renal Dialysis (CARD)	Sudden Cardiac Death-Dialysis Patients	Vicor Sponsored — University of Mississippi Medical Center
Cardiac Autonomic Regulation Enhancement Through Exercise (CARE-E)	Cardiac Rehabilitation	Independent — Brown University
Cardiac Autonomic Regulation Enhancement Through Therapy (CARE-T)	Cardiac Rehabilitation	Independent — Brown University
Complexity Analysis Studies of Trauma in the Emergency Department (CASTED)	ICU/Mobile Triage	Vicor Sponsored — University of Mississippi Medical Center
Complexity Analysis During Blood Donation (CABLD)	Internal Bleeding	Vicor Sponsored — University of Mississippi Medical Center and Mississippi Blood Bank
Massachusetts General Hospital Trauma	Trauma Triage	Independent — Massachusetts General Hospital

European Regulatory Requirements

We may be required to receive CE Mark Certification, an international symbol of quality and compliance with applicable European community medical device directives, prior to marketing our products in Europe. If such certification is required, we must comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance and have our products undergo conformity assessment certification by a notified body. If we are required to obtain the CE Mark Certification, we plan to begin this process in the later half of 2010 for our products.

Sales and Marketing

On January 14, 2010 we announced our first commercial sale of the PD2i Analyzertm to a physician practice in South Carolina and simultaneously announced that we had entered into an exclusive distribution agreement with VF Medical, a medical products distribution company. VF Medical, LLC will serve as the exclusive distributor for the PD2i Analyzertm in South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical, LLC will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within the designated territory.

Additionally, we plan on marketing the PD2i Analyzertm to our physician base — 350 stockholders and 450 members of our National Cardiac Panel — as early adopters of our technology to ensure that (a) the product is well received by physicians interested in Vicor’s success and (b) product enhancement suggestions provided by these early adopters can be incorporated into the technology before a national roll-out. The PD2i Analyzertm can be used as a diagnostic tool under 60 international classification of disease (“ICD-9”) codes.

Once FDA 510(k) marketing clearance is obtained for cardiac mortality, our sales and marketing will be directed towards physicians who identify individuals at risk of arrhythmic death and pump failure death from those cardiac patients who may not be at risk. Our target patient populations will include those individuals with underlying cardiac disease. In the United States, those populations include more than 7 million patients who have suffered a myocardial infarction (heart attack), 5 million patients suffering from congestive heart failure (poor pumping function), and more than 1 million other patients suffering from conditions including syncope (fainting and dizziness) and non-ischemic dilated cardiomyopathy (damaged and enlarged heart). Therefore, we believe that the aggregate at-risk patient population in the United States that are candidates for our PD2i Analyzertm diagnostic test exceeds 13 million. MUSTT, MADIT-II and SCD-HeFT type patients represent a major and important subset of this at-risk patient population as evidenced by the results of the MUSIC Trial.

The main target customers for our PD2i Analyzertm are (i) physicians who specialize in family practice and internal medicine and (ii) clinical cardiologists and electrophysiologists.

Our marketing strategy is to segment the internal medicine, family practice and cardiologist market and target technology-friendly early adopters. We anticipate primarily utilizing independent distributors complemented by an in-house sale force which we will establish. The United States market although significant, represents only a fraction of the total potential worldwide market for the products. Therefore, we anticipate marketing the products in Europe primarily through distribution partners; discussions with potential partners are ongoing.

Our PD2i-VS product is in its early stages. Assuming successful completion of the product, we plan on marketing it to hospitals and emergency response providers. We will consider licensing the technology to existing monitor companies as well as developing our own proprietary monitor for sale.

Reimbursement

Reimbursement to healthcare providers by third party insurers is critical to the long-term success of our efforts to make the PD2i Analyzertm the standard of care for patients being screened for autonomic nervous system dysfunction, as well as being evaluated in the future for risk of cardiac death. There are 60 ICD-9 diagnosis codes for which the performance of the test as a diagnostic tool can be justified. There are established Current Procedural Terminology Codes, known as CPT codes, that provide a national level of reimbursement of approximately $80-$160 per test to the physicians for using the PD2i Analyzertm. CPT codes provide a uniform language used by healthcare providers to describe medical services and tests. Coding is used to communicate to third party insurers the services that have been performed for billing purposes and affect both the coverage decision and amount paid by such insurers. Physicians are currently being reimbursed for the use of the PD2i Analyzertm from insurance companies, Medicare and Medicaid.

Competition

Congestive Heart Failure Death

We believe there are presently no known diagnostic tools used for the identification of congestive heart failure patients at elevated risk of death.

Arrhythmic Death

Noninvasive diagnostic tools for arrhythmic death are relatively new in the cardiac diagnostic field, thus the current market competition for this type of product is limited. The major direct competitor of the PD2i Analyzertm is Cambridge Heart, Inc. (“Cambridge Heart”). According to its filings with the SEC, Cambridge Heart has several products, including the Heartwave System, CH 2000 Cardiac Stress Test System, and Micro-V Alternans Sensors. All of these products have received 510(k) clearance from the FDA for sale in the United States. They have also received the CE mark for sale in Europe and have been approved for sale by the Japanese Ministry of Health, Labor and Welfare. These products have been sold since 2000.

We believe our PD2i Analyzertm will deliver a more accurate prediction of arrhythmic death, is substantially less expensive and is a procedure that is more patient friendly than the CH 2000 Cardiac Stress Test System. The key disadvantages of the Cambridge Heart products are that (i) they require a stress test to capture the T-wave alternans,

(ii) the stress test itself is not without risk; it could induce cardiac arrest, (iii) the procedure requires costly electrodes for which physicians are not separately reimbursed, and (iv) most importantly, the procedure cannot be performed on patients exhibiting ectopic or irregular heartbeats or taking beta-blockers used to treat coronary artery disease.

The key competitive advantages of the PD2i Analyzertm are that (i) it avoids risks associated with a cardiac stress test, (ii) it can be performed on a resting patient in any environment, (iii) it can be performed without specialized equipment, (iv) costly electrodes are not required, (v) it is not affected by ectopic or irregular heartbeats, (vi) it is not affected by common cardiac drugs, and (vii) there is no significant up-front equipment cost to the physician.

At our expected price of approximately $7,500 per unit and $25-$50 per test, the PD2i Analyzertm will offer clinicians an affordable product that will appropriately pay them and us based on usage.

Autonomic Nervous System

Our principal competitor of the PD2i Analyzertm is Ansar Group, Inc. (“Ansar”). According to its website, Ansar has developed the ANX 3.0, a noninvasive, real time digital monitor of autonomic nervous system functioning. The ANX 3.0 monitor costs approximately $40,000. We believe the PD2i Analyzertm is more cost effective and offers a superior solution for physicians based on our business model and the increased utility of our PD2i® measure of HRV.

Indirect competition for the PD2i Analyzertm is traditional clinical screening tests, which are performed by physicians. However, a patient’s history and physical examination are ineffective for early detection of cardiac autonomic neuropathy, the symptoms of autonomic neuropathy tend to occur when its development is advanced and difficult to treat. HRV testing may also facilitate differential diagnosis and the attribution of symptoms (e.g., erectile dysfunction, dyspepsia, dizziness) to autonomic dysfunction.

Manufacturing

We are in the process of finalizing our manufacturing agreements with third parties. We intend to acquire both the digital ECG and laptop computers from third parties and Vicor will install the appropriate proprietary software and test for quality assurance before re-packaging for shipment.

Trademarks

We pursue and maintain trademark protection in the United States and worldwide. As of May 15, 2010 we have three United States registered trademarks for PD2i for use on our products.

Research and Development

Our research and development expenses for December 31, 2008 and 2009 and for the three months ended March 31, 2010 were approximately $993,000, $964,000 and $157,000, respectively. These research and development expenses included, but were not limited to laboratory supplies, hardware costs, programming and software costs, sponsored research activities and salary and fringe benefit costs for employees who were engaged in research, development, clinical and regulatory activities. In addition, all clinical trial costs, clinical and regulatory consulting and contract manufacturing costs are included.

Employees

As of May 15, 2010 we employed twelve individuals, and engaged the services of several consultants. All of our employees are leased under a Professional Employer Organization (PEO) arrangement pursuant to a Service Agreement with ALDA & Associates International, Inc., a consulting company owned and controlled by David H. Fater, our Chief Executive and Financial Officer. Of our employees, nine are engaged in executive, administrative, business development, sales, marketing and intellectual property functions, and three are engaged in research and development and clinical/regulatory activities. We anticipate that we will need to recruit additional personnel to manage our expanded selling and administrative functions as well as our research and product development programs.

Drug Discovery Platform (Therapeutic Products)

The mission of our drug discovery platform was to focus on the pre-clinical and early clinical development of products for the treatment of an array of human diseases, such as cerebral ischemia (stroke), cardiac ischemia, kidney failure, organ transplantation and preservation, hypertension, obesity, and thrombolytic diseases. At the present time, our drug discovery platform is not active. Since 2003 to conserve cash and focus on FDA marketing clearance for the PD2i Analyzertm, we halted all research related to our drug platform.

Certain naturally occurring peptides and proteins are derived from “state-dependent” physiologies, a naturally occurring process under which certain mammals engage in “altered physiologic states”, such as hibernation, REM sleep and pregnancy. We believe that these molecules lead to altered physiological states, such as blood pressure reduction, loss of appetite and thirst, diminished cancerous cell growth and reproduction, urea recycling and tissue and organ preservation.

Our initial drug discovery efforts related to those state-dependent peptides and proteins released during hibernation. Hibernation is a complex grouping of individual physiologies that are spread out over time. Cessation of appetite occurs many weeks before the animal goes into the sleep-like state in which blood pressure and metabolism are reduced. It is the separate and specific individual physiologies that are of interest to us for pharmaceutical development, not the complex event of hibernation itself. It has been demonstrated, for example, that blood-pressure elevations can be reduced to normal in awake, non-hibernating animals without inducing all of the other hibernation-related physiologies (i.e., appetite suppression). We believe that similar results can be achieved with other physiologies.

We developed a strategy which we believe will enable us to isolate the naturally occurring, state- dependent, nontoxic, bioactive molecules that are produced during hibernation of certain mammals, such as the woodchuck. We anticipate using these molecules, as well as their derivatives, to treat major human diseases, such as stroke and cardiac ischemia. Through the execution of this strategy in 2000-2003, we identified the amino acid sequence of several peptides discovered in the blood of hibernating mammals (some of which are also found in humans), which have been successfully tested for efficacy in pre-clinical animal studies of cerebral ischemia. This animal model replicates human stroke. These ischemia-preventing molecules have also been shown to be nontoxic in animal toxicology studies.

We also conducted a pre-IND briefing meeting with the FDA in March 2003 to develop the Clinical Development Plan for our lead stroke compound as part of the Investigational New Drug (IND) process. We filed our United States Utility and Foreign Patent Application in February 2003. The United States Patent and Trademark Office (the “PTO”) advised us that certain important claims relating to the drug discovery platform (the “Anti-infarction patent”) and its applicability for stroke would be allowed, thus permitting the issuance of one or more patents. On May 4, 2010, we announced that we received a Notice of Allowance from the PTO for our United States Utility and Foreign Patent Application for a method of treating ischemia through administration of a biologic identified through our state dependent drug discovery platform. Upon issuance, the patent will provide us with patent protection for methods of using a peptide to treat infarctions, such as cardiac or cerebral infarctions.

Patent and Proprietary Rights

As of March 31, 2010 we have four issued United States patents, three patents issued by foreign countries (South Africa, Eurasia and New Zealand) and two United States pending patent applications relating to our PD2i technology. We also have two foreign patents issued (Eurasia and South Africa) and one United States pending patent application relating to our drug discovery program. Our issued patents expire in 2024. In addition, we currently have 31 foreign pending patent applications. We have filed patents with Australia, Brazil, Canada, China (Peoples Republic), European Patent Office, Hong Kong, India, Israel, Japan, Malaysia, Mexico, New Zealand, South Africa, South Korea, Taiwan, and Thailand. We have also filed patents pursuant to the Eurasian Patent Convention and the Patent Cooperation Treaty.

The following U.S. patents related to our PD2i® technology have been issued to us or are in prosecution:

1. PD2i Electrophysiological Analyzer. United States Number 5,709,214. Patent issued January 20, 1998.

2. PD2i Electrophysiological Analyzer. United States Number 5,720,294. Patent issued February 24, 1998.

3. Improved Method and System for Detecting and/or Predicting Biological Anomalies. United States Number 7,076,288. Patent issued July 11, 2006.

4. Use of PD2i Algorithm to Predict and/or Diagnose Cerebral Disorders. United States Number 7,276,026. Patent issued October 2, 2007.

5. Knowledge Determination System. Patent applied for January 14, 2005. Number 11/332,066.

6. PD2i Cardiac Analyzer V2.0. Patent applied for August 31, 2006. Number 60/824,170.

DESCRIPTION OF PROPERTY

We have leased facilities in Boca Raton, Florida, including a corporate office and a facility used for assembly, testing and shipping of our products. Our corporate office is located at 2300 NW Corporate Boulevard, Suite 123, Boca Raton, Florida 33431.

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any pending or threatened material legal proceedings. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

OUR MANAGEMENT

Officers and Directors

The following table sets forth the names, positions and ages of our current executive officers, directors and significant employees. Class I directors serve until the 2011 annual meeting of stockholders or until their successors are elected and qualified. Class II directors serve until the 2012 annual meeting of stockholders or until their successors are elected and qualified. Class III directors serve until the 2010 annual meeting of stockholders or until their successors are elected and qualified. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position

David H. Fater	63	President, Chief Executive and Chief Financial Officer; Class I Director
Thomas J. Bohannon	65	Chief Accounting Officer
James E. Skinner, Ph.D.	70	Vice President Research and Science; Class I Director
Jerry M. Anchin, Ph.D.	51	Vice President Product Development and Physician Training; Class II Director
Daniel N. Weiss, M.D., F.A.C.C.	48	Chief Medical Officer
Lloyd C. Chesney	62	Chief Technology Officer
Edward Wiesmeier, M.D.	71	Class III Director
Frederick M. Hudson	64	Class II Director
Joseph A. Franchetti	70	Class III Director

David H. Fater joined us as President, Chief Executive, Chief Financial Officer, and a director in June 2002. Mr. Fater was the founder and from January 1993 through the present, has been the chief executive officer of ALDA & Associates International, Inc., a business and financial consulting firm specializing in healthcare and life sciences. Prior to his founding ALDA, Mr. Fater served as a senior executive with three public health care companies, including two in which he led the initial public offering process (BMJ Medical Management, Inc. and Community Care of America) and one which he led to a NYSE listing and a $1 billion market capitalization (Coastal Physician Group, Inc.). Mr. Fater was employed by Coastal Physician Group from January 1993 to June 1995; Community Care of America from July 1995 to December 1996; and BMJ Medical from January 1997 to July 1999. From June 2000 through July 2001 Mr. Fater was the chief financial officer of Vector Medical Technologies, Inc. Prior to his corporate experience, Mr. Fater was an international business advisor to senior management and boards of directors as a senior international partner during a 24-year career with Ernst & Young from January 1969 to December 1992. He holds a B.S. in Accounting from the University of North Carolina. He is a Certified Public Accountant licensed in Georgia and North Carolina.

Thomas J. Bohannon was appointed to serve as the Chief Accounting Officer of the Company effective as of December 28, 2008. Mr. Bohannon has been in the accounting and financial field for more than 40 years. Mr. Bohannon worked as a senior manager at Ernst & Young in Atlanta from 1968 until 1978 where he specialized in financial and SEC reporting before becoming the partner in charge of audit and review services for Pappadakis, Nelson & Bohannon from 1978-1991. Since 1992, he has focused on his own consulting practice, serving as the financial officer for a variety of companies in the Southeast United States. He holds a B.S. from Auburn University and a Masters in Business Administration, Concentration in Accounting from Tulane University. He is a Certified Public Accountant licensed in Georgia.

James E. Skinner, Ph.D., has been our Vice President Research and Science and a director since August 2000. Dr. Skinner was our President from August 2000 through July 2002. Dr. Skinner has experience both as a scientist and manager of large research and development projects. From December 1969 to February 1993 Dr. Skinner was a Professor at Baylor College of Medicine in Houston, where he was the recipient of many research grants from the National Institutes of Health. During his tenure at Baylor College of Medicine, he was the principal investigator of a Program Project Grant that operated five laboratories and three core facilities. From March 1993 to July 1997

Dr. Skinner was the Associate Director of the Totts Gap Medical Research Laboratories, Inc. In August 1997 he founded the Delaware Water Gap Science Institute, a nonprofit medical research organization devoted to the development of medical devices and pharmaceuticals, and has served as its director since its inception. Dr. Skinner is a graduate of Pomona College and received his Ph.D. from the University of California at Los Angeles.

Jerry M. Anchin, Ph.D., has been our Vice President Product Development and Physician Training since October 2000 and a director since September 2003. Dr. Anchin has extensive experience in the biotechnology business sector. He has been actively involved in the fields of immunology, molecular biology, drug discovery and protein chemistry since 1978. Dr. Anchin worked in biotechnology at International Immunoassay Labs from September 1981 to July 1988 as head of assay development and manufacturing, where he was instrumental in designing a novel assay for the detection of the protein creatine kinase that is released as a result of acute myocardial infarction. He received two patents for his work in this area. Dr. Anchin then worked for Immuno Pharmaceuticals from August 1993 to February 1996 and Prism Pharmaceuticals from February 1996 to June 1998. Dr. Anchin was employed by Ciblex Pharmaceuticals from June 1998 through August 2000, where he became group leader of the drug discovery program involving novel small molecules that will be entering clinical trials for the prevention of asthma. He has been granted five patents in the field of immunoassay and drug discovery and has four patents pending. Dr. Anchin holds a B.A. in Cell Biology from University of California at Santa Barbara and received his Ph.D. in Immunology from Texas A&M University.

Daniel N. Weiss, M.D., F.A.C.C., joined us as our Chief Medical Officer in April 2004. Dr. Weiss has extensive experience as a practicing cardiologist and electrophysiologist. He has been a partner in Florida Arrhythmia Consultants and a director of the Jim Moran Heart and Vascular Center since 1994. He is also a consultant to Fortune 500 Medical Device companies including Medtronics, St. Jude Medical and Guidant. He has been a clinical investigator in the MADIT II (MultiCenter Automatic Defibrillator Implantation Trial) and SCDHeFT (Sudden Cardiac Death Heart Failure Trial) clinical trials. He is a cum laude graduate of Princeton University with a BSE in Electrical Engineering and Computer Science. He received his Medical Degree with Distinction in Research from the Mount Sinai School of Medicine where he also received the Nathan A. Setz Award for Research in Cardiovascular and Renal Disease.

Lloyd C. Chesney joined Vicor as Chief Technology Officer (CTO) on January 1, 2010. Immediately prior to joining Vicor, he was chief technology officer of MDVIP, a concierge physician organization providing personalized preventive medicine. During his tenure, he integrated MDTablet’s electronic medical record into MDVIP’s portal to provide bi-directional information exchange creating a dynamic patient health record, and integrated MDVIP’s patient instant medical history into MDVIP’s portal and MDTablet’s electronic medical record for patient health risk assessments, which formed the foundation for individualized patient wellness plans. Previously, Mr. Chesney has served as CTO for Health Star Communications, a meeting logistics company as well as CTO for EHealth Latin America, a facilitator of hospital-centric, Web-based medical communication and education in Central and South America, Cybear Inc., a then development-stage internet healthcare portal, CIO for Phymatrix Corp., a medical practice management company and CIO for the Palm Beach County Health Care District. He holds a B.S. in chemistry from the University of Florida.

Edward Wiesmeier, M.D., has been a director since October 2004. From 1989-2006 Dr. Wiesmeier was a Clinical Professor of Obstetrics and Gynecology and Assistant Vice Chancellor for Student Development and Health at the UCLA School of Medicine. From 2008 to the present, he has been a volunteer clinical professor of reproductive medicine at the University of California at San Diego. He serves as Chairman of our Scientific Advisory Board and Chair of the Compensation Committee. He is a graduate of Rutgers University and received his M.D. from Georgetown University.

Frederick M. Hudson has served as a director since July 2008. Mr. Hudson retired as a partner in charge of the health care audit practice for the Washington-Baltimore business unit of the accounting firm of KPMG, LLP on January 1, 2006 after a 37-year career with the firm. He is a graduate of Loyola College and currently serves in a board capacity with the Board of Financial Administration of the Catholic Archdiocese of Baltimore, Board of Sponsors, Loyola College Sellinger School of Business and Management and the Board of Trustees of the Maryland Historical Society. He chairs the audit committee of the board of directors of Paradigm Management Services LLC (a provider of catastrophic care services), Woodhaven Holding Corporation, d/b/a Remedi Health Services. (an institutional pharmacy service provider) and is a member of the audit and finance committee of the board of directors for GBMC Healthcare, Inc and its affiliate, the Greater Baltimore Medical Center. He serves as Chairman of our Audit Committee.

Joseph C. Franchetti has served as a director since July 2008. He is a consultant, director and advisor to several health care/medical device companies in the cardiology/cardiovascular and life sciences arenas, including start-up companies. He now serves as vice -chairman of CVAC Health Systems Inc. and was president and CEO of Colin Medical Instruments Corp. (now Omron), a Japanese-owned worldwide leader for noninvasive blood pressure and physiological / vital signs monitoring and diagnosis from 1989 to 1996. His executive experience also includes being co-founder and CEO of Bio-Chem Laboratory Systems Inc. and a corporate and international vice-president and general manager for Technicon (now Siemens) and Narco Scientific (now Respirionics). He is a graduate of the Wharton School of the University of Pennsylvania and a trustee emeritus of Southwest Research Institute of Texas, and a commissioned US Army Infantry Officer.

Board Independence

The Board of Directors has determined that the following three individuals currently serving as directors are independent as that term is defined in the Marketplace Rules of The NASDAQ Stock Market: Mr. Franchetti, Mr. Hudson and Dr. Wiesmeier.

SCIENTIFIC ADVISORY BOARD

The Company has assembled a Scientific Advisory Board consisting of medical doctors and other professionals with experience in relevant scientific and medical fields. Members, in addition to Drs. Anchin, Skinner, Weiss and Wiesmeier, who serves as the Chairman of the Committee, include:

•	Mark E. Josephson, M.D., Chief of Cardiology at Beth Israel Deaconess Medical Center, a major patient care, research and teaching affiliate of Harvard Medical School, the author of Clinical Cardiac Electrophysiology, the fundamental textbook in the field.

•	Hein J. J. Wellens, M.D., Professor and Chairman of the Department of Cardiology at Academisch Ziekenhuis Maastricht in Amsterdam, the Netherlands. He is a director of the Interuniversity Cardiology Institute of the Netherlands and is a member of the Netherlands Academy of Arts and Sciences. He also has an appointment of visiting lecturer at Harvard Medical School.

•	Richard M. Luceri, M.D., F.A.C.C., recently retired director, Interventional Arrhythmia Center Holy Cross Hospital, Fort Lauderdale, FL as well as a clinical investigator in the MADIT II (MultiCenter Automatic Defibrillator Implantation Trial) and author SCDHeFT (Sudden Cardiac Death Heart Failure Trial).

•	Robert G. Hauser, MD, F.A.C.C., FHRS, Chairman of the Cardiovascular Services Division at Abbott Northwestern Hospital and former CEO of Cardiac Pacemakers, Inc., acquired by Guidant Corporation.

•	Jonathan Kaplan, M.D., M.P.H., Medical director for Fidelis Care New York and formerly the corporate medical director for Excellus Blue Cross Blue Shield.

•	David Chazanovitz, President and CEO of Alveolus, Inc., the former chief executive officer of Cambridge Heart, Inc. (our only FDA-approved competitor).

•	Edward F. Lundy, M.D., Ph.D., Chief of Cardiothoracic Surgery at the Active International Cardiovascular Institute at Good Samaritan Hospital in Suffern, New York. In addition to his M.D. from the University of Michigan, Dr. Lundy also received a Ph.D. from that institution in Physiology with a primary focus on altered-state physiologies such as hibernation.

•	Jules T. Mitchel, M.B.A., Ph.D., Founder of Target Health, Inc., a full-service contract research organization supporting all aspects of pharmaceutical drug and device development.

•	Ariel D. Soffer, M.D., F.A.C.C, Chief of Medicine at Hollywood Medical Center, Hollywood, FL. President and CEO of Florida Institute for Cardiovascular Care (Healthworx).

•	Hank Lubin, M.D., practicing physician with Hightstown Medical Associates, PA, (formerly affiliated with the University of Pennsylvania Health System) and currently a Clinical Associate Professor at The University of Pennsylvania School of Medicine.

•	David Fertel, D.O., Clinical Professor of Surgery at Michigan State University and a practicing board certified thoracic and cardiovascular surgeon in Michigan.

DIRECTOR COMPENSATION

On June 25, 2008, the board of directors approved a compensation package for nonemployee directors providing a combination of retainer fees and option awards for their service to the Company. Each nonemployee director will receive a basic annual retainer of $24,000, paid quarterly in shares of our common stock. The director serving as the Chairman of the Audit Committee will receive an annual fee of $12,000 and the Director serving as Chairman of the Compensation Committee will receive an annual fee of $6,000 for the additional duties as Chairmen of these committees. Such fees will be paid quarterly in shares of the Company’s common stock. Nonemployee directors will receive fees of $1,000 per meeting (paid in shares of the Company’s common stock) not to exceed six board meetings per year and four Audit Committee meetings per year. Each nonemployee director will also receive an annual grant of 100,000 stock options. The options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will be for a term of up to ten years. The options will vest monthly on a pro-rata basis over a twenty four month period.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our nonemployee directors in 2009. We do not provide any compensation to our directors who also are serving as executive officers of the Company.

	Fees Earned or	Stock	Option
Name	Paid in Cash($)	Awards(1)($)	Awards(1)($)	Total ($)

Edward Wiesmeier, M.D.	—	40,000	295,000	335,000
Frederick M. Hudson	—	46,000	67,000	113,000
Joseph A. Franchetti	—	34,000	67,000	101,000

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in the calculation of these amounts, please refer to footnote 8 of the Company’s financial statements for the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

The following table sets forth compensation awarded to, earned by or paid to (i) David H. Fater, our Chief Executive Officer and Chief Financial Officer, (ii) James. E. Skinner, our Vice President, Research and Science, (iii) Jerry M. Anchin, our Vice President, Product Development and Physician Training, and (iv) Daniel N. Weiss, our Chief Medical Officer. No other executive officers received total compensation in excess of $100,000 for the fiscal year ended December 31, 2009.

Summary Compensation Table

					Stock	Option/Warrant	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Award(1)($)	Awards(1)($)	Compensation ($)	Total ($)

David H. Fater	2009	183,000		—	—	228,000		411,000
Chief Executive and Chief Financial Officer(2)	2008	165,000	(3)	—	—	—	—	165,000
James E. Skinner	2009	177,000			—	228,000	—	405,000
Vice President, Research and Science(2)	2008	174,000	(3)	—	—	—	—	174,000
Jerry M. Anchin	2009	168,000		—	—	228,000		396,000
Vice President, Product Development and Physician Training(2)	2008	156,000	(3)	—	—	—	—	156,000
Daniel N. Weiss	2009	180,000		—	—	152,000	78,900	410,900
Chief Medical Officer(2)	2008	180,000	(3)	—	—	—	—	180,000

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in the calculation of the amounts, please refer to footnote 8 of the Company’s financial statements for the fiscal year ended December 31, 2009.

(2)	All of our Named Executive Officers except Dr. Weiss commenced employment with the Company on March 30, 2007, the date of the Merger closing. Dr. Weiss commenced employment with us in April 2008.

(3)	Mr. Fater, Dr. Skinner, Dr. Anchin and Dr. Weiss elected to forego 50% of their 2008 salary in cash compensation and instead elected to receive shares of our common stock. The cash amounts related thereto totaled approximately $82,500 for Mr. Fater, $87,000 for Dr. Skinner, $66,000 for Dr Weiss and $78,000 for Dr. Anchin in fiscal 2008. In January 2009 we issued 869,295 shares of our common stock in satisfaction of the cash compensation.

Employment Agreements

We have entered into employment agreements with David H. Fater, James E. Skinner, Ph.D., Dr. Daniel N. Weiss and Jerry M. Anchin, Ph.D.

David H. Fater.  Our employment agreement with Mr. Fater, dated June 1, 2002, as amended, is for a three-year term; provided, however, that on June 1 of each year the term is automatically extended for an additional one-year period. The employment agreement provides for an annual base salary of $150,000, subject to annual increases (currently at $201,000), plus reimbursement of reasonable expenses and entitles Mr. Fater to participate in the employee benefit plans made available to our other executives. Upon the first to occur of (1) our receipt of $3 million in funding; (2) consummation of a significant liquidity event; or (3) significant enhancement of our value, Mr. Fater’s annual increases to base compensation will be 10% and Mr. Fater will be entitled to an annual bonus of 20% of his base salary. The agreement contains customary confidentiality and noncompete provisions.

If we terminate Mr. Fater’s employment without cause or if Mr. Fater terminates the agreement for good reason (as defined in the agreement), or if either event occurs during the two years after a change of control, then Mr. Fater will receive an amount equal to 300% of the sum of his current base salary and any bonuses paid during the previous 12-month period, and he will receive accelerated vesting under any long-term incentive plans including stock options and warrants and other benefits for the remainder of the term of the agreement, or in the case of a change of control for the next three years. We have also agreed to pay to Mr. Fater any excise taxes to the extent any amount paid to Mr. Fater is deemed “parachute payments.”

James E. Skinner.  Our employment agreement with Dr. Skinner dated January 1, 2009 expires on December 31, 2011. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Skinner to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Skinner agrees that all intellectual property developed by him shall be our property. If Dr. Skinner’s employment is terminated without cause or if Dr. Skinner terminates the agreement for good reason, he is entitled to twelve months of his base salary plus a sum equal to any bonuses paid to him in the preceding twelve months.

Jerry M. Anchin.  Our employment agreement with Dr. Anchin dated January 1, 2009 expires on January 1, 2012. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Anchin to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Anchin agrees that all intellectual property developed by him shall be our property. If Dr. Anchin’s employment is terminated without cause or if Dr. Anchin terminates the agreement for good reason, he is entitled to twelve months of his base salary plus a sum equal to any bonuses paid to him in the preceding twelve months.

Daniel N. Weiss.  Our employment agreement with Dr. Weiss dated April 15, 2008 with an effective date of January 1, 2010 expires on January 1, 2013. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Weiss to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Weiss agrees that all intellectual property developed by him shall be our property. If Dr. Weiss’ employment is terminated without cause or if Dr. Weiss terminates the agreement for good reason, he is entitled to twelve months of his base salary plus a sum equal to any bonuses paid to him in the preceding twelve months.

Compensation Accruals

As a development stage entity, we must carefully monitor our cash flow. In recognition of the importance of this process and to help conserve cash for other purposes, Mr. Fater, Dr. Skinner, Dr. Weiss and Dr. Anchin elected to forego certain cash compensation amounts due to them in fiscal 2008. These amounts totaled approximately $82,500 for Mr. Fater, $87,000 for Dr. Skinner, $66,000 for Dr. Weiss and $78,000 for Dr. Anchin. On December 16, 2008 the board of directors approved the satisfaction of both the 2008 cash amounts and 2007 cash amounts that the named executive officers elected to forego during 2008 and 2007 by issuing on January 5, 2009 shares of common stock as follows: 433,333 to Dr. Anchin, 483,333 to Dr. Skinner, 458,333 to Mr. Fater and 183,333 to Dr. Weiss.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding outstanding options and warrants held by our Named Executive Officers as of our fiscal year end December 31, 2009.

			Number of
	Number of Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options/Warrants		Options/Warrants	Option/Warrant	Option/Warrant
Name	(#) Exercisable		(#) Unexercisable	Exercise Price ($)	Expiration Date

David H. Fater	300,000	(4)	—	$0.78	01/05/2016
	12,500	(3)		$1.00	04/09/2013
James E. Skinner	300,000	(4)	—	$0.78	01/05/2016
	255,000	(1)	—	$1.00	08/08/2017
	12,500	(3)		$1.00	06/10/2013
Jerry M. Anchin	100,000	(1)	—	$1.00	08/08/2017
	12,500	(3)	—	$1.00	02/19/2013
	300,000	(4)	—	$0.78	01/05/2016
Daniel N. Weiss(2)	50,000	(2)	—	$1.00	08/08/2017
	200,000		—	$0.78	01/05/2016

(1)	We granted these warrants to Dr. Skinner and Dr. Anchin on August 8, 2007. These warrants are fully vested and immediately exercisable as of the grant date.

(2)	We granted these options to Dr. Weiss under our 2002 Stock Option Plan on August 8, 2007. The options were fully vested and immediately exercisable as of the grant date.

(3)	We granted these warrants to Mr. Fater, Dr. Skinner and Dr. Anchin in exchange for converting their $10,000 12% convertible promissory notes into 12,500 shares of Series B Junior Convertible Cumulative Preferred Stock and 12,500 warrants.

(4)	We granted these options under our 2008 Stock Option Plan on January 5, 2009. The options vest 50% immediately and 12.5% per quarter thereafter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth in “Risk Factors” or elsewhere in this prospectus.

Plan of Operations

At March 31, 2010 our cash balance was $308,000. From April 1, 2010 through May 10, 2010 we received proceeds of $840,000 from the sale of units consisting of 8% Subordinated Convertible Notes and warrants to purchase shares of our common stock The warrants are exercisable at $1.00 per share and expire five years after date of grant. Based on our cash balance as of May 10, 2010, management believes that we have sufficient funds to continue current operations through at least July 31, 2010.

Our plan of operations includes:

1. Continued and increased sales of the PD2i Analyzertm to physicians in the United States through the use of independent distributors and direct sales personnel.

2. Raising additional capital with which to expand the sales and administrative infrastructure and fund ongoing operations until our operations generate positive cash flow.

3. Completing various clinical trials and 510(k) submission(s) to secure additional marketing claims for the PD2i Analyzertm to enhance and accelerate marketing efforts.

4. Initiating international sales of the PD2i Analyzertm and PD2i-VStm (Vital Sign), including securing CE Mark Clearance, if required.

However, we may not be successful in raising additional capital or in generating revenue. Furthermore, even if we raise additional capital and generate revenue, we may never achieve profitability or positive cash flow. If we are not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, our operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Critical Accounting Policies and Estimates

The following are deemed to be the most significant accounting policies affecting our results of operations:

Research and Development Costs

Research and development costs include payments to collaborative research partners and costs incurred in performing research and development activities, including wages and associated employee benefits, facilities and overhead costs. These are expensed as incurred.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology, are stated at cost and amortized on the straight-line basis over their estimated useful economic lives. Costs and expenses incurred in creating intellectual property are expensed as incurred. The cost of purchased intellectual property is capitalized. Software development costs are expensed as incurred.

Revenue Recognition

Operating revenues commenced in January 2010 and are the result of product sales and fees for analysis of ECG data collected by physicians. Revenues are recognized at the time of product shipment or upon the performance of tests. The Company also plans on generating revenues from licensing fees which will be recognized in accordance with the contract terms.

Accounting for Stock-Based Compensation

We recorded equity-based compensation expense for employees and nonemployees in accordance with the fair-value provisions of Accounting Standards Codification (“ASC”) 718, principally the result of granting stock options and warrants to employees with an exercise price below the fair value of the shares on the date of grant.

Accounting for Derivative Financial Instruments

We evaluate financial instruments using the guidance provided by ASC 815 and apply the provisions thereof to the accounting of items identified as derivative financial instruments not indexed to our stock.

Fair Value of Financial Instruments

The Company follows the provisions of ASC 820. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company uses fair value measurements for determining the valuation of derivative financial instruments payable in shares of its common stock. This primarily involves option pricing models that incorporate certain assumptions and projections to determine fair value. These require management judgment.

Results of Operations

Three months ended March 31, 2010 compared to the three months ended March 31, 2009

The following table sets forth the amounts and percentages of total expenses represented by certain items reflected in our condensed consolidated statements of operations for each of the three months ended March 31, 2010 and 2009 and for the period from August 4, 2000 (inception) to March 31, 2010.

	Three Months Ended March 31,				Inception to March 31,
	2010		2009		2010
	(Unaudited)		(Unaudited)		(Unaudited)

Revenues	$100,000	4.9%	$—	0.0%	$944,000	1.7%
Operating expenses:
Cost of sales	85,000	4.1%	—	0.0%	85,000	0.2%
Research and development	157,000	7.6%	199,000	23.4%	15,184,000	27.3%
General and administrative expenses	1,457,000	70.9%	590,000	69.2%	31,259,000	56.2%
Interest expense	357,000	17.4%	63,000	7.4%	9,043,000	16.3%

Total operating expenses	2,056,000	100.0%	852,000	100.0%	55,571,000	100.0%
Unrealized gain (loss) on derivative financial instruments	(117,000)	(5.7)%	(294,000)	(34.5)%	2,040,000	3.7%

Net loss	(2,073,000)	(100.8)%	(1,146,000)	(134.5)%	(52,587,000)	(94.6)%
Cumulative effect of change in accounting principal					480,000	0.9%
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(126,000)	(6.1)%	(101,000)	(11.9)%	(1,039,000)	(1.9)%
Amortization of derivative discount on Series B preferred stock	(249,000)	(12.1)%	(228,000)	(26.8)%	(249,000)	(0.4)%
Value of warrants issued in connection with sales of Series B preferred stock	—	0.0%	—	0.0%	(1,536,000)	(2.8)%

Total dividends for the benefit of preferred stock holders	(375,000)	(18.2)%	(329,000)	(38.7)%	(3,803,000)	(5.1)%

Net loss applicable to common stock	$(2,448,000)	(119.0)%	$(1,475,000)	(173.2)%	$(55,910,000)	(98.8)%

Net loss per common share — basic and diluted	$(0.06)		$(0.04)

Weighted average number of shares of common shares outstanding	42,425,945		35,010,142

Revenues

We had revenues of $100,000 in the three months ended March 31, 2010 compared with no revenues in the first quarter of 2009. Our revenues consisted of $88,000 in fees generated from the sale of PD2i Analyzerstm to physicians and our independent distributor and $12,000 related to fees for analysis of ECG data collected by physicians. The independent distributor is using these devices primarily for demonstration purposes.

Cost of Sales

Cost of sales were $85,000, or 4.1% of total expenses, in the three months ended March 31, 2010 compared with no cost of sales in the first quarter of 2009.

Research and Development

Research and development costs were $157,000 or 7.6% of total expenses, for the three months ended March 31, 2010 compared to $199,000 or 23.4% of total expenses, for the three months ended March 31, 2009. The principal reason for the decrease of $42,000 in 2010 was related to the different clinical trials conducted in 2010 compared to 2009. It is anticipated that research and development expenses will continue in 2010 at approximately the same level as 2009.

Selling, General and Administrative Expenses

Selling, general and administrative costs were $1,457,000, or 70.9% of total expenses, for the three months ended March 31, 2010 compared to $590,000, or 69.2% of total expenses, for the three months ended March 31 2009. The increase in expenses of $867,000 in the three months ended March 31, 2010 compared to the same period in 2009 was principally attributable to: a) $432,000 for increased infrastructure and personnel to support the sales and information technology functions, b) $87,000 from amortization of offering expenses related to the 2009 sale of 8% Convertible Notes, c) $77,000 related to our increased investor relations activities, and d) $203,000 related to equity-based compensation arising from issuance of common stock and stock options to new employees. It is anticipated that our selling, general and administrative expenses will continue to increase throughout the year in response to increased sales and related infrastructure requirements.

Interest Expense

Interest expense was $357,000, or 17.4% of total expenses, for the quarter ended March 31, 2010, compared to $63,000, or 7.4% of total expenses, for the quarter ended March 31, 2009. The principal reason for the increase was due to increased indebtedness because of the issuance of 8% Convertible Notes and 8% Subordinated Convertible Notes.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table sets forth expenses and percentages of total expenses represented by certain items reflected in the Company’s consolidated statements of operations for each of the years ended December 31, 2009 and 2008.

	Years Ended December 31
	2009		2008

Revenues	$—	0.0%	$—	0.0%

Operating expenses:
Research and development	964,000	13.2%	993,000	14.8%
General and administrative expenses	4,372,000	59.7%	2,433,000	36.2%
Depreciation and amortization	41,000	0.6%	41,000	0.6%
Interest expense	1,944,000	26.6%	3,260,000	48.4%

Total operating expenses	7,321,000	100.0%	6,727,000	100.0%

Realized/unrealized gain on derivative financial instruments	2,157,000	29.5%	—	0.0%

Net loss	(5,164,000)	70.5%	(6,727,000)	100.0%
Cumulative effect of change in accounting principal
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(479,000)	6.5%	(246,000)	3.7%
Amortization of derivative discount on Series B preferred stock	(979,000)	13.4%		0.0%
Value of warrants issued in connection with sales of Series B preferred stock		0.0%	(1,536,000)	22.8%

Total dividends for the benefit of preferred stockholders	(1,458,000)	19.9%	(1,782,000)	26.5%

Net loss applicable to common stock	$(6,622,000)	90.4%	$(8,509,000)	126.5%

Research and Development

For the year ended December 31, 2009, research and development costs were $964,000, or 13.2% of total expenses, compared to $993,000, or 14.8% of total expenses, for the year ended December 31, 2008. The decrease in expenses was primarily attributable to a decrease in the VITAL Trial costs due to its suspension and commencement of a collaboration with the University of Rochester for data analysis of the MUSIC Trial data for SCD, a less costly process.

We anticipate that research and development costs will continue in the future, but at levels more closely approximating those of 2009. As our products become commercially available in the marketplace, we expect more collaborative research efforts from third parties to take place, reducing the extent to which Vicor-sponsored and funded research and development will be required.

Selling, General and Administrative

For the year ended December 31, 2009, selling, general and administrative costs were $4,372,000, or 59.7% of total expenses, compared to $2,433,000, or 36.2% of total expenses, for the year ended December 31, 2008. The $1,939,000 increase was due to increases of $572,000 of costs associated with convertible note offerings, $474,000 in legal and accounting fees resulting from advisory services to develop derivatives accounting procedures and legal fees related to various note offerings, $594,000 in consulting and computer programming fees incurred in readying our product for commercial launch, and in building the information technology infrastructure required to support the anticipated demands of our products and operations.

Interest Expense

For the year ended December 31, 2009, interest costs were $1,944,000, or 26.6% of total expenses, compared to $3,260,000, or 48.4% of total expenses, for the year ended December 31, 2008. Interest expense in 2009 included $1,665,000 recognized when debt securities containing embedded derivative features were converted into our common stock and amortization of the derivative discounts arising from sales of such debt securities. Interest expense in 2008 was unusually high because of incentives related to conversions of various notes payable into Series B Junior Convertible Cumulative Preferred Stock and common stock.

Liquidity and Capital Resources

We generated revenues of $100,000 in the first quarter of 2010. However, our revenues are not sufficient to execute our business plan and continue development of our products. Accordingly, we continue to look to outside sources to raise capital.

At March 31, 2010 we had a working capital deficiency of $1,113,000 and $308,000 in cash. From April 1, 2010 through May 10, 2010 we received proceeds of $840,000 from the sale of units consisting of 8% Subordinated Convertible Notes and warrants to purchase shares of our common stock. Based on our cash balance as of May 10, 2010, management believes that we have sufficient funds to continue current operations through at least July 31, 2010.

Management recognizes that we must generate additional funds to successfully continue operations. Management plans include the sale of additional equity and debt securities. We have raised approximately $23,900,000 since our inception in 2000 in a series of private placements of our common stock, convertible preferred stock and convertible notes to accredited investors, a number of which are physicians.

However, we may not be successful in raising additional capital. Further, assuming that we raise additional funds, we may not achieve profitability or positive cash flow. If we are not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, our operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Going Concern

Our financial statements as of and for the three months ended March 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We incurred a net loss applicable to common stockholders of $1,475,000 and $2,448,000 for the three months ended March 31, 2009 and 2010, respectively, and at March 31, 2010 had negative working capital of $1,113,000, an accumulated deficit of $55,910,000 and a net capital deficiency of $7,954,000. Although sales commenced in January 2010, we anticipate operating losses over the next 12 months (and likely longer) as we continue to incur expenditures necessary to further the commercial development of our products. These matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that we must generate additional funds to successfully commercialize our products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of our products as well as other business transactions to assure continuation of our development and operations. We are executing our plan to secure additional capital through a multi-part funding strategy. We believe that the amount of capital generated by this plan will be sufficient to permit completion of various clinical trials and provide sufficient working capital for the next 24-30 months, by which time it is expected that we will generate positive cash flow through the sales of our products.

However, no assurances can be given that we will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming we successfully raise additional funds or enter into a business alliance, that we will achieve profitability or positive cash flow. If we are not able to timely and successfully raise additional capital and/or achieve positive cash flow, our business, financial condition, cash flows and results of operations will be materially and adversely affected.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an unconsolidated entity under which we have:

•	A retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•	Liquidity or market risk support to such entity for such assets; or

•	An obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to us, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with us.

Recent Accounting Pronouncements

Accounting Standards Codification — The Financial Accounting Standards Board, which we refer to as the FASB, issued Accounting Standards Update, which we refer to as ASU, 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification, which we refer to as ASC, as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission, which we refer to as the SEC, under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All nongrandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 had no impact on the Company’s financial condition, results of operations or cash flows.

Fair Value Measurements and Disclosures — In January 2010 the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements, which provides additional guidance relating to fair value measurement disclosures. Specifically, companies will be required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for those transfers. For Level 3 fair value measurements, the new guidance requires a gross presentation of activities within the Level 3 roll forward. Additionally, the FASB also clarified existing fair value measurement disclosure requirements relating to the level of disaggregation, inputs, and valuation techniques. This ASU is effective for interim or annual reporting periods beginning after December 15, 2009, except for the detailed Level 3 disclosures, which are effective for interim or annual reporting periods beginning after December 15, 2010. Since ASU 2010-06 only affects disclosure requirements, the adoption of these provisions will have no impact on our financial condition, results of operations, or cash flows.

Fair Value of Financial Instruments — ASC 825-10-65 updates ASC 825, Financial Instruments, to increase the frequency of fair value disclosures from an annual basis to a quarterly basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. These provisions of ASC 825 are effective for interim and annual periods ending after June 15, 2009. Since these provisions only affect disclosure requirements, the adoption of these provisions under ASC 825 had no impact on our financial condition, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after March 31, 2010, are not expected to have a significant effect on our financial condition, results of operations, or cash flows.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by the following persons as of May 25, 2010:

•	each of the named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock that are issuable pursuant to options, warrants or rights that are currently exercisable or exercisable within 60 days of May 25, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o Vicor Technologies, Inc., 2300 N.W. Corporate Boulevard, Suite 123, Boca Raton, Florida 33431.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned(1)	Shares

David H. Fater(2)	1,689,101	3.30%
James E. Skinner(3)	4,233,781	8.22%
Jerry M. Anchin(4)	2,296,392	4.47%
Daniel N. Weiss, M.D.(5)	801,158	1.57%
Edward Wiesmeier, M.D.(6)	1,591,946	3.10%
Frederick M. Hudson(7)	224,145	*
Joseph A. Franchetti(8)	212,514	*
All 7 directors and executive officers as a group	11,049,037 (9)	20.76%

*	Less than 1%.

(1)	For purposes of calculating beneficial ownership percentages, 50,920,527 shares of the Company’s common stock were deemed outstanding as of May 25, 2010 and includes (a) 45,552,834 shares of the Company’s common stock issued and outstanding, (b) 157,592 shares of the Company’s common stock issuable upon conversion of 157,592 shares of Series A Convertible Preferred Stock, and (c) 5,210,101 shares of the Company’s common stock issuable upon conversion of 5,210,101 shares of Series B Junior Convertible Cumulative Preferred Stock. As of May 25, 2010, each share of Series A Convertible Preferred Stock and Series B Junior Convertible Cumulative Preferred Stock is convertible into one share of the Company’s common stock.

(2)	Includes (a) immediately exercisable warrants to purchase 12,500 shares of the Company’s common stock, (b) 3,276 shares of the Company’s common stock to be issued as compensation in connection with the guarantee of bank loans within 60 days of May 25, 2010, (c) immediately exercisable options or options exercisable within 60 days of May 25, 2010 to purchase 300,000 shares of the Company’s common stock, and (d) 12,500 shares of Series B Junior Convertible Cumulative Preferred Stock as though converted into 12,500 shares of the Company’s common stock.

(3)	Includes (a) immediately exercisable warrants to purchase 267,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of May 25, 2010 to purchase 300,000 shares of the Company’s common stock, and (c) 12,500 shares of Series B Junior Convertible Cumulative Preferred Stock as though converted into 12,500 shares of the Company’s common stock.

(4)	Includes (a) immediately exercisable warrants to purchase 112,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of May 25, 2010 to purchase 300,000 shares of the Company’s common stock, and (c) 12,500 shares of Series B Junior Convertible Cumulative Preferred Stock as though converted into 12,500 shares of the Company’s common stock.

(5)	Includes immediately exercisable options or options exercisable within 60 days of May 25, 2010 to purchase 250,000 shares of the Company’s common stock.

(6)	Includes immediately exercisable (a) warrants to purchase 12,500 shares of the Company’s common stock, (b) options or options exercisable within 60 days of May 25, 2010 to purchase 441,666 shares of the Company’s common stock and (c) 12,500 shares of the Company’s Series B Junior Convertible Cumulative Preferred Stock as though converted into 12,500 shares of the Company’s common stock.

(7)	Includes options or options exercisable within 60 days of May 25, 2010 to purchase 141,666 shares of the Company’s common stock.

(8)	Includes (a) immediately exercisable warrants to purchase 10,000 shares of the Company’s common stock, and (b) options or options exercisable within 60 days of May 25, 2010 to purchase 141,666 shares of the Company’s common stock.

(9)	Includes (a) immediately exercisable warrants to purchase 415,000 shares of the Company’s common stock, (b) 3,276 shares of the Company’s common stock to be issued as compensation in connection with the guarantee of bank loans within 60 days of May 25, 2010, (c) immediately exercisable options or options exercisable within 60 days of May 25, 2010 to purchase 1,874,998 shares of the Company’s common stock, and (d) 60,000 shares of Series B Junior Convertible Cumulative Preferred Stock as though converted into 60,000 shares of the Company’s common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below since January 2007 there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•	in which any director, executive officer, or stockholder owning more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with Management

On January 1, 2007 we entered into a Service Agreement, which we refer to as the Service Agreement, with ALDA & Associates International, Inc., which we refer to as ALDA, a consulting company owned and controlled by Mr. Fater, whereby our employees became employees of ALDA under a Professional Employer Organization (PEO) arrangement. The Service Agreement is a cost-reimbursement-only contract and provides for our reimbursement of all of ALDA’s actual payroll and insurance-related costs for these employees. The arrangement was entered into because of the substantial cost savings that could be obtained for us due to the higher number of employees employed by ALDA.

In 2007, we borrowed $200,000 from Colonial Bank, N.A., which we refer to as Colonial Bank, on an unsecured basis under a loan agreement with a due date in August 2007 and an interest rate of 6.65%. As a condition to making the loan, Colonial Bank received a $200,000 certificate of deposit from our Chief Executive and Financial Officer, David H. Fater, as standby collateral. As consideration for this standby collateral, our board of directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, and (ii) the monthly issuance of 728 shares of our common stock. In 2009 Branch Banking and Trust Company acquired Colonial Bank, and this loan has been extended until January 10, 2011 at an interest rate of 3.54%.

Also in 2007, we borrowed $100,000 from Colonial Bank on an unsecured basis under a loan agreement with a due date in August 2007 and an interest rate of 6.13%. As a condition to making the loan, Colonial Bank received a $100,000 certificate of deposit from Mr. Fater as standby collateral. As consideration for this standby collateral, our board of directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, and (ii) the monthly issuance of 364 shares of our common stock. In 2009 Branch Banking and Trust Company acquired Colonial Bank, and this loan has been extended until October 2010 at an interest rate of 4.83%.

For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010, respectively, Mr. Fater received 8,328, 13,104, 14,196 and 3,276 shares of our common stock related to these bank loans.

In October 2002 we entered into a Purchase and Royalty Agreement, as amended in July and September 2003, which we refer to as the Royalty Agreement, with Dr. James E. Skinner, our Vice President and Director of Research and Development and a director of our company, to acquire the software related to the PD2i Analyzertm. The total purchase price for the software was $200,000. To date we have paid $100,000, and we are required to pay the remaining $100,000 from 10% of any revenues that we receive from the sale, licensing, distribution or other use of the PD2i Analyzertm. The Royalty Agreement further provides for an additional ongoing royalty to be paid to Dr. Skinner of 10% of revenues received by us from any activities that utilize the PD2i Analyzertm including, without limitation, licensing and sales of the PD2i Analyzertm for the life of the patents. For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010, respectively, Dr. Skinner did not receive any royalty payments. These royalty payments will commence after we have recovered our development costs in full.

On June 11, 2007, Dr. Jerry M. Anchin, our Vice President, Associate Director of Research and Development and a director, sold 100,000 shares of our common stock in a privately-negotiated sale at a price of $0.50 per share and contributed to our capital the $50,000 proceeds he received. On July 27, 2007 Dr. James E. Skinner, our Vice President, Director of Research and Development and a director, sold 255,000 shares of our common stock in a privately-negotiated sale at a price of $0.50 per share and contributed to capital the $127,500 proceeds he received.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, of which 45,552,834 shares were issued and outstanding as of May 25, 2010, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 160,000 shares have been designated Series A 8% Convertible Preferred Stock (“Series A Preferred Stock”), 5,500,000 shares have been designated Series B 8% Junior Convertible Cumulative Preferred Stock (“Series B Preferred Stock”) and 4,340,000 shares are blank check preferred stock, of which 157,592 shares of Series A Preferred Stock were issued and outstanding as of May 25, 2010 and 5,210,101 shares of Series B Preferred Stock were issued and outstanding as of May 25, 2010.

Pursuant to our Certificate of Incorporation and Bylaws, our board of directors is classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Fater and Skinner are Class I directors, Messrs. Anchin and Hudson are Class II directors and Messrs. Wiesmeier and Franchetti are Class III directors.

Our Certificate of Incorporation and Bylaws include provisions specifying the vote required by stockholders to take action. Our Certificate of Incorporation provides that the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the proposed amendment will be required to amend or revise our Certificate of Incorporation. Our Bylaws provide that the Bylaws may be amended, repealed or new Bylaws adopted by the board of directors; however the affirmative vote of the holders of at least two thirds (2/3) of the then outstanding shares of capital stock entitled to vote on the election of directors will be required in order for the stockholders to alter, repeal or adopt new Bylaws. Our Certificate of Incorporation provides that special meetings of stockholders may be called by the board of directors at any time, but stockholders may only call special meetings upon the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the election of directors.

Units

Each unit will consist of           share(s) of common stock and           warrant(s) to purchase           share(s) of common stock. The units will not be certificated and the common stock and warrants will be immediately separable and will be separately transferable immediately upon issuance.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore subject to the rights of any preferred stockholders, and also subject to any dividend restrictions in our debt instruments or under our bank loans. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably and equally in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Warrants to be Issued as Part of this Offering

The warrants offered in this offering will be issued in the form that will be filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the form of warrant.

Each warrant represents the right to purchase           share(s) of common stock at an exercise price equal to $      per share, subject to adjustment as described below. Each warrant may be exercised on or after the closing date of this offering through and including the close of business on          . The warrant will have a cashless exercise right in the event that the common stock underlying the warrants are not covered by an effective registration statement at the time of such exercise.

The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.

We may call the warrants, in whole or in part, if, at any time during the exercise period, the volume weighted average price of our common stock for ten consecutive trading days exceeds percent of the exercise price of the warrants. Any warrants which are subject to a call notice and not exercised by the date that is           trading days after the date of the call notice will be cancelled without any consideration paid to the holder.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock. A warrant may be transferred by a holder without our consent, upon surrender of the warrant, properly endorsed (by the holder executing an assignment in the form attached to the warrant). The warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

The placement agent warrants will have terms substantially similar to the warrants included in units offered hereby, except that placement agent warrants will have a term of           years from the effective date of the registration statement of which this prospectus is a part and will otherwise comply with FINRA Rule 5110 (g)(1).

Preferred Stock

Series A Preferred Stock

Each holder of Series A Preferred Stock is entitled to one vote for each share of common stock into which each share of Series A Preferred Stock held is convertible, on all matters submitted to a vote of stockholders. Subject to preferences that may apply to shares of preferred stock outstanding at the time and ranking senior to the Series A Preferred Stock, each share of Series A Preferred Stock yields cumulative annual dividends at an annual rate of 8%. Dividends on the Series A Preferred Stock will begin to accrue from their issuance date. Shares of Series A Preferred Stock have no preemptive rights or other subscription rights. The Series A Preferred Stock is senior to all other outstanding capital stock and is entitled to a liquidation preference equal to the greater of (i) the initial purchase price for the Series A Preferred Stock plus accrued and unpaid dividends or (ii) any accrued and unpaid dividends plus the amount such holder would have received if prior to such liquidation the Series A Preferred Stock had been converted into common stock.

Each share of Series A Preferred Stock is convertible at the option of the holder into shares of the Company’s common stock without the payment of any additional consideration by the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing $6.35 by the conversion price. The conversion price shall initially be $6.35, plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. The conversion price of the Series A Preferred Stock is subject to adjustment in the case of dilutive issuances and the issuance of additional shares of common stock. The Series A will automatically be converted into shares of common stock upon the consummation of a Liquidation Event, as defined in the Certificate of Designation. The Company may, at its option, require all holders of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of common stock at any time on or after: (i) the closing of the sale of shares of our common stock, at a price per share greater than or equal to $5.00, in an underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $10,000,000 of gross proceeds to us or (ii) the consummation of a Liquidation Event, as defined in the Certificate of Designation.

Series B Preferred Stock

Each holder of Series B Preferred Stock is entitled to one vote for each share of common stock into which each share of Series B Preferred Stock held is convertible, on all matters submitted to a vote of stockholders. Subject to preferences that may apply to shares of preferred stock outstanding at the time and ranking senior to the Series B Preferred Stock, each share of Series B Preferred Stock yields cumulative annual dividends at an annual rate of 8%. Dividends on the Series B Preferred Stock will begin to accrue from their issuance date. Shares of Series B Preferred Stock have no preemptive rights or other subscription rights. The Series B Preferred Stock is junior to the Series A Preferred Stock and is entitled to a liquidation preference equal to the greater of (i) the initial purchase price for the Series B Preferred Stock plus accrued and unpaid dividends or (ii) any accrued and unpaid dividends plus the amount such holder would have received if prior to such liquidation the Series B Preferred Stock had been converted into common stock.

Each share of Series B Preferred Stock is convertible at the option of the holder into shares of the Company’s common stock without the payment of any additional consideration by the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing $.80 by the conversion price. The conversion price shall initially be the lesser of $0.80 or 80% of the price per share of any common stock sold in the qualified financing plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. The conversion price of the Series B Preferred Stock is subject to adjustment in the case of dilutive issuances and the issuance of additional shares of common stock. The Series B will automatically be converted into shares of common stock upon the consummation of a Liquidation Event, as defined in the Certificate of Designation. The Company may, at its option, require all holders of Series B Preferred Stock then outstanding to convert their shares of Series B Preferred Stock into shares of common stock at any time on or after: (i) the closing of the sale of debt or equity in a registered offering or pursuant to a private placement, resulting in at least $3,000,000 of gross proceeds to the Company or (ii) the consummation of a Liquidation Event, as defined in the Certificate of Designation.

Blank Check Preferred Stock

Our board of directors is authorized, without further stockholder action, to divide any or all shares of the authorized but undesignated preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

Options and Warrants

As of May 25, 2010, we have outstanding options and warrants to purchase an aggregate of 18,886,842 shares of our common stock at exercise prices ranging from $0.01 to $1.00, per share, which expire on various dates from 2011 to 2016.

Anti-Takeover Effects of Delaware Law, our Certificate of Incorporation and our Bylaws

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, our certificate of incorporation and our bylaws provide for a classified board of directors, which makes it more difficult for a stockholder or group of stockholders to radically change the character or composition of the board at any one time. Directors may only be removed for cause and by a vote of the holders of two-thirds (2/3) of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our stockholders may also take any action by written consent in lieu of a meeting. However, our stockholders may only call a special meeting of stockholders with the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the election of directors. This provision could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Pursuant to our certificate of incorporation and our bylaws, the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the proposed amendment, in the case of the certificate of incorporation, or entitled to vote on the election of directors, in the case of the Bylaws, will be required to amend or revise our Certificate of Incorporation or Bylaws.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004. Continental Stock Transfer & Trust Company can be reached at (202) 509-4000.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement with           and          in connection with this offering. Among other things, the placement agents will assist us in identifying and evaluating prospective investors and approach prospective investors regarding the offering. The placement agents will assist us on a reasonable “best efforts” basis. The placement agents will have no obligation to buy any of the units from us, nor are they required to arrange the purchase or sale of any specific number or dollar amount of units. We will enter into subscription agreements directly with investors in connection with this offering. All funds we receive from investors will be placed in a non-interest-bearing escrow account with          , which we refer to as the escrow agent.

The placement agency agreement provides that the obligations of the placement agents are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our officers, our counsel, and our independent auditors. If the closing conditions are not satisfied by          , 2010, we will return your subscription amount to you without interest and without any other offset or deduction within two days.

There may be one or more closings of the offering. On each closing date, we will issue the securities for which subscriptions have been received and accepted to the subscribers and we will receive funds in the amount of the aggregate purchase price for those securities. We currently anticipate a first closing of a sale of the securities on          , 2010.

On each closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date, less the amount of fees we are paying to the placement agents;

•	we will cause common stock sold on such closing date to be delivered in book-entry form through the facilities of the Depository Trust Company and issue the warrants to the subscribers; and

•	the escrow agent will pay the placement agent fees in accordance with the terms of the placement agency agreement.

We have agreed to pay the placement agents a cash fee equal to     % of the gross proceeds of this offering and to issue to the placement agents warrants to purchase a number of shares of our common stock equal to     % of the aggregate number of shares of common stock included in units sold in the offering. The placement agent warrants will have terms substantially similar to the terms of the warrants included in the units offered hereby, except that the placement agent warrants will comply with FINRA Rule 5110(g)(1) in that for a period of 180 days after the issuance date of the placement agent warrants (which shall not be earlier than the applicable closing date of this offering), neither the placement agent warrants nor any shares of our common stock issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the placement agent warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either placement agent or related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agents will have piggyback registration rights with respect to the shares of common stock underlying the placement agent warrants. In addition, the warrants will have a cashless exercise right in the event that an effective registration statement is not available for the resale of the shares of common stock underlying the placement agent warrants.

The following table shows the per-unit and total placement agent fee to be paid by us to the placement agents. This amount is shown assuming all of the units offered pursuant to this prospectus are sold and issued by us.

Placement Agent
Fee per Unit	Total

$	$

We are offering pursuant to this prospectus up to           of our units, but there can be no assurance that the offering will be fully subscribed. Accordingly, we may sell substantially less than           of our units, in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.

We have also agreed to reimburse the placement agents for reasonable, customary and documented out-of-pocket expenses, including, but not limited to, all legal expenses incurred by the placement agents for services provided by outside counsel; provided, however, that out-of-pocket expenses (excluding legal expenses) in excess of $      and legal expenses in excess of $      will require our approval, such approval not to be unreasonably withheld. We estimate that the total expenses of the offering by us, excluding the placement agent fees, will be approximately $     . In the event the offering of securities is not completed, reimbursable expenses will be limited to out-of-pocket accountable expenses actually incurred by the placement agents in accordance with FINRA Rule 5110(f)(2)(D).

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities related to the performance by the placement agents of the services contemplated by the placement agency agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

The placement agency agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

LEGAL MATTERS

Our counsel, Akerman Senterfitt, in Miami, Florida, will pass on the validity of the units offered by this prospectus.

EXPERTS

The consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity (net capital deficiency) and cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2009 included in this prospectus have been audited by Daszkal Bolton, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the securities to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement with the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed with the SEC. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the SEC’s Public Reference Room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The registration statement and the periodic reports, proxy statements and other information that we file will be available for inspecting and copying at the SEC’s public reference room and the website of the SEC referred to above.

VICOR TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2010 AND
FOR THE QUARTERS ENDED MARCH 31, 2009 AND 2010
AND FOR THE PERIOD
AUGUST 4, 2000 (INCEPTION) THROUGH MARCH 31, 2010
CONTENTS

Page

Condensed Consolidated Balance Sheets as of December 31, 2009 and March 31, 2010 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three-months ended March 31, 2009 and 2010 and the period from August 4, 2000 (inception) through March 31, 2010 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three-months ended March 31, 2009 and 2010 and the period from August 4, 2000 (inception) through March 31, 2010 (unaudited)	F-4
Condensed Consolidated Statement of Changes in Net Capital Deficiency for the three-months ended March 31, 2010 (unaudited)	F-6
Notes to Condensed Consolidated Financial Statements	F-7

Vicor Technologies, Inc.
(A Development Stage Company)

Condensed Consolidated Balance Sheets
As of December 31, 2009 and March 31, 2010

	December 31,	March 31,
	2009	2010
	(Unaudited)

ASSETS
Current assets:
Cash	$544,000	$308,000
Accounts receivable	—	92,000
Inventory	—	40,000
Prepaid expenses	74,000	81,000

Total current assets	618,000	521,000

Property and equipment:
Equipment	35,000	129,000
Furniture and fixtures	24,000	24,000
Less accumulated depreciation	(38,000)	(42,000)

Net property and equipment	21,000	111,000

Other assets
Deposits	12,000	16,000
Deferred charges	168,000	80,000
Intellectual property, net of accumulated amortization of $223,000 and $234,000 at December 31, 2009 and March 31, 2010, respectively	229,000	218,000

	$1,048,000	$946,000

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$600,000	$874,000
Current debt	460,000	660,000
Due to related parties	100,000	100,000

Total current liabilities	1,160,000	1,634,000

Long-term liabilities:
Long-term debt	1,251,000	1,172,000
Accrued dividends	833,000	959,000
Derivative financial instruments payable in shares of common stock	4,414,000	5,135,000

Total long-term liabilities	6,498,000	7,266,000

Commitments and contingencies
Net capital deficiency:
Preferred stock, $.0001 par value; 10,000,000 shares authorized:
Series A Convertible Cumulative, 157,592 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	—	—
Series B Voting Junior Convertible Cumulative, 5,210,101 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 41,813,959 and 42,933,973 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	4,000	4,000
Additional paid-in capital	46,848,000	47,952,000
Deficit accumulated during the development stage	(53,462,000)	(55,910,000)

Net capital deficiency	(6,610,000)	(7,954,000)

	$1,048,000	$946,000

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)

Condensed Consolidated Statements of Operations
For the three months ended March 31, 2009 and 2010 and
For the period from August 4, 2000 (inception) to March 31, 2010

			Period from
			August 4, 2000
	Three Months	Three Months	(Inception) to
	Ended March 31,	Ended March 31,	March 31,
	2009	2010	2010
	(Unaudited)

Revenues	$—	$100,000	$944,000

Operating expenses:
Cost of sales	—	85,000	85,000
Research and development	199,000	157,000	15,184,000
Selling, general and administrative expenses	590,000	1,457,000	31,259,000
Interest expense	63,000	357,000	9,043,000

Total operating expenses	852,000	2,056,000	55,571,000

Gain (loss) on derivative financial instruments	(294,000)	(117,000)	2,040,000

Net loss	(1,146,000)	(2,073,000)	(52,587,000)
Cumulative effect of a change in accounting principle	—	—	480,000
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(101,000)	(126,000)	(1,039,000)
Amortization of derivative discount on Series B preferred stock	(228,000)	(249,000)	(1,228,000)
Value of warrants issued in connection with sales of Series B preferred stock	—	—	(1,536,000)

Total dividends for the benefit of preferred stockholders	(329,000)	(375,000)	(3,803,000)

Net loss applicable to common stock	$(1,475,000)	$(2,448,000)	$(55,910,000)

Net loss per common share — basic and diluted	$(0.04)	$(0.06)

Weighted average number of shares of common shares outstanding	35,010,142	42,425,945

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2009 and 2010 and
For the period from August 4, 2000 (inception) to March 31, 2010

			Period from
	Three Months	Three Months	August 4, 2000
	Ended	Ended	(Inception) to
	March 31,	March 31,	March 31,
	2009	2010	2010
	(Unaudited)

Cash flows from operating activities:
Net loss	$(1,146,000)	$(2,073,000)	$(52,587,000)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,000	15,000	338,000
Noncash interest imputed upon conversion of debt to equity	32,000	—	5,620,000
Noncash interest from deferred financing costs and debt-based derivative liabilities	—	371,000	2,692,000
Gain (loss) on derivative financial instruments	294,000	117,000	(2,040,000)
Loss from sale of assets	—	—	48,000
Securities issued for services	7,000	29,000	1,170,000
Beneficial conversion feature of notes payable	—	10,000	211,000
Contributed research and development services	—	—	95,000
Merger-related costs	—	—	523,000
Shares in lieu of interest payments	6,000	1,000	381,000
Equity-based compensation	142,000	286,000	18,951,000
Changes in assets and liabilities:
Accounts receivable	—	(92,000)	(92,000)
Inventory	—	(40,000)	(40,000)
Prepaid expenses and other assets	(20,000)	(11,000)	(434,000)
Accounts payable and accrued expenses	170,000	274,000	1,847,000

Net cash used in operating activities	(503,000)	(1,113,000)	(23,317,000)

Cash flows from investing activities:
Purchase of intellectual property	—	—	(237,000)
Net proceeds from sale of equipment	—	—	59,000
Purchase of property and equipment	—	(93,000)	(270,000)

Net cash used in investing activities	—	(93,000)	(448,000)

Cash flows from financing activities:
Due to related parties	—	—	100,000
Proceeds from bank loans	—	—	300,000
Proceeds from sale of preferred stock	261,000	—	2,915,000
Proceeds from sale of common stock	128,000	—	11,268,000
Repayment of notes	—	—	(905,000)
Proceeds from bridge loan	200,000	—	300,000
Proceeds from sale of notes	—	970,000	9,901,000
Proceeds for stock to be issued	—	—	16,000
Contributed capital	—	—	178,000

Net cash provided by financing activities	589,000	970,000	24,073,000

Net increase (decrease) in cash	86,000	(236,000)	308,000
Cash at beginning of period	182,000	544,000	—

Cash at end of period	$268,000	$308,000	$308,000

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2009 and 2010 and
From August 4, 2000 (inception) to March 31, 2010

			Period from
	Three Months	Three Months	August 4, 2000
	Ended	Ended	(Inception) to
	March 31,	March 31,	March 31,
	2009	2010	2010
	(Unaudited)

Supplemental cash flow information:
Issuance of previously-subscribed common stock	$16,000	$—	$16,000

Conversion of accounts payable to note payable	—	—	100,000

Repurchase of common stock for cancellation of subscription note receivable	—	—	750,000

Contributed research and development	—	—	95,000

Acquisition of intellectual property from related party	—	—	200,000

Beneficial conversion features for promissory notes	—	—	912,000

Warrants issued in connection with 15% promissory notes	—	—	261,000

Warrants issued in connection with 8% Subordinated Convertible Notes	—	134,000	251,000

Cash paid for interest expense	23,000	18,000	977,000

Accrued equity-based compensation	—	—	41,000

Accrued dividends	101,000	126,000	2,509,000

Interest on promissory notes paid in common stock	—	—	520,000

Related-party accrual converted to common stock	—	—	561,000

Conversion of debt to Series B Preferred Stock	—	—	1,567,000

Conversion of notes to common stock	40,000	404,000	5,013,000

Accrued expenses paid with preferred stock	108,000	—	108,000

Accrued expenses paid with common stock	772,000	—	772,000

Fair value of equity-based derivative financial instruments issued	366,000	—	816,000

Fair value of debt-based derivative financial instruments issued	—	—	1,046,000

Deferred costs paid with common stock	—	—	358,000

Derivative discount on Series B preferred stock	—	—	341,000

Conversion of Series B preferred stock and accrued dividends to common stock	—	—	82,000

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)

Condensed Consolidated Statements of Changes in Net Capital Deficiency
For the three months ended March 31, 2010

			Preferred Stock				Additional	Stock
	Common Stock		Class A		Class B		Paid-in	Subscriptions	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	in Process	Deficit	Total
	(Unaudited)

Balance at December 31, 2009	41,813,959	$4,000	157,592	$—	5,210,101	$—	$46,848,000	$—	$(53,462,000)	$(6,610,000)
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(126,000)	(126,000)
Issuance of stock for interest payments	1,092	—	—	—	—	—	1,000	—	—	1,000
Issuance of stock for services	193,998	—	—	—	—	—	136,000	—	—	136,000
Issuance of stock options for services	—	—	—	—	—	—	179,000	—	—	179,000
Issuance of stock for conversion of notes payable	899,924	—	—	—	—	—	404,000	—	—	404,000
Warrants issued related to notes payable transactions	—	—	—	—	—	—	135,000	—	—	135,000
Issuance of common stock for exercise of warrants	25,000	—	—	—	—	—	—	—	—	—
Amortization of discounts related to derivative financial instruments	—	—	—	—	—	—	249,000	—	(249,000)	—
Net loss	—	—	—	—	—	—	—	—	(2,073,000)	(2,073,000)

Balance at March 31, 2010	42,933,973	$4,000	157,592	$—	5,210,101	$—	$47,952,000	$—	$(55,910,000)	$(7,954,000)

See accompanying notes to condensed consolidated financial statements.

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Organization

Vicor Technologies, Inc. (Vicor) is a development-stage company. As discussed in Note 3 Vicor generated operating revenues in the first quarter of 2010, but management does not believe these were significant enough for Vicor to be an operating enterprise at March 31, 2010.

The accompanying condensed consolidated financial statements include Vicor Technologies, Inc. and its wholly-owned subsidiaries, Nonlinear Medicine, Inc. (“NMI”) and Stasys Technologies, Inc (“STI”). Vicor has no operations independent of its wholly-owned subsidiaries. NMI owns all intellectual property related to Vicor’s diagnostic products, and STI owns all intellectual property related to the Company’s therapeutic products.

Nature of the business

Vicor is a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on its patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm and software facilitates the ability to accurately risk stratify a specific target population to predict future pathological events, such as fatal cardiac arrhythmias (which are related to sudden cardiac death), imminent death from trauma and autonomic nervous system dysfunction. Vicor believes that the PD2i® Algorithm and software represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign. Vicor is currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithm: the PD2i Analyzertm (sometimes referred to as the PD2i Cardiac Analyzertm) and the PD2i-VStm (Vital Sign). It is also anticipated that the PD2i® Algorithm and software applications will allow for the early detection of Alzheimer’s Disease and other disorders and diseases.

Vicor’s first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration or FDA on December 29, 2008. It displays and analyzes electrocardiographic (“ECG”) information and measures heart rate variability (“HRV”), in patients at rest and in response to controlled exercise and paced respiration. The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph signal, and measure R-wave intervals. The clinical significance of HRV and other parameters must be determined by a physician. On January 14, 2010 Vicor announced its first commercial sale of the PD2i Analyzertm to a physician practice in South Carolina and simultaneously announced that it had entered into an exclusive distribution agreement with VF Medical, LLC, a medical products distribution company. VF Medical, LLC will serve as the exclusive distributor for the PD2i Analyzertm in South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within the designated territory. Vicor is seeking other distributors and has begun hiring sales personnel in selected geographic areas.

The PD2i Analyzertm consists of a private-label digital electrocardiograph device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. The PD2i Analyzertm accesses the internet and sends recorded electrocardiograph files to Vicor’s remote server where the files are analyzed by the Company’s proprietary algorithm and software. The analyzed results are then provided to the physician in an electronic health record together with a report and information which the physician can use to bill both public and private insurers utilizing established Current Procedural Terminology Codes (“CPT Codes”). Vicor bills the physician monthly for the number of tests performed, thus enabling it to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device. Vicor anticipates making various submissions to the FDA for marketing clearance for the PD2i Analyzertm for additional medical claims, such as sudden cardiac death, trauma and, possibly, the diagnosis of diseases related to autonomic nervous system dysfunction. Approval from the FDA would allow Vicor to expand and accelerate its marketing efforts.

Risks

The Company is subject to all the risks inherent in an early stage company in the medical device industry, which is subject to rapid technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, medical device manufacturers, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company’s technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company’s competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors, which may use therapeutic approaches that compete directly with certain of the Company’s products.

The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company’s competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company’s ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no current experience.

NOTE 2 — LIQUIDITY

The Company’s financial statements as of and for the three months ended March 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss applicable to common stockholders of $1,475,000 and $2,448,000 for the three months ended March 31, 2009 and 2010, respectively, and at March 31, 2010 had negative working capital of $1,113,000, an accumulated deficit of $55,910,000 and a net capital deficiency of $7,954,000. Although sales commenced in January 2010, the Company anticipates operating losses over the next 12 months (and likely longer) as it continues to incur expenditures necessary to further the commercial development of its products. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional funds to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy. The Company believes that the amount of capital generated by this plan will be sufficient to permit completion of various clinical trials and provide sufficient working capital for the next 24 — 30 months, by which time it is expected that the Company will generate positive cash flow through the sales of its products.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve positive cash flow, its business, financial condition, cash flows and results of operations will be materially and adversely affected.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company and the notes thereto have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). The December 31, 2009 condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s condensed consolidated financial statement amounts have been rounded to the nearest thousand dollars.

The information presented as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of March 31, 2010 and the consolidated results of its operations for the three months ended March 31, 2009 and 2010 and its consolidated cash flows and net capital deficiency for the three months ended March 31, 2009 and 2010. The results of operations for the three months ended March 31, 2009 and 2010 are not necessarily indicative of the results for the full year.

Cumulative Effect of a Change in Accounting Principle

On June 25, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Accounting Standards Codification (“ASC”) 815, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” This Issue provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. If an embedded feature (for example, the conversion option embedded in a convertible debt instrument) does not meet the scope exception in ASC 815, it would be separated from the host contract (the debt instrument) and be separately accounted for as a derivative by the issuer. ASC 815 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, to be applied to outstanding instruments as of the effective date.

The Company’s Series B preferred stock and related warrants contain terms in which the conversion or exercise price may be reduced if the company issues or sells shares of its common stock at a price less than the conversion price of the Series B Preferred Stock or the exercise price of the warrants. Under the consensus reached in ASC 815, the conversion option is not considered indexed to the Company’s own stock because the conversion rate can be affected by future equity offerings undertaken by the Company at the then-current market price of the related shares. Therefore, such embedded features are now accounted for as derivatives, which are presented as liabilities under generally accepted accounting principles. As a change in accounting principle, this resulted in adjustments on January 1, 2009 to decrease beginning additional paid-in capital by $4,049,000, to decrease accumulated deficit by $480,000 and to record derivative financial instruments payable in shares of common stock of $3,569,000.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and short-term investments. Management believes the financial risks associated with these financial instruments are minimal. The Company places its cash with high credit quality financial institutions and makes short-term investments in high credit quality money market instruments of short-term duration. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At March 31, 2010 the Company had no accounts with balances in excess of FDIC insured limits.

Inventory

Inventory is stated at the lower of cost or market using the first-in, first-out method of accounting.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term. Routine maintenance and repairs are charged to expense as incurred and major renovations or improvements are capitalized.

Research and Development Costs

Research and development expenditures, are comprised of costs incurred in performing research and development activities. These include payments to collaborative research partners, including wages and associated employee benefits, facilities and overhead costs. These are expensed as incurred.

Revenue Recognition

The Company generated operating revenues in January 2010 which consisted of product sales and fees for analysis of ECG data collected by physicians. Revenues are recognized at the time of product shipment or upon performance of tests. The Company also plans on generating revenues from licensing fees which will be recognized in accordance with the contract terms.

The Company obtained Phase I and II Small Business Innovation Research (“SBIR”) Grants in 2003-2005 amounting to a total of $844,000. The funds received were utilized to develop software for the PD2i Cardiac Analyzertm and to conduct a study of 700 patients with chest pain presenting at emergency rooms in six (6) tertiary care facilities. The aim of the grant was to test and establish “good medical practice” through wide experimental use of the PD2i Analyzertm at different emergency room sites with high risk patients.

The funds received for this Grant have been treated as revenues by the Company in its condensed consolidated financial statements and were recorded when costs to perform such research and development activities were incurred.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three months or less to be cash and cash equivalents.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology acquired by the Company is stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets.

	December 31,	March 31,
	2009	2010

Patents	$252,000	$252,000
Purchased software	200,000	200,000

	452,000	452,000
Less accumulated amortization	(223,000)	(234,000)

Net intellectual property	$229,000	$218,000

Amortization expense for the three months ended March 31, 2009 and 2010 was $11,000 in each period. Legal fees related to the prosecution of new patents and intellectual property are expensed as incurred and amounted to $63,000 in each period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

Accounting for Stock-Based Compensation

The Company uses the fair value-based method of accounting for stock-based employee compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date and is recognized over the periods in which the related services are rendered.

The Company has also granted stock purchase warrants to independent consultants and contractors and values these warrants using the fair value-based method described in the preceding paragraph. The compensation cost so determined is recognized over the period the services are provided which usually results in compensation cost being recognized at the date of the grant.

Financial Instruments

The carrying amount of financial instruments, including cash and cash equivalents, accounts payable and notes payable approximates fair value as of December 31, 2009 and March 31, 2010.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. During the three months ended March 31, 2009 and 2010 there were no deemed impairments of long-lived assets.

Recent Accounting Pronouncements

New accounting pronouncements issued but not yet effective are not expected to have a significant effect on the Company’s financial condition, results of operations, or cash flows.

NOTE 4 — CURRENT DEBT

At December 31, 2009 and March 31, 2010 current debt consists of:

	December 31,	March 31,
	2009	2010

2004 Notes	$250,000	$250,000
12% Convertible Promissory Notes	110,000	110,000
Bank loans	100,000	300,000

	$460,000	$660,000

2004 Notes

The 2004 Notes consist of a 12% convertible promissory note payable to a stockholder and is convertible to common stock at $2.25 per share.

12% Convertible Promissory Notes

The 12% Convertible Promissory Notes bear interest at 12% per annum, payable monthly and the maturity dates have been extended on a month-by-month basis.

Bank Loans

The Company has unsecured loans of $200,000 and $100,000 from Branch Banking and Trust Company (“BB&T”) (formerly Colonial Bank, N.A.) under a loan agreement. The $200,000 loan is due January 2011, resulting in its being classified as long term at December 31, 2009 and short-term at March 31, 2010, and bears interest at 3.54%. The $100,000 loan is classified as current, has a due date of October 2010 and bears interest at 4.83%. As a condition to making the loans, the bank received certificates of deposit for $100,000 and $200,000 from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, (ii) the Company’s receipt of interest from the certificates of deposit as an offset to the Company’s interest expense, and (iii) the monthly issuance of 1,092 shares of common stock.

NOTE 5 — LONG-TERM DEBT

Long-term debt consists of:

	December 31,	March 31,
	2009	2010

8% Convertible Notes	$773,000	$560,000
8% Subordinated Convertible Notes	278,000	612,000
Bank loans	200,000	—

Balance	$1,251,000	$1,172,000

8% Convertible Notes

During the period from May 1, 2009 through September 17, 2009 the Company sold 8% Convertible Notes (“8% Notes”). The 8% Notes are due two years from date of issue and are convertible into common stock at the option of the holder any time prior to maturity. The conversion price is equal to the lesser of 75% of the weighted average common stock price, as defined, for the three days immediately prior to the date of the conversion notice or $1.07 per share of common stock.

The conversion rights embedded in the 8% Notes are accounted for as derivative financial instruments because of the static conversion terms embedded therein. The fair values of the derivative financial instruments at their issue dates were $1,966,000.

	December 31,	March 31,
	2009	2010

8% Notes sold	$2,671,000	$2,671,000
8% Notes converted	(1,574,000)	(1,978,000)

	1,097,000	693,000
Unamortized discount	(324,000)	(133,000)

Balance	$773,000	$560,000

8% Subordinated Convertible Notes

Beginning in the fourth quarter of 2009 the Company sold 8% Subordinated Convertible Notes (“8% Subordinated Notes”). The 8% Subordinated Notes are due on October 7, 2012 and are subordinated to 8% Notes sold between May 1, 2009 and September 17, 2009. They are subject to mandatory conversion into shares of common stock at a conversion price equal to the lesser of $.80 per share of common stock or 80% of the price per share of common stock sold in a qualified funding event, defined as the sale of debt or equity in a registered offering resulting in a least $3,000,000 of gross proceeds to the Company.

Until the 8% Notes have been converted by the holders or have been repaid (which shall be no later than September 16, 2011) the holders of the 8% Subordinated Notes have no voluntary conversion rights. Thereafter, the holders may voluntarily convert the 8% Subordinated Notes.

The conversion rights embedded in the 8% Subordinated Notes are accounted for as derivative financial instruments because of the static conversion terms embedded therein. The fair values of the derivative financial instruments at their issue dates were $1,164,000.

	December 31,	March 31,
	2009	2010

8% Subordinated Notes sold	$903,000	$1,873,000
Unamortized discount	(625,000)	(1,261,000)

Balance	$278,000	$612,000

NOTE 6 — OUTSTANDING COMMON STOCK PURCHASE WARRANTS AND OPTIONS

At March 31, 2010 the Company had 13,860,842 warrants outstanding with an average exercise price of $0.98, 122,500 stock options outstanding with an average exercise price of $0.78 under the 2002 Stock Option Plan and 3,042,500 options outstanding with an average exercise price of $0.67 under the 2008 Stock Option Plan.

During the three months ended March 31, 2010:

•	25,000 shares of common stock were issued upon the exercise of 25,000 warrants at an exercise price of $0.01 per share.

•	475,000 options were issued to employees and consultants at exercise prices ranging from $.65 per share to $.71 per share pursuant to the 2008 Stock Option Plan. The options vest ratably over a 12-month period and expire 7 years after the grant date.

•	1,462,500 warrants to purchase common stock were issued in connection with the sale of 8% Subordinated Notes. The warrants are immediately exercisable at $1.00 per share and have a five-year term.

NOTE 7 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company measures financial assets in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value (“NAV”) on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

•	Level 2 — Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active.

•	Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The availability of observable inputs can vary from instrument to instrument and in certain cases the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an instrument requires judgment and consideration of factors specific to the instrument.

Recurring Fair Value Measurement Valuation Techniques

The fair value for certain financial instruments is derived using pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available will generally have a higher degree of price transparency than financial instruments that are thinly traded or not quoted. In accordance with ASC Topic 820, the criteria used to determine whether the market for a financial instrument is active or inactive is based on the particular asset or liability. As a result, the valuation of these financial instruments included significant management judgment in determining the relevance and reliability of market information available. The Company considered the inactivity of the market to be evidenced by several factors, including limited trading of the Company’s stock since the commencement of trading in July 2007.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of conversion options embedded in 8% Notes, 8% Subordinated Notes, Series B Preferred Stock and warrants to purchase common stock issued with preferred stock. These instruments are valued with pricing models commonly used by the financial services industry using inputs generally observable in the financial services industry. These models require significant judgment on the part of management, including the inputs utilized in its pricing models. The Company’s derivative financial instruments are categorized in Level 3 of the fair value hierarchy. The Company estimates the fair value of derivatives utilizing the Black-Scholes option pricing model and the following assumptions:

	December 31,	March 31,
	2009	2010

Conversion feature:
Risk-free interest rate	1.4% - 3.0%	0.84% - 2.55%
Expected volatility	63%	63%
Expected life (in years)	2 - 5	2 - 5
Expected dividend yield	0%	0%

Warrants:
Risk-free interest rate	1.4% - 3.0%	2.55%
Expected volatility	63%	63%
Expected life (in years)	5	5
Expected dividend yield	0%	0%

Fair value:
Conversion feature	$2,550,000	$3,093,000
Warrants	$1,864,000	$2,042,000

The Company’s methodology to estimate volatility of its common stock is based on an average of published volatilities contained in the most recent audited financial statements of other publicly-reporting companies in industries similar to that of the Company.

Level 3 Assets and Liabilities

Level 3 liabilities include instruments whose value is determined using pricing models and for which the determination of fair value requires significant management judgment or estimation. As of March 31, 2010 instruments measured at fair value on a recurring basis categorized as Level 3 represented approximately 58% of the Company’s total liabilities.

Fair values of liabilities measured on a recurring basis at March 31, 2010 are as follows:

Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
		Liabilities	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Liabilities:
Derivative financial instruments	$5,135,000	$—	$—	$5,135,000

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result the gains for liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended March 31, 2010:

Balance, January 1, 2010	$(4,414,000)
Included in earnings as gain (loss)(1):
Realized	112,000
Unrealized(2)	(229,000)
Purchases, sales, and other	(604,000)
Settlements and issuances — net	—
Net transfers in and/or out of Level 3	—

Balance, March 31, 2010	$(5,135,000)

(1)	Gain included in earnings is reported as gain (loss) on derivative financial instruments.

(2)	Total unrealized loss related to Level 3 instruments held at March 31, 2010.

NOTE 8 — RELATED PARTY TRANSACTIONS

In 2003 the Company purchased the software related to the PD2i Cardiac Analyzertm from one of its founding scientists, who is now an employee and a director. Terms of the Purchase and Royalty Agreement provide that $100,000 of the purchase price be deferred until the Company begins receiving revenue from the PD2i Cardiac Analyzertm Accordingly, this amount is included in the accompanying Consolidated Balance Sheet as Due to Related Parties. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by the Company from any activities relating to the PD2i Cardiac Analyzertm for the life of the patents. Royalty payments will commence after the Company has recovered its development costs in full.

Additionally, on January 1, 2007 the Company entered into a Service Agreement (“Service Agreement”) with ALDA & Associates International, Inc. (“ALDA”), a consulting company owned and controlled by the Company’s Chief Executive and Financial Officer whereby three of the Company’s employees became employees of ALDA under a Professional Employer Organization (“PEO”) arrangement. This was subsequently increased to seven employees. The Service Agreement, which is a cost reimbursement only contract, provides for reimbursement of all of ALDA’s actual payroll and insurance related costs for these employees. Costs associated with the contract amounted to $187,000 and $380,000 for the three months ended March 31, 2009 and 2010, respectively.

As discussed in Note 4 the Company has certain bank loans. As a condition to making the loans, the bank received two certificates of deposit valued at $300,000 from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral.

NOTE 9 — RETIREMENT PLAN

In December 2009 the Company established a defined contribution plan (“Plan”) to provide retirement benefits in return for services rendered. The Plan provides an individual account for each participant and has terms that specify how contributions to participant accounts are determined. Employees are eligible to participate in the

Plan at time of hire as well as certain independent contractors at the discretion of management. The Plan provides for the Company to match employee contributions up to 4% of the employee’s salary and also provides for Company discretionary contributions of up to 6% of employee compensation. As of March 31, 2010 no contributions had been made by the Company.

NOTE 10 — SUBSEQUENT EVENTS

In the period from April 1, 2010 through May 10, 2010, the Company received proceeds of $949,000 from the sale of 8% Subordinated Notes and warrants to purchase 1,380,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire 5 years after grant date.

Through May 11, 2010 the holders of all the remaining outstanding 8% Notes had notified the Company of their intent to convert all such notes held by them into 2,484,717 shares of the Company’s common stock. Issuance of the stock will satisfy the Company’s obligations under the 8% Notes.

VICOR TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008 AND 2009 AND
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2009
AND FOR THE PERIOD
AUGUST 4, 2000 (INCEPTION) THROUGH DECEMBER 31, 2009
CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2008 and 2009	F-19
Consolidated Statements of Operations for the years ended December 31, 2008 and 2009, and for the period from August 4, 2000 (inception) through December 31, 2009	F-20
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency) for the period from August 4, 2000 (inception) through December 31, 2009	F-21
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2009, and for the period from August 4, 2000 (inception) through December 31, 2009	F-24
Notes to Consolidated Financial Statements	F-26

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
VICOR Technologies, Inc.

We have audited the accompanying consolidated balance sheets of VICOR Technologies, Inc. (the “Company”) a Delaware Corporation as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity (net capital deficiency) and cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VICOR Technologies, Inc. at December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has suffered recurring losses from operations and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP
Boca Raton, Florida
March 31, 2010

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
 December 31, 2008 and 2009

	2008	2009

ASSETS
Current assets:
Cash	$182,000	$544,000
Prepaid expenses	14,000	74,000

Total current assets	196,000	618,000

Furniture and fixtures, net of accumulated depreciation of $62,000 and $38,000 at December 31, 2008 and 2009, respectively	2,000	21,000
Other assets
Deposits	12,000	12,000
Deferred charges	—	168,000
Intellectual property, net of accumulated amortization of $186,000 and and $223,000 at December 31, 2008 and 2009, respectively	266,000	229,000

	$476,000	$1,048,000

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$1,000,000	$600,000
Current debt	900,000	460,000
Due to related parties	100,000	100,000

Total current liabilities	2,000,000	1,160,000

Long-term liabilities:
Long-term debt	—	1,251,000
Accrued dividends	434,000	833,000
Derivative financial instruments payable in shares of common stock	—	4,414,000

Total long-term liabilities	434,000	6,498,000

Commitments and contingencies
Net capital deficiency:
Preferred stock, $.0001 par value; 10,000,000 shares authorized:
Series A Convertible Cumulative, 157,592 shares issued and outstanding at December 31, 2008 and 2009, respectively	—	—
Series B Voting Junior Convertible Cumulative, 4,781,295 and 5,210,101 shares issued and outstanding at December 31, 2008 and 2009, respectively	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 32,971,619 and 41,813,959 shares issued and outstanding at December 31, 2008 and 2009, respectively	3,000	4,000
Additional paid-in capital	44,782,000	46,848,000
Stock subscriptions in process	577,000	—
Deficit accumulated during the development stage	(47,320,000)	(53,462,000)

Net capital deficiency	(1,958,000)	(6,610,000)

	$476,000	$1,048,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2009, and
For the Period from August 4, 2000 (Inception) Through December 31, 2009

			Period from
			August 4, 2000
			(Inception) to
	Years Ended December 31,		December 31,
	2008	2009	2009

Revenues	$—	$—	$844,000

Operating expenses:
Research and development	993,000	964,000	15,027,000
General and administrative expenses	2,433,000	4,372,000	29,479,000
Depreciation and amortization	41,000	41,000	323,000
Interest expense	3,260,000	1,944,000	8,686,000

Total operating expenses	6,727,000	7,321,000	53,515,000

Gain on derivative financial instruments:
Realized	—	1,083,000	1,083,000
Unrealized	—	1,074,000	1,074,000

	—	2,157,000	2,157,000

Net loss	(6,727,000)	(5,164,000)	(50,514,000)
Cumulative effect of change in accounting principle	—	—	480,000
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(246,000)	(479,000)	(913,000)
Amortization of derivative discount on Series B preferred stock	—	(979,000)	(979,000)
Value of warrants issued in connection with sales of Series B preferred stock	(1,536,000)	—	(1,536,000)

Total dividends for the benefit of preferred stockholders	(1,782,000)	(1,458,000)	(3,428,000)

Net loss applicable to common stock	$(8,509,000)	$(6,622,000)	$(53,462,000)

Net loss per common share — basic and diluted	$(0.29)	$(0.18)

Weighted average number of common shares outstanding	29,485,339	37,513,205

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency)
For the Period from August 4, 2000 (Inception) through December 31, 2009

			Preferred Stock
	Common Stock		Class A		Class B		Additional	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Notes Receivable	Deficit	Total

Balance at August 4, 2000 (inception)	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to founders	7,400,000	—	—	—	—	—	—	—	—	—
Contributed research and development services	—	—	—	—	—	—	24,000	—	—	24,000
Issuance of common stock for cash	194,500	—	—	—	—	—	194,000	—	—	194,000
Net loss	—	—	—	—	—	—	—	—	(657,000)	(657,000)

Balance at December 31, 2000	7,594,500	—	—	—	—	—	218,000	—	(657,000)	(439,000)

Issuance of common stock for services	280,000	—	—	—	—	—	280,000	—	—	280,000
Issuance of warrants for services	—	—	—	—	—	—	1,252,000	—	—	1,252,000
Contributed research and development services	—	—	—	—	—	—	71,000	—	—	71,000
Issuance of common stock for cash	1,362,826	—	—	—	—	—	1,363,000	—	—	1,363,000
Net loss	—	—	—	—	—	—	—	—	(3,181,000)	(3,181,000)

Balance at December 31, 2001	9,237,326	—	—	—	—	—	3,184,000	—	(3,838,000)	(654,000)

Issuance of common stock for services	360,000	—	—	—	—	—	—	—	—	—
Issuance of warrants and stock options for services	—	—	—	—	—	—	4,722,000	—	—	4,722,000
Subscription note receivable	500,000	—	—	—	—	—	750,000	(750,000)	—	—
Contributed research and development services	—	—	—	—	—	—	—	—	—	—
Issuance of common stock for cash	1,725,424	—	—	—	—	—	3,492,000	—	—	3,492,000
Net loss	—	—	—	—	—	—	—	—	(7,306,000)	(7,306,000)

Balance at December 31, 2002	11,822,750	—	—	—	—	—	12,148,000	(750,000)	(11,144,000)	254,000

Issuance of common stock for services	27,300	—	—	—	—	—	—	—	—	—
Issuance of warrants and stock options for services	—	—	—	—	—	—	6,365,000	—	—	6,365,000
Issuance of common stock for cash	870,918	—	—	—	—	—	2,718,000	—	—	2,718,000
Issuance of preferred stock for cash	—	—	157,592	—	—	—	448,000	—	—	448,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(8,000)	(8,000)
Net loss	—	—	—	—	—	—	—	—	(9,247,000)	(9,247,000)

Balance at December 31, 2003	12,720,968	—	157,592	—	—	—	21,679,000	(750,000)	(20,399,000)	530,000

Issuance of common stock for services	217,440	—	—	—	—	—	205,000	—	—	205,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	1,033,000	—	—	1,033,000
Issuance of common stock for cash	308,300	—	—	—	—	—	889,000	—	—	889,000
Accretion of beneficial conversion feature on 10% convertible promissory notes	—	—	—	—	—	—	201,000	—	—	201,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(39,000)	(39,000)
Net loss	—	—	—	—	—	—	—	—	(3,372,000)	(3,372,000)

Balance at December 31, 2004	13,246,708	$—	157,592	$—	—	$—	$24,007,000	$(750,000)	$(23,810,000)	$(553,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency) Continued
For the Period from August 4, 2000 (Inception) through December 31, 2009

			Preferred Stock					Subscription
	Common Stock		Class A		Class B		Additional	Notes	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Total

Balance at December 31, 2004	13,246,708	$—	157,592	$—	—	$—	$24,007,000	$(750,000)	$(23,810,000)	$(553,000)
Issuance of common stock for services	83,500	—	—	—	—	—	209,000	—	—	209,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	1,817,000	—	—	1,817,000
Issuance of warrants to note holders	—	—	—	—	—	—	17,000		—	17,000
Issuance of common stock for cash	1,329,302	—	—	—	—	—	2,167,000	—	—	2,167,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(43,000)	(43,000)
Net loss	—	—	—	—	—	—	—	—	(4,212,000)	(4,212,000)

Balance at December 31, 2005	14,659,510	2,000	157,592	—	—	—	28,215,000	(750,000)	(28,065,000)	(598,000)

Issuance of common stock for services	67,400	—	—	—	—	—	169,000	—	—	169,000
Issuance of common stock for debt	43,920	—	—	—	—	—	110,000	—	—	110,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	392,000	—	—	392,000
Cancellation of subscription notes receivable	(300,000)	—	—	—	—	—	(750,000)	750,000	—	—
Issuance of common stock for notes receivable	796,000	—	—	—	—	—	398,000	(398,000)	—	—
Beneficial conversion feature for 12% convertible promissory notes	—	—	—	—	—	—	912,000	—	—	912,000
Issuance of warrants in connection with 15%							139,000	—	—	139,000
promissory notes	—	—	—	—	—	—	—	—	—	—
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(47,000)	(47,000)
Net loss	—	—	—	—	—	—	—	—	(4,580,000)	(4,580,000)

Balance at December 31, 2006	15,266,830	2,000	157,592	—	—	—	29,585,000	(398,000)	(32,692,000)	(3,503,000)

Issuance of common stock for services	177,533	—	—	—	—	—	663,000	—	—	663,000
Common stock issued in merger transaction	677,579	1,000	—	—	—	—	1,140,000	—	—	1,141,000
Stock issued upon conversion of Convertible Notes	1,137,638	—	—	—	—	—	632,000			632,000
Acquisition of SKRP, 6 Inc. net assets	2,700,000	—	—	—	—	—	—	—	—	—
Stock issued for warrants in merger transaction	5,423,891	—	—	—	—	—	—	—	—	—
Stock issued for options in merger transaction	329,700	—	—	—	—	—	—	—	—	—
Payment of subscription notes receivable	—	—	—	—	—	—	(415,000)	398,000	—	(17,000)
Stock issued related to notes payable transactions	241,583	—	—	—	—	—	473,000	—	—	473,000
Issuance of common stock for interest payments	26,129	—	—	—	—	—	47,000	—	—	47,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(51,000)	(51,000)
Issuance of warrants in connection with 15%	—	—	—	—	—	—	122,000	—	—	122,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	885,000	—	—	885,000
Contributed capital	—	—	—	—	—	—	178,000	—	—	178,000
Net loss	—	—	—	—	—	—	—	—	(6,068,000)	(6,068,000)

Balance at December 31, 2007	25,980,883	$3,000	157,592	$—	—	$—	$33,310,000	$—	$(38,811,000)	$(5,498,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency), Continued
For the Period from August 4, 2000 (Inception) through December 31, 2009

			Preferred Stock					Stock
	Common Stock		Class A		Class B		Additional Paid-In	Subscriptions in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Process	Deficit	Total

Balance at December 31, 2007	25,980,883	$3,000	157,592	$—	—	$—	$33,310,000	$—	$(38,811,000)	$(5,498,000)
Issuance of stock for services	690,117	—	—	—	177,250	—	837,000	—	—	837,000
Issuance of stock for cash	1,215,000	—	—	—	2,645,000	—	2,420,000	—	—	2,420,000
Stock issued related to notes payable transactions	4,748,880	—	—	—	1,959,045	—	5,883,000			5,883,000
Issuance of stock for interest payments	336,739	—	—	—	—	—	376,000	—	—	376,000
Accrued dividends on preferred stock	—	—	—	—	—	—	1,071,000	—	(1,782,000)	(711,000)
Issuance of warrants in connection with preferred stock	—	—	—	—	—	—	633,000	—	—	633,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	252,000	—	—	252,000
Stock subscriptions in process:
To be issued in payment of accrued compensation	—	—	—	—	—	—		561,000	—	561,000
Cash received, stock to be issued	—	—	—	—	—	—		16,000	—	16,000
Net loss	—	—	—	—	—	—	—	—	(6,727,000)	(6,727,000)

Balance at December 31, 2008	32,971,619	3,000	157,592	—	4,781,295	—	44,782,000	577,000	(47,320,000)	(1,958,000)

Cumulative effect of change in accounting principle	—	—	—	—	—	—	(4,049,000)	—	480,000	(3,569,000)
Issuance of stock for services	2,244,684	1,000	—	—	154,096	—	1,581,000	—	—	1,582,000
Issuance of stock for cash	366,000	—	—	—	438,460	—	479,000	—	—	479,000
Conversion of Series B preferred stock to common stock	182,341	—	—	—	(163,750)	—	149,000	—	(66,000)	83,000
Stock issued related to notes payable conversions	3,812,769	—	—	—	—	—	2,101,000	—	—	2,101,000
Warrants issued related to notes payable transactions	—	—	—	—	—	—	117,000	—	—	117,000
Issuance of stock for interest payments	51,696	—	—	—	—	—	119,000	—	—	119,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(413,000)	(413,000)
Exercise of warrants	562,918	—	—	—	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	—	—	133,000	—	—	133,000
Issuance of stock options for services	—	—	—	—	—	—	362,000	—	—	362,000
Fair value of derivative financial instruments issued in connection with Series B preferred stock	—	—	—	—	—	—	(482,000)	—	—	(482,000)
Amortization of discounts related to derivative financial instruments	—	—	—	—	—	—	979,000	—	(979,000)	—
Stock subscriptions in process — shares issued in payment of accrued compensation	1,621,932	—	—	—	—	—	577,000	(577,000)	—	—
Net loss	—	—	—	—	—	—	—	—	(5,164,000)	(5,164,000)

Balance at December 31, 2009	41,813,959	$4,000	157,592	$—	5,210,101	$—	$46,848,000	$—	$(53,462,000)	$(6,610,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2009 and
For the Period from August 4, 2000 (Inception) through December 31, 2009

			Period from
			August 4, 2000
			(Inception) to
			December 31,
	2008	2009	2009

Cash flows from operating activities:
Net loss	$(6,727,000)	$(5,164,000)	$(50,514,000)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,000	41,000	323,000
Noncash interest imputed upon conversion of debt to equity	2,791,000	331,000	5,620,000
Noncash interest from deferred financing costs and debt-based derivative liabilities	—	2,321,000	2,321,000
Gain on derivative financial instruments	—	(2,157,000)	(2,157,000)
Gain from sale of assets	51,000	—	48,000
Securities issued for services	204,000	937,000	1,141,000
Beneficial conversion feature of notes payable	—	—	201,000
Contributed research and development services	—	—	95,000
Merger-related costs	—	—	523,000
Shares in lieu of interest payments	214,000	119,000	380,000
Equity-based compensation	437,000	620,000	18,665,000
Changes in assets and liabilities:
Prepaid expenses and other assets	62,000	(311,000)	(423,000)
Accounts payable and accrued expenses	734,000	(400,000)	1,573,000

Net cash used in operating activities	(2,193,000)	(3,663,000)	(22,204,000)

Cash flows from investing activities:
Purchase of intellectual property	—	—	(237,000)
Net proceeds from sale of equipment	—	—	59,000
Purchase of furniture and fixtures	—	(23,000)	(177,000)

Net cash used in investing activities	—	(23,000)	(355,000)

Cash flows from financing activities:
Due to related parties	—	—	100,000
Proceeds from bank loans	—	—	300,000
Proceeds from sale of preferred stock	2,116,000	351,000	2,915,000
Proceeds from sale of common stock	304,000	128,000	11,268,000
Repayment of notes	(365,000)	(300,000)	(905,000)
Proceeds from bridge loan	—	300,000	300,000
Proceeds from sale of notes	300,000	3,569,000	8,931,000
Proceeds for stock to be issued	16,000	—	16,000
Contributed capital	—	—	178,000

Net cash provided by financing activities	2,371,000	4,048,000	23,103,000

Net increase in cash	178,000	362,000	544,000
Cash at beginning of period	4,000	182,000	—

Cash at end of period	$182,000	$544,000	$544,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows, Continued
For the Years Ended December 31, 2008 and 2009 and
For the Period from August 4, 2000 (Inception) through December 31, 2009

			Period from
			August 4, 2000
			(Inception) to
			December 31,
	2008	2009	2009

Supplemental cash flow information:
Issuance of previously-subscribed common stock	$—	$16,000	$16,000

Conversion of accounts payable to note payable	100,000	—	100,000

Repurchase of common stock for cancellation of subscription note receivable	—	—	750,000

Contributed research and development	—	—	95,000

Acquisition of intellectual property from related party	—	—	200,000

Beneficial conversion features for promissory notes	—	—	912,000

Warrants issued in connection with 15% promissory notes	—	—	261,000

Warrants issued in connection with 8% Subordinated Convertible Notes	—	117,000	117,000

Cash paid for interest expense	237,000	87,000	959,000

Accrued equity-based compensation	41,000	—	41,000

Accrued dividends	1,782,000	413,000	2,383,000

Interest on promissory notes paid in common stock	—	—	520,000

Related-party accrual converted to common stock	561,000	—	561,000

Conversion of debt to Series B Preferred Stock	1,567,000	—	1,567,000

Conversion of notes to common stock	2,691,000	1,918,000	4,609,000

Accrued expenses paid with preferred stock	—	108,000	108,000

Accrued expenses paid with common stock	—	772,000	772,000

Fair value of equity-based derivative financial instruments issued	—	816,000	816,000

Fair value of debt-based derivative financial instruments issued	—	1,046,000	1,046,000

Deferred costs paid with common stock	—	358,000	358,000

Derivative discount on Series B preferred stock	—	341,000	341,000

Conversion of Series B preferred stock and accrued dividends to common stock	—	82,000	82,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Note 1 —	Organization and Nature of Business

Organization

Vicor Technologies, Inc. (“Vicor”, the “Company”) was incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc. (“SRKP”). On August 3, 2005 SKRP filed a registration statement on Form 10-SB, subsequently amended on August 29, 2005, to register common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The registration statement became effective on October 3, 2005, after which time SKRP became a reporting company under the Exchange Act. The Company was formed to pursue a business combination with one or more operating companies.

On March 30, 2007 SKRP acquired Vicor Technologies, Inc., a Delaware corporation (“Old Vicor”) formed in August 2000, through the merger (“Merger”) of Old Vicor with a wholly-owned subsidiary formed for the purpose of facilitating that transaction. Upon the closing of the Merger on March 30, 2007, Old Vicor became a wholly-owned subsidiary. Effective March 31, 2007 Old Vicor was merged into SKRP and changed its name to Vicor Technologies, Inc. At the closing each outstanding share of Old Vicor common stock was cancelled and automatically converted into the right to receive two shares of Vicor common stock. The Company also assumed all outstanding options and warrants to purchase Old Vicor common stock which were not exercised, cancelled, exchanged, terminated, or expired. Upon the consummation of the Merger, the Company was obligated to issue an aggregate of 22,993,723 shares of its common stock to Old Vicor’s former common stockholders and 157,592 shares of its Series A Convertible Cumulative Preferred Stock (“Preferred Stock”) to Old Vicor’s former preferred stockholder. In addition, all securities convertible or exercisable into shares of Old Vicor’s capital stock outstanding immediately prior to the Merger (excluding Old Vicor’s preferred stock and convertible debt) were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 800,250 shares of Vicor common stock.

The Merger was accounted for as a reverse acquisition, to be applied as an equity recapitalization in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, SRKP was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Vicor issuing stock for the net monetary assets of SRKP, accompanied by a recapitalization. The net monetary assets of SRKP were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Old Vicor was carried forward after the Merger. Operations prior to the Merger are those of Old Vicor.

All share and per share amounts were restated to reflect the recapitalization.

The Company owns all of the outstanding common stock of Nonlinear Medicine, Inc., a Delaware corporation (“NMI”), and Stasys Technologies, Inc., a Delaware corporation (“STI”). NMI owns all intellectual property related to Vicor’s diagnostic products, and STI owns all intellectual property related to the Company’s therapeutic products.

Nature of the business

Vicor is a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on its patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm facilitates the ability to accurately risk stratify a specific target population to predict future pathological events. The Company believes that the PD2i® Algorithm represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign and is currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithim: the PD2i Analyzertm (sometimes also referred to as the PD2i Cardiac Analyzertm) and the

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

PD2i-VStm (Vital Sign). It is also anticipated that the PD2i® Algorithm applications will allow for the early detection of Alzheimer’s disease and other disorders and diseases.

The Company’s first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration (“FDA”) on December 29, 2008. The PD2i Analyzertm displays and analyzes electrocardiographic (ECG) information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The clinical significance of HRV and other parameters must be determined by a physician. On January 14, 2010 Vicor announced its first commercial sale of the PD2i Analyzertm to a physician practice in South Carolina and simultaneously announced that it had entered into an exclusive distribution agreement with VF Medical, LLC, a medical products distribution company. VF Medical, LLC will serve as the exclusive distributor for the PD2i Analyzertm in South Carolina, North Carolina, and the cities of Savannah and Augusta, Georgia. VF Medical, LLC will utilize a 25-person medical products distribution team consisting of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within the designated territory. The Company is seeking other distributors and has begun hiring sales personnel in selected geographic areas.

In January 2008 Vicor executed a Collaborative Research and Development Agreement (“Research and Development Agreement”) with the U.S. Army Institute of Surgical Research (“US Army”) for “Prediction of Injury Severity and Outcome in the Critically Ill Using the Point Correlation Dimension Algorithm, or PD2i.” The U.S. Army is exploring ways to assess the severity of injury, and probability of survival, of critically injured combat casualties and critically ill civilian patients. The US Army in conjunction with Vicor is testing the PD2i — VStm in several diverse cohorts, including human trauma, patients in the intensive care units (“ICU Patients”) and combat casualties. Various experiments have been performed under the Research and Development Agreement, and the U.S. Army has presented the findings at several conferences in the United States and Europe. Manuscripts and abstracts have also been published by leading journals with Vicor and the US Army as co-authors. The PD2i-VStm is anticipated to be used for civilian triage and trauma emergency response.

In early 2009 Vicor signed a Research Agreement with the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona to collaborate on the PD2i analysis of data collected for the Merte Subita en Insufficiencia Cardiaca (MUSIC) Trial. The collaboration is entitled “Prognostic Significance of Point Correlation Dimension Algorithm (PD2i) in Chronic Heart Failure.” The Company is using the PD2i Analyzertm to retrospectively predict Sudden Cardiac Death (“SCD”) in the 651 congestive heart failure patients who participated in the MUSIC Trial (of which 52 actually died from SCD). This analysis was completed in the first quarter of 2010, and Vicor believes it will yield a dataset sufficient to support a 510(k) submission to include a claim for SCD.

Risks

The Company is subject to all the risks inherent in an early stage company in the biotechnology industry. The biotechnology industry is subject to rapid and technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, medical device manufacturers, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company’s technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company’s competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products or devices for use in health care.

The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company’s competitors may succeed in obtaining FDA approval for products more rapidly than

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

the Company, which could adversely affect the Company’s ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

Note 2 —	Liquidity

The Company’s financial statements as of and for the year ended December 31, 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss applicable to common stockholders of $8,509,000 and $6,622,000 for the years ended December 31, 2008 and 2009, respectively, and at December 31, 2009 had negative working capital of $542,000, an accumulated deficit of $53,462,000 and a net capital deficiency of $6,610,000. The Company expects to continue to incur expenditures to further the commercial development of its products. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional resources to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy. The Company believes that the amount of capital generated by this plan will be sufficient to permit completion of various clinical trials and provide sufficient working capital for the next 24 — 30 months, by which time it is expected that the Company will generate positive cash flow through the sales of its products.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve positive cash flow, its business, financial condition, cash flows and results of operations will be materially and adversely affected.

Note 3 —	Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s consolidated financial statement amounts have been rounded to the nearest thousand.

Cumulative Effect of a Change in Accounting Principle

On June 25, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Accounting Standards Codification (“ASC”) 815, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” This Issue provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. If an embedded feature (for example, the conversion option embedded in a convertible debt instrument) does not meet the scope exception in paragraph 11(a) of Statement 133, it would be separated from the host contract (the debt instrument) and be separately accounted for as a derivative by the issuer. ASC 815 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, to be applied to outstanding instruments as of the effective date.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

The Company’s Series B preferred stock and related warrants contain terms in which the conversion or exercise price may be reduced if the company issues or sells shares of its common stock at a price less than the conversion price of the Series B Preferred Stock or the exercise price of the warrants. Under the consensus reached in ASC 815, the conversion option is not considered indexed to the Company’s own stock because the conversion rate can be affected by future equity offerings undertaken by the Company at the then-current market price of the related shares. Therefore, such embedded features are now accounted for as derivatives, which are presented as liabilities under generally accepted accounting principles. As a change in accounting principle, this resulted in adjustments on January 1, 2009 to decrease beginning additional paid-in capital by $4,049,000, to decrease accumulated deficit by $480,000 and to record derivative financial instruments payable in shares of common stock of $3,569,000.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and short-term investments. Management believes the financial risks associated with these financial instruments are minimal. The Company places its cash with high credit quality financial institutions and makes short-term investments in high credit quality money market instruments of short-term duration. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2009 the Company had accounts with balances in excess of FDIC insured limits by $257,164. The Company has not experienced any losses in such accounts.

Property and Equipment

Furniture, fixtures and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term. Routine maintenance and repairs are charged to expense as incurred and major renovations or improvements are capitalized.

Research and Development Costs

Research and development expenditures, are comprised of costs incurred in performing research and development activities. These include payments to collaborative research partners, including wages and associated employee benefits, facilities and overhead costs. These are expensed as incurred.

Revenue Recognition

As a development-stage enterprise, the Company had no significant operating revenues through December 31, 2009. As discussed in Note 1, operating revenues commenced in January 2010. Revenues will be predominately the result of product sales, fees for tests performed by physicians and licensing fees. Revenues will be recognized at the time of product shipment, performance of tests and execution of licensing contracts.

The Company obtained Phase I and II Small Business Innovation Research (“SBIR”) Grants in 2003-2005 amounting to a total of $850,000. The funds received were utilized to develop software for the PD2i Cardiac Analyzer and to conduct a study of 700 patients with chest pain presenting at emergency rooms in six (6) tertiary care facilities. The aim of the grant was to test and establish “good medical practice” through wide experimental use of the Analyzer at different emergency room sites with high risk patients. The funds received for this Grant have been treated as revenues by the Company in its consolidated financial statements and were recorded when costs to perform such research and development activities were incurred.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three months or less to be cash and cash equivalents.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology acquired by the Company is stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets.

	December 31,
	2008	2009

Patents	$252,000	$252,000
Purchased software	200,000	200,000

	452,000	452,000
Less accumulated amortization	(186,000)	(223,000)

Net intellectual property	$266,000	$229,000

Amortization expense for the years ended December 31, 2008 and 2009 was $37,000 in each year. Legal fees related to the prosecution of new patents and intellectual property are expensed as incurred and amounted to $90,000 and $236,000 in 2008 and 2009, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

Accounting for Stock-Based Compensation

The Company uses the fair value-based method of accounting for stock-based employee compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date and is recognized over the periods in which the related services are rendered.

The Company has also granted stock purchase warrants to independent consultants and contractors and values these warrants using the fair value-based method described in the preceding paragraph. The compensation cost so determined is recognized over the period the services are provided which usually results in compensation cost being recognized at the date of the grant.

Financial Instruments

The carrying amount of financial instruments, including cash and cash equivalents, accounts payable and notes payable approximates fair value as of December 31, 2008 and 2009.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. During the years ended December 31, 2008 and 2009, there were no deemed impairments of long-lived assets.

Date of Management Review

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying consolidated financial statements consider events through March 31, 2010, the date through which the consolidated financial statements were available to be issued.

Recent Accounting Developments

Accounting Standards Codification — The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification (“ASC”) as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission, (“SEC”) under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All nongrandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 had no impact on the Company’s financial condition, results of operations or cash flows.

Subsequent Events — In February 2010 the FASB issued ASU 2010-09, Subsequent Events (Topic 855), to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. This change removes potential conflicts with current SEC guidance. ASU 2010-09 also clarifies the intended scope of the reissuance disclosure provisions, is effective upon issuance and had no impact on the Company’s financial condition, results of operations, or cash flows. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 defines (1) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective prospectively for interim and annual periods ending after June 15, 2009. The adoption of ASC 855 had no impact on the Company’s financial condition, results of operations, or cash flows.

Fair Value Measurements and Disclosures — In January 2010 the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements, which provides additional guidance relating to fair value measurement disclosures. Specifically, companies will be required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for those transfers. For Level 3 fair value measurements, the new guidance requires a gross presentation of activities within the Level 3 roll forward. Additionally, the FASB also clarified existing fair value measurement disclosure requirements relating to the level of disaggregation, inputs, and valuation techniques. This ASU is effective for interim or annual reporting periods beginning after December 15, 2009, except for the detailed Level 3 disclosures, which are effective for interim or annual reporting periods beginning after December 15, 2010. Since ASU 2010-06 only affects disclosure requirements, the adoption of these provisions will have no impact on the Company’s financial condition, results of operations, or cash flows.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Fair Value of Financial Instruments — ASC 825-10-65 updates ASC 825, Financial Instruments, to increase the frequency of fair value disclosures from an annual basis to a quarterly basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet at fair value. These provisions of ASC 825 are effective for interim and annual periods ending after June 15, 2009. Since these provisions only affect disclosure requirements, the adoption of these provisions under ASC 825 had no impact on the Company’s financial condition, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after December 31, 2009, are not expected to have a significant effect on the Company’s financial condition, results of operations, or cash flows.

Note 4 —	Current Debt

At December 31, 2008 and 2009 current debt consists of:

	2008	2009

2004 Notes	$250,000	$250,000
12% Convertible Promissory Notes	150,000	110,000
15% Promissory Notes	100,000	—
Bank loans	300,000	100,000
Other	100,000	—

	$900,000	$460,000

2004 Notes

The 2004 Notes consist of a 12% convertible promissory note payable to a stockholder and is convertible to common stock at $2.25 per common share.

In 2006 the maturity of the 2004 Notes was extended, and unamortized interest expense of $24,000 resulting from this event was recognized in 2008. Also in 2008, $340,000 of the 2004 Notes were converted to 425,000 shares of Series B Junior Convertible Preferred Stock at $0.80 per share and noncash interest expense of $329,000 was recognized. Subsequently, the stockholder holding $250,000 of the 2004 Notes agreed to extend the maturity date on a month-by-month basis.

12% Convertible Promissory Notes

The 12% Convertible Promissory Notes (“12% Notes) were originally due at varying dates in 2007 and bear interest at 12% per annum, payable monthly. During 2007 the Company negotiated extensions of maturity and modified the terms of the conversion feature. During 2008 the Company converted $1,227,236 of the 12% Notes to 1,534,045 shares of Series B Junior Convertible Preferred Stock at $0.80 per share and $200,000 of the 12% Notes to 400,000 shares of Series B Junior Convertible Preferred stock at $0.40 per share. Noncash interest expense of $522,000 related to the debt conversions was recognized. Four of the 12% Notes valued at $72,000 were redeemed for cash and 11,719 immediately exercisable penalty warrants, which expire five years after date of issuance, were issued at an exercise price of $0.64 per share. The Company recognized $10,000 in noncash interest expense.

Subsequently, the maturity dates of the remaining $110,000 of the 12% Notes have been extended on a month-by-month basis.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

15% Promissory Notes

Interest on the 15% Promissory Notes (“15% Notes”) is payable monthly. In September 2009 the outstanding 15% Note was redeemed in a transaction where an individual purchased it from its holder and converted it into 200,000 shares of common stock. Noncash interest expense of $88,000 was recognized in this transaction.

During 2008 the Company sold $300,000 of 15% Notes that included 90,000 shares of common stock representing $109,000 of interest expense. $400,000 of 15% Notes were converted into 1,000,000 shares of common stock, and $248,000 of interest expense was recognized.

Also during 2008 the Company negotiated extensions of various 15% Notes in exchange for 115,000 shares of common stock representing $99,000 of interest expense. Noncash interest expense of $92,000 and $9,000 was recognized in 2008 and 2009, respectively.

Bank Loans

At December 31, 2008 the Company had unsecured loans of $200,000 and $100,000 from Branch Banking and Trust Company (“BB&T”) (formerly Colonial Bank, N.A.) under a loan agreement. In 2009 the maturity of the $200,000 loan was extended, resulting in its being classified as long term at December 31, 2009. The $100,000 loan is classified as current, has a due date of October 26, 2010 and bears interest at 4.83%. As a condition to making the loans, the bank received Certificates of Deposit for $100,000 and $200,000 from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, (ii) the Company’s receipt of interest from the Certificates of Deposit as an offset to the Company’s interest expense, and (iii) the monthly issuance of 1,092 shares of the Company’s common stock.

Mr. Fater received 13,104 and 14,196 shares of the Company’s common stock in 2008 and 2009, respectively, related to these bank loans.

Other Notes Payable

In September 2008 the Company converted a $100,000 account payable to an unsecured 10% promissory note due in September 2009. In September 2009 the note holder consented to an arrangement whereby a third party purchased the note and immediately converted it into 200,000 shares of the Company’s common stock. Noncash interest expense of $79,000 was recognized in this transaction.

Note 5 —	Long-term debt

Long-term debt consists of:

	2008	2009

8% Convertible Notes	$—	$773,000
8% Subordinated Convertible Promissory Notes	—	278,000
Bank loans (see Note 4)	—	200,000

	$—	$1,251,000

8% Convertible Notes

At various times through September 17, 2009 the Company sold 8% Convertible Notes (“8% Notes”). The 8% Notes are due two years from date of issue and are convertible into common stock at the option of the holder any time prior to maturity. The conversion price is equal to the lesser of 75% of the weighted average common stock

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

price, as defined, for the three days immediately prior to the date of the conversion notice or $1.07 per share of common stock.

The conversion rights embedded in the 8% Notes are accounted for as derivative financial instruments because of the static conversion terms embedded therein. The fair values of the derivative financial instruments at their issue dates were $1,966,000.

8% Notes sold	$2,671,000
8% Notes converted in 2009	(1,574,000)

1,097,000
Unamortized discount	(324,000)

Balance at December 31, 2009	$773,000

As 8% Notes were converted, debt discount of $1,059,000 was recognized as noncash interest expense.

8% Subordinated Convertible Promissory Notes

During the fourth quarter of 2009 the Company sold 8% Subordinated Convertible Promissory Notes (“8% Subordinated Notes”). The 8% Subordinated Notes are due on October 7, 2012 and are subordinated to certain 8% Notes sold between May 1, 2009 and September 17, 2009 with a remaining balance of $841,000 at December 31, 2009. They are mandatorily convertible into shares of the Company’s common stock at a conversion price equal to the lesser of $.80 per share of common stock (the “Fixed Conversion Price”) or 80% of the price per share of common stock sold in a qualified funding event, defined as the sale of debt or equity in a registered offering resulting in a least $3,000,000 of gross proceeds to the Company.

Until the 8% Notes have been converted by the holders or have been repaid (which shall be no later than September 16, 2011) the holders of the 8% Subordinated Notes have no voluntary conversion rights. Thereafter, the holders may voluntarily convert the 8% Subordinated Notes.

The conversion rights embedded in the 8% Subordinated Notes are accounted for as derivative financial instruments because of the static conversion terms embedded therein. The fair values of the derivative financial instruments at their issue dates are $559,000.

8% Subordinated Notes sold	$903,000
Unamortized discount	(625,000)

Balance at December 31, 2009	$278,000

Note 6 —	Preferred Stock

The Company has two classes of preferred stock: Series A Convertible Cumulative and Series B Voting Junior Convertible Cumulative.

The Series A Convertible Cumulative Preferred Stock (“Series A”) yields cumulative annual dividends at an annual rate of 8%. Dividends will accrue and compound annually on such amount from the date of issuance until paid in full or at the option of the holder converted into additional Series A Stock at $3.12 per share. At December 31, 2008 and 2009 accrued dividends payable were $243,000 and $303,000, respectively. Each share of Series A is convertible at the option of the owner into shares of common stock at a conversion rate of 1:1. The conversion price of the Series A is subject to adjustment to prevent dilution using a weighted-average anti-dilution formula. The Series A will automatically be converted into shares of common stock upon the consummation of a Liquidity Event, as defined.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

The Series A is senior to all other outstanding capital stock and is entitled to a liquidation preference equal to the greater of (i) the initial purchase price for the Series A plus accrued or declared dividends or (ii) the amount such holder would have received if prior to such liquidation the Series A had been converted into common stock.

The Company has the right of first refusal to acquire the Series A and certain holders have entered into an Investor Rights Agreement providing for customary drag-along and tag-along rights in connection with a bona fide offer from a third party to acquire the Company. Furthermore, pursuant to the Investment Agreement, one of the holders has the right to designate one nonvoting observer to the Board of Directors.

The Series B Voting Junior Convertible Cumulative Preferred Stock (“Series B”) yields cumulative annual dividends at an annual rate of 8% that are paid in kind and is initially convertible into one share of common stock. At December 31, 2008 and 2009, accrued dividends payable were $191,000 and $530,000, respectively. Each share of Series B plus accrued dividends will automatically convert into shares of common stock upon the successful completion of a financing of at least $3,000,000.

The consent of 2/3 of the holders of all series of Preferred Stock will be required to (i) amend or repeal any provision to the Company’s Certificate of Incorporation or Bylaws, (ii) authorize or reclassify existing shares of stock, (iii) pay any dividend on or repurchase any shares under certain conditions, (iv) merge or sell assets requiring stockholder approval or declare bankruptcy, (v) liquidate or dissolve the Company, (vi) borrow funds outside the ordinary course of business or (vii) enter into any transaction with related parties or affiliates of the Company.

Note 7 —	Stockholders’ Equity

The Company has 10,000,000 shares of preferred stock authorized with a par value of $0.0001. The Board has the authority to issue the shares in one or more series and to fix the designations, preferences, powers and other rights, as it deems appropriate.

The Company has 100,000,000 shares of common stock authorized with a par value of $0.0001. Each share of common stock has one vote per share for the election of directors and all other items submitted to a vote of stockholders. The common stock does not have cumulative voting rights, preemptive, redemption or conversion rights.

The Company has issued stock warrants to certain employees, vendors and independent contractors. The warrants are immediately exercisable for a period of three to ten years and enable the holders to purchase shares of the Company’s common stock at exercise prices ranging from $0.01 — $3.12. The fair value per warrant based on the Black-Scholes valuation method ranges from $0.31 to $4.99. The cost of these warrants was treated as compensation and, accordingly, the Company recorded expense of $251,000 and $883,000 for 2008 and 2009, respectively.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

The fair value for these warrants was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2.96% in 2008 and 1.87% -3.00% in 2009; dividend yield of 0%; common stock fair market value of $0.84 in 2008 and $0.68 in 2009, respectively; a weighted average expected warrant life of four years; and a volatility factor of 63% for both years.

		Weighted-
	Shares Under	Average
	Warrants	Exercise Price

Balance at inception	—	$—
Granted in connection with stock sold	148,000	1.00
Exercised	—	—

Outstanding at December 31, 2000	148,000	1.00
Granted to employees and others	900,000	0.67
Exercised	—	—

Exercisable at December 31, 2001	1,048,000	0.72
Granted to employees and others	1,270,252	1.09
Exercised	(750)	—

Exercisable at December 31, 2002	2,317,502	0.92
Granted to employees and others	1,520,332	1.14
Exercised	(750)	—

Exercisable at December 31, 2003	3,837,084	1.01
Granted to employees and others	126,200	0.93
Exercised	—	—

Exercisable at December 31, 2004	3,963,284	1.01
Granted to employees and others	595,180	1.21
Exercised	(101,750)	—

Exercisable at December 31, 2005	4,456,714	1.06
Granted to employees and others	70,000	2.50
Exercised	(398,000)	—

Exercisable at December 31, 2006	4,128,714	1.09
Granted to employees and others	470,500	1.00
Exercised	(3,469,908)	—

Exercisable at December 31, 2007	1,129,306	1.96
Granted to employees and others	9,976,707	0.85
Exercised	—	—

Exercisable at December 31, 2008	11,106,013	0.96
Granted to employees and others	1,941,823	0.90
Exercised	(624,494)	0.09

Exercisable at December 31, 2009	12,423,342	$1.00

The weighted-average grant date fair value of all warrants granted during 2008 and 2009 was $1.03 and $0.90, respectively.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Note 8 —	Stock Option Plan

In 2002 the Company’s stockholders approved the Vicor Technologies, Inc. 2002 Stock Option Plan (the “2002 Plan”), which provides for the granting of options to purchase up to 1,000,000 shares of the Company’s common stock. Both incentive stock options and nonqualified stock options may be issued under the provisions of the 2002 Plan. Employees of the Company and its subsidiaries, members of the Board of Directors, independent consultants and advisors are eligible to participate in the 2002 Plan. The granting and vesting of options under the 2002 Plan are authorized by the Company’s Board of Directors or a committee of the Board of Directors.

During 2002 the Company granted stock options to employees at an exercise price of $3.00 per share, which vested over a two year period. In 2004 the Company granted 1,000 stock options to a new Director at an exercise price of $3.25 per Share. During 2005 the Company granted a total of 269,000 options to employees and directors with an exercise price of $2.50. Total compensation expense related to the granting of options under the 2002 Plan for the year ended December 31, 2007 based on a fair value of $1.37 per share was approximately $110,000.

The fair value for these options was estimated at the date of grant using the Black- Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.24%, dividend yield of 0%, fair market value of $1.37 in 2007, a weighted-average expected option life of 10 years; and a minimal volatility factor since the Company’s stock is not actively traded on an established public market.

Information regarding the 2002 Plan is as follows:

	Number of	Weighted-Average	Options	Weighted-Average
	Shares	Exercise Price	Excercisable	Exercise Price

Options outstanding at inception
Granted	50,000	$3.00	—	$0.00

Outstanding at December 31, 2002	50,000	$3.00	10,000	$3.00
Granted	—	$0.00	—	$0.00

Outstanding at December 31, 2003	50,000	$3.00	30,000	$3.00
Granted	1,000	$3.25	—	$0.00

Outstanding at December 31, 2004	51,000	$3.01	51,000	$3.01
Granted	269,000	$2.50	—	$0.00
Cancelled	(25,000)	$2.50	—	$0.00

Outstanding at December 31, 2005	295,000	$0.00	295,000	$2.59
Granted	80,000	$2.50	—	$0.00
Cancelled	(35,000)	$0.00	—	$0.00

Outstanding at December 31, 2006	340,000		340,000	$2.58
Granted	122,500	$0.78	—	$0.78
Exercised in cashless exercise March 30, 2007	(340,000)	$2.58	—

Outstanding at December 31, 2007, 2008 and 2009	122,500		122,500

Reserved for future option grants at December 31, 2008	477,500

In 2008 the Company’s stockholders approved the Vicor Technologies, Inc. 2008 Stock Incentive Plan (the“2008 Plan”). This plan provides for the granting of options to purchase up to 5,000,000 shares of the

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Company’s common stock. Directors, officers and other employees of the Company and its subsidiaries, and other persons who provide services to the Company are eligible to participate in the 2008 Plan, and both incentive stock options and nonqualified stock options may be issued under the provisions of the 2008 Plan. The 2008 Plan will be administered by the Board of Directors and its Compensation Committee.

Information regarding the 2008 Plan is as follows:

	Number of	Weighted-Average	Options	Weighted-Average
	Shares	Exercise Price	Excercisable	Exercise Price

Options outstanding at inception	—
Granted	417,500	$0.72	417,500	$0.72

Outstanding at December 31, 2008	417,500
Granted	2,150,000	$0.78	1,762,500	$0.78

Outstanding at December 31, 2009	2,567,500		2,180,000

Reserved for future option grants at December 31, 2009	2,432,500

There was a total of 2,690,000 options outstanding for both plans at December 31, 2009. The fair value for these options was estimated at the date of grant using the Black- Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 3.97%, dividend yield of 0%, weighted-average expected option life of 10 years; and a volatility factor of 56% in 2008; expected option lives of 7 — 10 years, risk-free interest rate ranging from 2.51% — 3.91%, dividend yield of 0%, and volatility factors ranging from 63% to 172% in 2009.

Compensation expense related to the granting of options under the 2008 Plan was approximately $176,000 and $1,559,000 in 2008 and 2009, respectively.

NOTE 9 —	Fair Value of Financial Instruments

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company measures financial assets in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value (“NAV”) on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

•	Level 2 — Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active.

•	Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The availability of observable inputs can vary from instrument to instrument and in certain cases the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an instrument requires judgment and consideration of factors specific to the instrument.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Recurring Fair Value Measurement Valuation Techniques

The fair value for certain financial instruments is derived using pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available will generally have a higher degree of price transparency than financial instruments that are thinly traded or not quoted. In accordance with ASC Topic 820, the criteria used to determine whether the market for a financial instrument is active or inactive is based on the particular asset or liability. As a result, the valuation of these financial instruments included significant management judgment in determining the relevance and reliability of market information available. The Company considered the inactivity of the market to be evidenced by several factors, including limited trading of the Company’s stock since the commencement of trading in July 2007.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of conversion options embedded in 8% Convertible Notes, 8% Subordinated Convertible Promissory Notes, Series B Preferred Stock and warrants to purchase common stock issued with preferred stock. These instruments are valued with pricing models commonly used by the financial services industry using inputs generally observable in the financial services industry. These models require significant judgment on the part of management, including the inputs utilized in its pricing models. The Company’s derivative financial instruments are categorized in Level 3 of the fair value hierarchy. The Company estimates the fair value of derivatives utilizing the Black-Scholes option pricing model and the following assumptions:

		December 31,
	January 1, 2009	2009

Conversion feature:
Risk-free interest rate	2.10%	1.4% - 3.0%
Expected volatility	63%	63%
Expected life (in years)	5	2-5
Expected dividend yield	0%	0%
Warrants:
Risk-free interest rate	2.10%	1.4% - 3.0%
Expected volatility	63%	63%
Expected life (in years)	5	2-5
Expected dividend yield	0%	0%
Fair value:
Conversion feature	$1,664,000	$2,550,000
Warrants	$1,905,000	$1,864,000

	$3,569,000	$4,414,000

Prior to January 1, 2009 the Company used the historical prices of its common stock to determine its volatility. Subsequently, the Company determined that the historical prices of its common stock were not the best proxy to estimate such volatility. Effective January 1, 2009 the Company’s methodology to estimate volatility of its common stock is based on an average of published volatilities contained in the most recent audited financial statements of other publicly-reporting companies in industries similar to that of the Company.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Level 3 Assets and Liabilities

Level 3 liabilities include instruments whose value is determined using pricing models and for which the determination of fair value requires significant management judgment or estimation. As of December 31, 2009 instruments measured at fair value on a recurring basis categorized as Level 3 represented approximately 58% of the Company’s total liabilities.

Fair values of liabilities measured on a recurring basis at December 31, 2009 are as follows:

Quoted
prices in
active
		markets for	Significant
		identical	other	Significant
		liabilities	observable	unobservable
	Fair Value	(Level 1)	inputs (Level 2)	inputs (Level 3)

Liabilities:
Derivative financial instruments	$4,414,000	$—	$—	$4,414,000

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the gains for liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2009:

Balance, January 1, 2009	$(3,569,000)
Included in earnings(1):
Realized	1,083,000
Unrealized(2)	1,074,000
Purchases, sales, and other	(3,008,000)
Settlements and issuances — net	6,000
Net transfers in and/or out of Level 3	—

Balance, December 31, 2009	$(4,414,000)

(1)	Gain included in earnings is reported as gain on derivative financial instruments.

(2)	Total unrealized gain related to Level 3 instruments held at December 31, 2009.

Note 10 —	Related Party Transactions

In 2003 the Company purchased the software related to the PD2i Cardiac Analyzertm from one of its founding scientists, who is now an employee and a director. Terms of the Purchase and Royalty Agreement provide that $100,000 of the purchase price be deferred until the Company begins receiving revenue from the Analyzer. Accordingly, this amount is included in the accompanying Consolidated Balance Sheet as Due to Related Parties. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by the Company from any activities relating to the PD2i Cardiac Device for the life of the patents. Royalty payments will commence after the Company has recovered its development costs in full.

Additionally, on January 1, 2007 the Company entered into a Service Agreement (“Service Agreement”) with ALDA & Associates International, Inc. (“ALDA”), a consulting company owned and controlled by the Company’s Chief Executive and Financial Officer whereby three of the Company’s employees became employees of ALDA under a Professional Employer Organization (“PEO”) arrangement. This was subsequently increased to seven employees. The Service Agreement, which is a cost reimbursement only contract, provides for reimbursement of all

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

of ALDA’s actual payroll and insurance related costs for these employees. Costs associated with the contract amounted to $308,000 and $909,000 for the years ended December 31, 2008 and 2009, respectively.

As discussed in Notes 4 and 5 the Company has certain bank loans. As a condition to making the loans, the bank received a two Certificates of Deposit valued at $300,000 from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral.

Note 11 —	Income Taxes

For income tax purposes the Company has capitalized its losses (other than contract research and development) as start up costs. The startup costs will be amortized over a five-year period when operations commence. The tax loss carry forward at December 31, 2009 amounts to $2,207,061 and begins to expire in 2016.

Significant components of the Company’s deferred tax assets are shown below. A valuation allowance has been recognized to offset the deferred tax assets as of December 31, 2008 and 2009 as realization of such assets is uncertain.

	2008	2009

Deferred income tax assets:
Tax loss carry forward	$414,000	$830,000
Start up costs	13,695,000	15,071,000
Equity-based compensation expense	1,116,000	853,000
Deribative liability	260,000	1,661,000
General business credit carry forward	—	357,000

	15,485,000	18,772,000

Deferred income tax liabilities:
Debt discount on derivative instruments	—	$(357,109)

Total deferred tax asset	$15,485,000	$18,414,891

Valuation allowance:
Beginning of year	$(14,594,000)	$(15,485,000)
(Increase) during the year	(891,000)	(2,929,891)

	$(15,485,000)	$(18,414,891)

Net deferred tax assets and liabilities	$—	$—

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company’s net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Note 12 —	Property and Equipment

Property and equipment consist of the following

	December 31,
	2008	2009

Computers and equipment	$40,000	$35,000
Furniture and fixtures	24,000	24,000

	64,000	59,000
Less accumulated depreciation	(62,000)	(38,000)

Net property and equipment	$2,000	$21,000

Depreciation expense was $4,000 for both the years ended December 31, 2008 and 2009.

Note 13 —	Leases

The Company is obligated under an operating lease agreement for its administrative offices and office equipment. The lease is for a two-year term beginning August 2009. Annual future minimum lease obligations as of December 31, 2009 are $89,000 in 2010 and $56,000 in 2011.

Rent expense for the years ended December 31, 2008 and 2009 was $92,000 and $95,000, respectively.

Note 14 —	Retirement plan

In December 2009 the Company established a defined contribution plan (“Plan”) to provide retirement benefits in return for services rendered. The Plan provides an individual account for each participant and has terms that specify how contributions to participant accounts are determined. Employees are eligible to participate in the Plan at time of hire as well as certain independent contractors at the discretion of management. The Plan provides for the Company to match employee contributions up to 4% of the employee’s salary and also provides for Company discretionary contributions of up to 6% of employee compensation. The Company made an initial grant to the Plan equal to 4% of each participant’s 2009 base compensation, resulting in Plan expense of $54,000 for 2009.

Note 15 —	Commitments and Contingencies

The Company may from time to time be subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of pending legal proceedings will not have a material effect on the Company’s consolidated financial statements.

The Company has employment agreements with its Chief Executive Officer, its Chief Medical Officer and its scientists. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes.

Note 16 —	Subsequent Events

On January 10, 2010 the Company’s Board of Directors authorized the issuance of an additional $1,500,000 of 8% Subordinated Convertible Notes.

In January through March 2010 the Company sold $975,000 of 8% Subordinated Convertible Promissory Notes.

On March 19, 2010 the Company leased additional office space in the facility where its corporate office is located. The lease is expected to commence in April 2010 at a rate of approximately $2,000 per month and will expire in August 2011.

UNITS, EACH CONSISTING OF
          SHARE(S) OF COMMON STOCK AND
WARRANT(S) TO PURCHASE           SHARE(S) OF COMMON STOCK

The date of this Prospectus is          , 2010

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates, except for the SEC registration fee and the FINRA filing fee. The following expenses will be borne solely by the Company.

SEC Registration Fee	$713
Printing and Engraving Expenses	$25,000
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$50,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous Expenses	$15,000
Total	$250,713

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 1 of Article VII of the Company’s bylaws provide for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Section 8 of the Company’s Amended and Restated Certification of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

The Placement Agency Agreement (Exhibit 1.1) will provide for indemnification by the Placement Agents, the Company, its directors and officers, and by the Company, of the Placement Agents, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Act”), and affords certain rights of contribution with respect thereto.

Item 15.	Recent Sales of Unregistered Securities

The following is information furnished with regard to all securities sold by the Company within the past three years that were not registered under the Act.

Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

2007	Common Stock

May — June 2007	155,400 shares	Cashless exercise of the Company’s warrants	Two members of the Company’s Scientific Advisory Board (“SAB”) and one Member of the National Cardiac Panel.

July 2007	27,500 shares	Services rendered	Officer, Director and Members of the SAB.

November 2007	32,700 shares	Services rendered	Officer and Members of the SAB

December 2007	9,500 shares	Consulting services rendered	Consultant

Notes

October 2007	Sale of 10% Convertible Notes.	$1,215,000	Accredited Investors

The 10% Convertible Notes mature on December 31, 2007 and bear interest at 10% per annum. West Park Capital and Aurora Capital served as placement agents for the offering and received compensation of $43,000 and warrants to purchase 205,840 shares of common stock at an exercise price of $0.50 and warrants to purchase 267,592 shares of common stock at an exercise price of $1.00.

May — December 2007	$300,000 principal amount of 15% Notes and warrants to purchase 300,000 shares of common stock at an exercise price of $1.25 per share, which warrants expire five years after the issue date.	$300,000	Accredited Investors

Options and Warrants

Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

August 2007	122,500 options and 375,000 warrants, which expire ten years after the grant date. Options have an exercise price of $0.68 per share, (except for 37,500 options which have an exercise price of $0.34) and all the warrants have an exercise price of $1.00 per share.	Services rendered	Officers, directors and consultants

2008	Common Stock

January — December 2008	336,739 shares	Payments on the Notes*, to extend the maturity date of the Notes.	Accredited Investors

April 2008	2,948,880 shares and warrants to purchase 3,194,620 shares at an exercise price of $1.00 per share, which warrants expire 5 years after the issue date.	Conversion of $1,228,000 principal amount of 10% Convertible Notes and a forbearance fee.	Accredited Investors

August 2008	30,000 shares	Services rendered	Employee

January — December 2008	13,104 shares	Guaranty of a loan	CEO

Series B Preferred Stock

March 2008	412,500 shares	Exchange of $330,000 principal amount of 2004 Notes	Accredited Investors

August 2008 — January 2009	357,210 shares and warrants to purchase 357,210 shares of common stock at an exercise price of $1.00 per share, which expire five years after the issuance date.	$357,210	Accredited Investors

January — August 2008	1,734,045 shares	Exchange of $1,227,326 principal amount of 12% Convertible Notes and $200,000 principal amount of 12% Convertible Notes	Accredited Investors

August 2008	115,000 shares and warrants to purchase 115,000 shares of	Satisfaction of trade payables of $102,000	Accredited Investors

		Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

	common stock at an exercise price of $1.00 per share, which expire five years after the issuance date.

January — December 2008	2,645,000 shares and warrants to purchase 2,645,000 shares of common stock at an exercise price of $1.00 per share, which expire five years after the issue date.	$2,645,000	Accredited Investors

	Notes

September 2008	Unsecured 10% Convertible Notes due on September 2008.	Satisfaction of $100,000 account payable	Vendor

	Options and Warrants

June 2008	42,500 options, at an exercise price of $0.55 per share, which expire ten years after the grant date.	Services rendered	Employees

August 2008	Warrants to purchase 11,719 shares of common stock at a exercise price of $0.64 per share, which expire five years after the date of issue.	Fee in connection with the payment of the 12% Convertible Notes	Accredited Investors

2009	Common Stock

January 2009	1,558,332 shares	Services rendered	Four Executive Officers

January 2009	87,167 shares	Director fees	Three Directors

January 2009	100,000 shares and warrants to purchase 39,000 shares of common stock at an exercise price at $1.00 per share, which expire in five and a half years.	$25,000	Accredited Investors

January 2009	89,600 shares	$23,000	Accredited Investors

February 2009	240,000 shares and warrants to purchase 105,000 shares, which expire in five years. Exercise price is $1.50	$96,000	Accredited Investors

Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

per share for 52,500 warrants and $1.00 per share for 52,500 warrants.

March — April 2009	544,632 shares	Services rendered	Consultants

March — April 2009	45,000 shares	Extension of $300,000 Bridge Loans to the Company	Accredited Investor

April — June 2009	562,918 shares	Services rendered and cashless exercise of warrants	Accredited Investors

June 2009	247,357 shares	Services rendered	Accredited Investors

June — December 2009	2,285,002 shares	Conversion of $1,215,000 principal amount of 8% Convertible Notes	Accredited Investors

January — December 2009	14,196 shares	Guaranty of a Loan	CEO

June 2009	7,500 shares and warrants to purchase 7,500 shares of common stock at an exercise price of $1.00 per share, which expire in five years.	Services rendered	Consultant

Notes

May — September 2009	8% Convertible Notes. The 8% Convertible Notes are due two years after the issuance date and are convertible into shares of common stock at any time. Perrin Holden & Davenport Capital Corp. (“PHD”) served as placement agent for this offering and received compensation equal to $196,775 and 395,550 shares of common stock.	$2,670,500	Accredited Investors

September — December 2009	Sale of 8% Subordinated Convertible Notes.	$903,103	Accredited Investors

The 8% Subordinated Convertible Notes are due on October 7, 2012 and are subordinated to the 8% Convertible Notes.

Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

Options and Warrants

June 2009	300,000 options, with an exercise price of $0.90 per share. Options expire ten years after the grant date.	Issued pursuant to the Company’s 2009 Stock Option Plan.	Three Directors

June 2009	Repriced 120,000 warrants modifying their exercise price from $2.50 to $0.50 per share and repriced 25,000 warrants modifying their exercise price from $1.00 to $0.50 per share.	None	Accredited Investors

2010	Common Stock

January — March 2010	295,753 shares	Services rendered	Employees

January — March 2010	25,000 shares	Exercise of warrants at an exercise price of $0.01 per share	Accredited Investor

January — March 2010	899,924 shares	Conversion of $404,194 principal amount of 8% Convertible Notes	Accredited Investors

April — May 2010	2,483,017 shares	Conversion of outstanding 8% Convertible Notes	Accredited Investors

Options and Warrants

January — March 2010	475,000 options at exercise prices ranging from $.65 per share to $.71 per share, which expire seven years after the grant date.	Services rendered	Employees and Consultants

Notes

January — March 2010	$970,000 principal amount of 8% Subordinated Convertible Notes and 1,462,500 warrants to purchase shares of common stock at an exercise price of $1.00 per share, which expire five years after the grant date.	$970,000	Accredited Investors

April — May 2010	$1,174,000 principal amount of 8%	$1,174,000	Accredited Investors

Total Offering Price/
Date of Sale	Securities/Transaction	Consideration	Purchasers

Subordinated Convertible Notes and 1,661,000 warrants to purchase shares of common stock at an exercise price of $1.00 per share, which expire five years after the grant date.

*	Notes refers to the 10% Convertible Notes, the 12% Convertible Notes, the 15% Notes and the 2004 Notes.

The securities issued in the foregoing transactions were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”) and/or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. All of the investors were accredited investors or were sophisticated investors who had access to comprehensive information about the Company and represented their intention to acquire the securities for investment only and not with a view to distribute or sell the securities. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. No general advertising or solicitation was used in selling the securities. Except as set forth in the table above, no commissions or underwriting fees were paid to any placement agents in connection with the sale or issuances of the securities. Additionally, the exchange/conversion of the 8% Convertible Notes, the 10% Convertible Notes and the 12% Convertible Notes into shares of common stock were exempt from registration under the provisions of Section 3(a)(9) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

No.
1.1	Form of Placement Agency Agreement to be entered into among Vicor Technologies, Inc. and the placement agents.**
2.1	Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated October 24, 2002 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
2.2	Asset Purchase Agreement, by and between Nonlinear Medicine, Inc. and Enhanced Cardiology, Inc., dated May 29, 2003 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
2.3	First Amendment to the Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated July 24, 2003 (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
2.4	Second Amendment to the Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated September 18, 2003 (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
2.5	First Amendment to the Asset Purchase Agreement, by and between Nonlinear Medicine, Inc. and Enhanced Cardiology, Inc., dated September 18, 2003 (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
2.6	Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of July 28, 2006 (incorporated by reference to Annex A to the Registration Statement on Form S-4 filed with the SEC on December 6, 2006, File No. 333-139141).
2.7	First Amendment to the Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of December 6, 2006 (incorporated by reference to Annex A to the Company’s Registration Statement on Form S-4 filed with the SEC on December 6, 2006, File No. 333-139141).

No.
3	.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
3	.1.2	Certificate of Designations, Preferences and Rights of Series A 8.0% Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
3	.1.3	Certificate of Designations, Preferences and Rights of Series B 8.0% Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008 filed with the SEC on May 15, 2008 File No. 000-51475).
3.2		Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
4.1		See Exhibits 3.1.1, 3.1.2 , 3.1.3 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Company defining rights of holders of the Company’s outstanding securities.
4.2		Form of common stock certificate.**
4.3		Form of Purchase Agreement between Vicor Technologies, Inc. and each investor signatory thereto.**
4.4		Form of warrant to purchase common stock.**
5.1		Opinion of Akerman Senterfitt.**
10.1		Vicor Technologies, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+
10.2		Form of Participant Agreement for the 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+
10.3		Executive Court Lease Agreement Boca Office, by and between RJL Company Limited Partnership and Vicor Technologies, Inc., dated July 6, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
10.4		Employment Agreement, by and between Vicor Technologies, Inc. and David H. Fater, dated June 1, 2002 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+
10.5		Amendment No. 1 to the Employment Agreement, by and between Vicor Technologies, Inc. and David H. Fater, dated October 24, 2003 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+
10.8		Employment Agreement dated January 1, 2010 between the Company and Daniel Weiss (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).+
10.9		Vicor Technologies, Inc. 2008 Stock Incentive Plan (incorporated by reference to Appendix A in the Company’s definitive proxy statement filed with the SEC on May 15, 2008 (File No. 000-51475).+
10.10		Form of Registration Rights Agreement, between the Company and certain stockholders, dated March 30, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form SB-2 filed with the SEC on May 14, 2007, File No. 333-142948).
10.11		Form of Registration Rights Agreement, between the Company, certain stockholders and WestPark Capital, Inc., dated March 30, 2007 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form SB-2 filed with the SEC on May 14, 2007, File No. 333-142948).
10.12		Consulting Agreement dated September 2003 between Vicor Technologies, Inc. and Michael Greer (incorporated by reference to Exhibit 10.1 in the Company’s Amendment No. 1 to its Annual Report on Form 10-K for fiscal 2007 filed with the SEC on April 3, 2008).
10.13		Service Agreement dated January 1, 2007 by and between ALDA & Associates International, Inc. and Vicor Technologies, Inc. (incorporated by reference to Exhibit 10.2 in the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 30, 2007 filed with the SEC on May 15, 2007).
10.14		Form of 8% Convertible Note issued to investors (incorporated by reference to Exhibit 10.1 in the Company’s Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 19, 2009).

No.
10.15	Consulting Agreement dated January 1, 2010 between Vicor Technologies Inc. and TJ Bohannon, Inc (incorporated by reference to Exhibit 10.15 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010).+
10.16	Form of 8% Subordinated Convertible Note (incorporated by reference to Ex. 10.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 11, 2010).
10.17	Employment Agreement dated January 1, 2009 between Vicor Technologies, Inc. and Jerry Anchin (incorporated by reference to Ex. 10.2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 11, 2010).
10.18	Employment agreement dated January 1, 2009 between Vicor Technologies, Inc. and James Skinner (incorporated by reference to Ex. 10.3 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 11, 2010).
10.19	Lease Agreement, dated March 16, 2010, between Vicor Technologies, Inc. and Beck Hospitality Inc. III*
10.20	First Amendment to Lease Agreement, dated April , 2010, between Vicor Technologies, Inc. and Beck Hospitality Inc. III*
14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 31, 2008, as amended on April 3, 2008).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).
23.1	Consent of Daszkal Bolton, Independent Registered Public Accounting Firm.*

+	Management Compensation Plan or Arrangement.

*	Filed herewith.

**	To be filed by amendment.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or a controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement at the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Boca Raton, State of Florida on May 28, 2010.

VICOR TECHNOLOGIES, INC.

By:	/s/ David H. Fater
Name:     David H. Fater

Title:	Chief Executive Officer and
Chief Financial Officer
(principal executive officer and principal
financial officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Fater and Thomas J. Bohannon and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) to this registration statement and (2) any subsequent registration statements, and any and all amendments thereto (including post-effective amendments), relating to the transactions contemplated by this registration statement filed pursuant to 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Fater David H. Fater	Chief Executive Officer, Chief Financial Officer and Director (principal executive officer and principal financial officer)	May 28, 2010

/s/ Thomas J. Bohannon Thomas J. Bohannon	Chief Accounting Officer (principal accounting officer)	May 28, 2010

/s/ James E. Skinner, Ph.D. James E. Skinner, Ph.D.	Vice President Research and Science and Director	May 28, 2010

/s/ Jerry M. Anchin, Ph.D. Jerry M. Anchin, Ph.D.	Vice President Product Development and Physician Training and Director	May 28, 2010

/s/ Joseph A. Franchetti Joseph A. Franchetti	Director	May 28, 2010

Signature	Title	Date

/s/ Frederick M. Hudson Frederick M. Hudson	Director	May 28, 2010

/s/ Edward Wiesmeier, M.D. Edward Wiesmeier, M.D.	Director	May 28, 2010